As filed with the Securities and Exchange Commission on March 21, 2011
Registration No. 333-172032

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT #1 ON FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAIWANG RESOURCES & TECHNOLOGY LTD.
(Exact Name of Registrant as Specified in its Charter)

British Virgin Islands	2800	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Haiwang Street, Yangzi Ave.	CT Corporation System
Coastal Economic Zone, Weifang City	111 Eighth Avenue
Shandong Province, China 430010	New York, New York 10011
(+86) 536 7578 888	(800) 624-0909
(Address, including zip code, and telephone number, including area code, of principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Bradley A. Haneberg, Esq.
Anthony W. Basch, Esq.	Mitchell S. Nussbaum, Esq.
Zachary B. Ring, Esq.	Angela M. Dowd, Esq.
Kaufman & Canoles, P.C.	Loeb & Loeb LLP
Three James Center, 1051 East Cary Street, 12th Floor	345 Park Avenue
Richmond, Virginia 23219	New York, New York 10154
(804) 771-5700 – telephone	(212) 407-4159 – telephone
(804) 771-5777 – facsimile	(212) 407 4990 – facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 21, 2011

HAIWANG RESOURCES & TECHNOLOGY LTD.
Minimum Offering: 4,500,000 Common Shares
Maximum Offering: 5,175,000 Common Shares

This is the initial public offering of Haiwang Resources & Technology Ltd., a British Virgin Islands company. We are offering a minimum of 4,500,000 and a maximum of 5,175,000 of our common shares. None of our officers, directors or affiliates may purchase shares in this offering.

We expect that the offering price will be between $[     ] and $[     ] per common share. No public market currently exists for our common shares. We intend to apply to have our common shares listed on the NASDAQ Global Select Market or the NASDAQ Global Market under the symbol “NACL.” No assurance can be given that our application will be approved, and, even if such application is approved, we cannot guarantee that our common shares will continue to be listed on such exchange. If our application is not approved, we will not complete this offering.

Investing in these common shares involves risks. See “Risk Factors” beginning on page 13 of this prospectus.
Total
	Per Share	Minimum Offering	Maximum Offering
Assumed public offering price	$	$	$
Assumed Placement discount(1)	$	$	$
Assumed Proceeds, before expenses, to us(2)	$	$	$

(1)
The placement discount will be 6.0% of the public offering price, or $[ ] per share.  The discount does not reflect additional compensation to the Placement Agents in the form of a non-accountable expense allowance of 2% or $[ ] per share.  See “Placement.”

(2)	The total expenses of this offering, excluding the placement discount and expenses, are approximately $650,000.

Chardan Capital Markets, LLC and Financial West Group (the “Placement Agents”) must sell 4,500,000 common shares if any are sold. The Placement Agents are required to use only their best efforts to sell the securities offered. Until we sell at least 4,500,000 shares, all investor funds will be held in an escrow account at SunTrust Bank, Richmond, Virginia. If we complete this offering, net proceeds will be delivered to our company on the closing date. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China, which may take as long as six months in the ordinary course. If we complete this offering, then on the closing date, we will issue common shares to investors in the offering and a warrant (the “Placement Agent Warrant”) to our Placement Agents to purchase up to 10% of the aggregate number of common shares sold in this offering, excluding any shares sold to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Chardan Capital Markets, LLC	Financial West Group
Prospectus dated	, 2011

TABLE OF CONTENTS
Prospectus Summary	1
Risk Factors	13
Forward-Looking Statements	33
Use of Proceeds	34
Dividend Policy	35
Exchange Rate Information	35
Capitalization	37
Dilution	38
Selected Consolidated Financial Data	39
Management’s Discussion and Analysis of Financial Condition and Results of Operations	40
Our Business	57
Our Corporate Structure	73
Description of Property	76
Regulation	79
Management	87
Related Party Transactions	94
Legal Proceedings	94
Principal Shareholders	95
Description of Share Capital	96
Shares Eligible for Future Sale	104
Taxation	105
Enforceability of Civil Liabilities	115
Placement	116
Legal Matters	119
Experts	120
Interests of Experts And Counsel	120
Where You Can Find More Information	120
Financial Statements	F-1

i

Prospectus Summary

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common shares in this offering. This summary contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could,” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements.

Prospectus Conventions

Except where the context otherwise requires and for purposes of this prospectus only:
•
the terms “we,” “us,” “our company,” and “our” refer to Haiwang Resources & Technology Ltd. (“Haiwang” when referring solely to our British Virgin Islands listing company); our wholly-owned subsidiary, Haiwang (Hong Kong) Resources & Technology Limited, a Hong Kong limited liability company (“Haiwang HK”); Haiwang HK’s wholly-owned subsidiary, Beijing Binhai Yintai Technology Co., Ltd., a Chinese limited liability company qualified as a wholly-foreign-owned enterprise under the Wholly-Foreign Owned Enterprise Law of 2000 (Beijing Binhai Yintai Technology Co., Ltd. is referred to herein as “WFOE”, which is also the acronym for “wholly-foreign-owned enterprise”); and our affiliated entity, Shandong Haiwang Chemical Stock Co., Ltd., a Chinese limited liability company (“Shandong Haiwang”), which WFOE controls by virtue of contractual arrangements.

•	“shares” and “common shares” refer to our common shares, $0.001 par value per share;
•	“tons” and “metric tons” refer to metric tons;
•	“China” and “PRC” refer to the People’s Republic of China, and for the purpose of this prospectus only, excludes Taiwan, Hong Kong and Macau; and
•	all references to “RMB,” “Renminbi” and “¥” are to the legal currency of China and all references to “USD,” “U.S. dollars,” “dollars,” and “$” are to the legal currency of the United States.

This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader unless otherwise noted, all translations made in this prospectus are based upon a rate of RMB 6.6118 to US$1.00, which was the exchange rate on December 31, 2010.

Unless otherwise stated, we have translated balance sheet amounts with the exception of equity at December 31, 2010 at ¥6.6118 to $1.00, June 30, 2010 at ¥6.7889 to $1.00 and June 30, 2009 at ¥6.8259 to $1.00. We have stated equity accounts at their historical rate. The average translation rates applied to income statement accounts for the six months ended December 31, 2010 and the six months ended December 31, 2009 were ¥6.7241 and ¥6.8386, and for the year ended June 30, 2010 and the year ended June 30, 2009 were ¥6.8180 and ¥6.8259, respectively. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. On March 18, 2011, the interbank rate was ¥6.5647 to $1.00. See “Risk Factors – Fluctuation of the Renminbi could materially affect our financial condition and results of operations” for discussions of the effects of fluctuating exchange rates on the value of our common shares. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our chairman and chief executive officer will be presented as “Chunbin Yang”, even though, in Chinese, his name would be presented as “Yang Chunbin.”

Unless otherwise indicated, all information in this prospectus assumes:
•	no person will exercise any outstanding options;
•	the sale of 4,500,000 common shares, the minimum number of shares offered in this offering; and
•	an assumed initial public offering price of $[ ] per share, the midpoint of the range set forth on the cover page of this prospectus.

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth, China’s demand for crude salt, bromine and brominated specialty chemical products, and China’s chemical industry. Except as otherwise stated herein, theses sources mainly include the Chinese Salt Association’s annual report, the Weifang City Crude Salt Association annual report, and Chinese chemical websites China ChemNet http://china.chemnet.com and China Chemical Information Net http://www.cheminfo.gov.cn. We did not, directly or indirectly, sponsor or participate in the publication of such materials.

Our Company

Our company is in the business of producing and selling bromine and crude salt. We extract these materials from concentrated underground brine water.  The government has granted our company the rights to tap and extract brine water resources from underneath approximately 24 square kilometers of land in Weifang City, Shandong Province, and we are applying for the mineral rights to approximately 10 square kilometers of land on which we plan to construct a salt farm in Dongying City, Shandong Province, China. We also use our self-developed processing technology to manufacture and sell brominated specialty chemicals, including decabromodiphenyl ether and decabromodiphenyl ethane, which are used as flame retardants in a variety of applications such as automobiles, electronic appliances and equipment, furniture and construction materials; and also including hydrobromic acid, which is used to produce other bromine compounds and itself is widely used in the medical, dyeing and perfume industries.  Our business operations are conducted in two segments: (a) bromine and crude salt and (b) specialty chemical products. We conduct all of our operations in China and sell substantially all of our products to customers in China. We are located near China’s chemical and pharmaceutical manufacturing base and its rapidly growing market.

We entered the bromine and crude salt production business in 2003 when Shandong Haiwang built its first plant.  In this operating segment, we mainly manufacture bromine and crude salt for customers in China’s chemical and pharmaceutical industries. Bromine is a basic raw material widely used in a variety of applications such as flame retardants, medicines, agricultural pesticides, dyes, oil exploration and fine chemistry engineering. Crude salt also has a wide variety of industrial purposes as a basic chemical raw material. China is the world’s largest producer and the world’s largest consumer of crude salt. We are the largest privately-owned crude salt producer producing crude salt from seawater in China.

The PRC laws require the licensing of bromine producers to produce bromine. Currently, approximately 75 bromine producers have been licensed in Shandong Province. In response to this policy, we have implemented a strategy of acquiring small bromine and crude salt producers. Since 2003 we have acquired the operating assets and related mining permits of 5 small bromine producers in Weifang City and one additional bromine factory in Dongying City, Shandong Province. As a result we now operate 7 bromine factories with 18 bromine production lines with a production capacity of 18,000 metric tons per year. We are one of the largest bromine producers in China in terms of production capacity and output. Our bromine factories are spread across 3 salt farms, which are used for producing crude salt from bromine production waste water, and which have a total annual production capacity of 1.02 million tons of crude salt. We also lease one property of 10 square kilometers to construct a salt farm in Dongying City, Shandong Province. We are currently planning to construct salt pans on this salt field. We expect to complete construction and reach 100% of our crude salt capacity in mid-2011. Once we reach capacity, we expect this salt farm to yield an additional 350,000 tons per year, for a total of 1.37 million tons. We also lease space on our salt pans to smaller crude salt producers.

Our brominated specialty chemicals include decabromodiphenyl ether, decabromodiphenyl ethane and hydrobromic acid. Our decabromodiphenyl ether and decabromodiphenyl ethane can serve as flame retardants due to their excellent thermal stability and low toxicity, and thus have been widely accepted by the market and are undergoing a rapid growth stage in China. These same characteristics also allow them to be widely used in a variety of other areas including polymer composite materials, plastic, fiber and building materials. The brominated flame retardant is the most widely used flame retardant in China due to its excellent capability and lower price. Approximately 50% of all flame retardants used in China are brominated flame retardants. We anticipate that the Chinese government will in the future tighten the implementation of rules it has enacted in the compulsory application of flame retardants on construction materials to lessen damages from fire disasters. Our hydrobromic acid is used to produce other bromine compounds, and itself is widely used in a variety of industries such as medicine, dyeing and perfume. We are among the top three decabromodiphenyl ether and decabromodiphenyl ethane producers in China in terms of production capacity.

We use our self-developed processing technology to manufacture and sell brominated specialty chemicals.  We also invest in bromine production facilities and assemble high-caliber bromine reservoirs, agitated reactors, buffer tankers and pipes into a reaction system to optimize output while maintaining production safety with our self-developed processing technologies.

We currently derive the majority of our revenues from our bromine and crude salt operating segment. However our brominated specialty chemical products segment has been providing an increasing contribution to our total revenue, and we plan to increase our focus on this segment in the future.

In recent years, we have experienced rapid organic growth. Our net revenue grew from $49.86 million in fiscal 2009 to $64.8 million in fiscal 2010, representing a growth rate of 30%. Our net income grew from $4.73 million to $6.76 million during the same period, a growth rate of 42.9%. Our net revenue grew to $56.7 million in the six months ended December 31, 2010 from $32.87 million in the same period in 2009, representing a growth rate of 73%. Our net income grew to $14.23 million in the six months ended December 31, 2010 from $2.8 million in the same period in 2009, representing a growth rate of 401%.

Corporate Information

Our principal executive office is located at Haiwang Street, Yangzi Ave., Coastal Economic Development Zone, Weifang City, Shandong Province, China 261108. Our telephone number is (+86) 536 7578 888. Our fax number is (+86) 536 7578 888. We do not maintain a corporate website at this time; however, the website for Shandong Haiwang is www.sdhwchem.com.  The English language portion of Shandong Haiwang’s website is currently under construction. Shandong Haiwang’s website is not incorporated in this prospectus.

Industry and Market Background

PRC Economic Growth

Demand for our products is driven in line with macroeconomic industrial growth both globally and in the PRC.  As our bromine, crude salt and brominated specialty chemical products are used in a wide variety of industries from chemicals and medicine to oil drilling, general economic growth underlies our success, especially in China.  PRC macroeconomic growth has been strong and positive in recent years.  According to the World Bank, China’s gross domestic product (“GDP”) grew at a rate of 9.1% in 2009, reaching $4.98 trillion.  The International Monetary Fund (“IMF”) currently projects that China’s GDP will grow at 10.5% for 2010 and 9.6% for 2011.

Crude Salt

In China crude salt primarily comes from three sources: seawater, salt mines and lakes. Crude salt extracted from sea water accounted for 48.84% of China’s total salt output, salt mines accounted for 40.33%, and lakes accounted for 10.31% in 2009 according to the 2009 Chinese Salt Association Annual Book. We produce our crude salt by pumping the waste water remaining from the bromine production process into our salt pans. The waste water is then left to evaporate, leaving us with crude salt. The primary industrial application of crude salt is in the industrial caustic soda and soda ash process, which accounts for approximately 79% of China’s total crude salt output. Caustic soda is used in many industries, mostly as a strong chemical base in the manufacture of chemicals, medicine, pulp and paper, aluminum production, textiles, drinking water, soaps and detergents and as a drain cleaner. Soda ash is mainly used in the glass industry, and is also widely used in construction materials, medicines, textiles, metallurgy, and as a water softener. Approximately 13% is used for producing edible salt, and the remaining 8% is used in other assorted applications such as melting snow.

In the past decade, the demand for crude salt has mainly been driven by the fast growing downstream caustic soda and soda ash industry. China’s total production of crude salt reached 63.35 million tons in 2007, making China the world’s largest producer and consumer of crude salt. China has remained the largest producer of crude salt, with total output of 72.8 million tons in 2009. A demand analysis of the downstream caustic soda and soda ash industries, conducted by the China Salt Industry Association, showed that China is the largest producer of soda ash in the world and compound annual growth rate (“CAGR”) for soda ash output has been 11.86% over the past five years. Caustic soda output has had a CAGR of 20.5% over the past five years. Due to transportation and cost factors, caustic soda and soda ash producers purchase crude salt from suppliers in close proximity to them. According to 2010 statistics from the Weifang City Crude Salt Association, Shandong Province accounts for 22.5% of the capacity of caustic soda and soda ash in China, and the production capacity for both reached 12.2 million tons in 2009. Capacity at this level requires 19 million tons of crude salt annually, which exceeds the current market supply. This imbalance leaves significant room for growth in the crude salt industry. China is still in the middle stages of industrialization and due to strong economic growth in China, the soda ash and caustic soda production capacity is expected to continue to grow. Soda ash production capacity is expected to grow by an additional 10 million tons by 2012, and production capacity for caustic soda is expected to grow by 8.6 million tons by 2011, leading to annual crude salt demand of approximately 29 million tons. We believe that the growth rate for caustic soda and soda ash will exceed the GDP growth rate in the coming five years.

Bromine

The world’s production capability for bromine was approximately 439 thousand tons in 2009, excluding the United States, an increase from 413 thousand tons in 2008, according to the U.S. Geological Survey.  We expect the new application of using bromine to reduce the discharge of mercury will increase demand for bromine by 150 thousand tons by 2015, which translates into 15% to 20% of current world output, and a market of $400 to $500 million.

The growth rate for bromine production in China has significantly outpaced the rest of the world in recent years. In 2009, China produced approximately 126 thousand tons of bromine. As the main raw material for bromine compounds, China’s bromine output has also increased at a rapid rate, with a CAGR of over 25% from 2005 to 2007, making it the third largest bromine producing country in the world. Bromine produced in China primarily comes from refining brine water, and there are approximately 75 bromine producers in Weifang City, Shandong Province, which produce approximately 85% of all the bromine produced in China. China’s bromine producers are mainly concentrated in the area surrounding the Laizhou Bay, particularly in the coastal area of Northern Weifang City, Shandong Province. The bromine we produce is used to manufacture a wide variety of bromine compounds used in the chemical and medical industries. Bromine is commonly used to produce brominated flame retardants, fumigants, water purification compounds, dyes, medicines and disinfectants.

Worldwide, the largest end-markets for bromine include brominated flame retardants, which are used as a plastic additive that decreases plastic’s flammable characteristics by chemically eliminating combustion components such as oxygen, heat and fuel from plastic. Drilling fluids represent the second major end-use segment of bromine used in oil field chemicals. In 2009, the largest end-markets for bromine in China included brominated flame retardants, which accounted for approximately 49%; organic intermediates, which accounted for approximately 19%; and oilfield chemicals, which accounted for approximately 15% of the bromine consumed in China.

Brominated Specialty Chemicals

Our specialty chemical products are brominated compounds. Our brominated specialty chemicals include decabromodiphenyl ether, decabromodiphenyl ethane and hydrobromic acid. Primarily, our decabromodiphenyl ether and decabromodiphenyl ethane are used as flame retardants. In China, brominated flame retardants are mainly produced in Shandong Province. Bromine’s excellent thermal stability and low toxicity make our specialty chemicals an ideal flame retardant. Brominated flame retardants are added as a plastic additive that decreases plastic’s flammable characteristics by eliminating combustion components such as oxygen, heat and fuel chemically from plastic, which are widely used in cars, electronic appliances, construction materials and furniture to prevent damages from fire. Since 2002 the explosive growth of the electronics and automobile industries has propelled the flame retardant industry to accelerate at CAGR of approximately 20%.

Our hydrobromic acid is a byproduct that is produced during the production process for our other brominated specialty chemicals. It can be further processed into other compounds such as sodium bromide. It can also be used in medicine to produce sedatives and anesthetics or as a catalyst in the oil field industry.

Our Geographic Region

Our facilities are located in Weifang City, Shandong Province on approximately 24 square kilometers of brine field and 10 square kilometers of brine field in Dongying City. Our working region extends from latitude N 37°01’ to N 37°08’ and from longitude E 119°05’ to E 119°12’, in the northern region of the Coastal Economic Development Zone, Weifang City. We have two working fields. One extends from the Bailang River to the west of the Yu River and the other from the Dan River to the west of the BeiHai Road. We have six bromine plants scattered on three salt farms and five brominated specialty chemicals workshops in the working region, and the area is 9.18 square miles (5,875 acres).  In addition we have a bromine plant in Dongying City, Shandong Province. We also lease land there covering 10 square kilometers where we plan to construct our fourth salt farm.

Our Opportunity and Competitive Strengths

We believe our long-term experience in producing bromine, crude salt and brominated specialty chemicals in Shandong Province has positioned us as a leader in the industry. Our business is growing at a rapid pace as demand for our products in China increases. We currently operate on a 24 square kilometer brine field in Weifang City and we have leased 10 square kilometers of land to construct a salt pan in Dongying where we will jointly produce crude salt and bromine from underground concentrated seawater resources (brine water). We currently have crude salt production capacity of approximately 1.02 million tons and bromine production capacity of approximately 18,000 tons, and we expect our crude salt production capacity to increase to 1.37 million tons by the time our new salt farm in Dongying City, Shandong Province reaches capacity. As our bromine production capacity increases, so too will our production capacity for brominated specialty chemicals.

We believe the following strengths differentiate us from our competitors in our market in China:
•
We are one of the largest crude salt, bromine and brominated specialty chemical companies in China, and one of only a few companies in China with annual production capacities of over 1 million metric tons of crude salt, over 10,000 metric tons of bromine and over 2,000 metric tons of  brominated flame retardant;

•
We are endowed with natural brine water resources at our working area in Weifang City, Shandong Province, an area which accounts for 85% of China’s annual bromine output and one third of China’s crude salt output processed from seawater;

•
We have invested in technology designed to significantly improve the purity of bromine; and we have obtained one exclusive patent license and filed five patent applications, which are pending approval, for safe and scalable production technology to produce high-quality brominated specialty chemical products;

•
We believe we have a limited ability to influence China’s bromine prices due to our scalable production and superior storage capacity which can impact the market supply of bromine and limit price volatility;

•	We benefit from economies of scale as a result of operating multiple similarly-sized bromine plants;
•	The scale of our bromine production allows us to strategically expand production of brominated specialty chemicals and command a premium because of our vertical integration;
•	Our joint production of crude salt and bromine is highly encouraged by the local government, and the government is eliminating small unlicensed players who do not produce both;
•
We have attained several awards in recognition of our leading position in the industry, our excellent credit record with banks and customers, our efforts to deliver quality products, and our investment in technological research and development;

•
We have attained a reputation for quality among our long-term customers which are mainly large and in some cases publicly traded companies in the chemistry, pharmaceutical and specialty chemical industries; and

•	We are easily accessible to our customers due to our physical location, which lowers logistics costs for us and our customers.

Our Strategies

We plan to increase our position as one of China’s largest crude salt and bromine companies, and a leading company in the brominated specialty chemicals industry. We intend to achieve this goal by implementing the following strategies:
•	Acquisitions of small local bromine plants to enlarge our brine water inventory;
•	Construction of new brominated specialty chemical plants to meet rapidly growing demand in the bromine compounds market;
•	Expansion of our geographical footprint to other resource rich areas;
•	Expansion and diversification of our salt resource inventory by acquiring proven salt mines in Shandong Province;
•
Leverage our research achievements  to develop a new series of brominated specialty chemicals used as environmentally-friendly brominated agricultural pesticide, medicine intermediates and dye intermediates;

•	Strengthen our brand image in order to position our company to penetrate and grow strategic client accounts; and
•	Utilize the knowledge we have gained through recent research and development efforts to extract bromine directly from seawater, an unlimited resource.

Our Challenges and Risks

We believe our primary challenges are:

•	we face uncertainties associated with the development, introduction and marketing of new products;
•	we must actively recruit, train and retain skilled technical and sales personnel;
•	we face competition from existing competitors and new market entrants;
•	we must protect our trade secrets and other valuable intellectual property regarding our processing technology;
•	we are subject to fluctuations in the prices of our products in the market;
•	we may be unable to capitalize on opportunities to acquire new facilities or pursue new business opportunities; and
•
we rely principally on dividends paid by our PRC operating subsidiary, WFOE, and our PRC affiliate, Shandong Haiwang, to fund cash and financing requirements, and there are PRC laws restricting the ability of these entities from paying dividends or making other distributions to us.

In addition, we face risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects. Thus, you should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our common shares.

Our Corporate Structure

Overview

We are a holding company incorporated in the British Virgin Islands that owns all of the outstanding capital stock of Haiwang HK, our wholly owned subsidiary in Hong Kong. Haiwang HK, in turn, owns all of the outstanding capital stock of WFOE, our operating subsidiary based in Beijing, China. WFOE has entered into control agreements with all of the owners of Shandong Haiwang, which agreements allow WFOE to control Shandong Haiwang. Through our ownership of Haiwang HK, Haiwang HK’s ownership of WFOE and WFOE’s control agreements with Shandong Haiwang, we control Shandong Haiwang. Additionally, Shandong Haiwang has two wholly-owned subsidiaries, Shandong Kehai Chemical Co., Ltd (“Shandong Kehai”) and Dongying City Haihui Industrial and Trade Co. Ltd. (“Dongying Haihui”).

Corporate History – Shandong Haiwang

Shandong Haiwang was organized by our chairman and CEO, Mr. Chunbin Yang, as a limited liability company on January 27, 2003 with a registered capital of RMB 4.23 million (approximately $511,830), when Mr. Yang began to operate our first bromine plant. In 2006, Shandong Haiwang increased its registered capital to RMB 12.98 million (approximately $1,605,000) and reorganized into a joint stock limited company. In 2009, Shandong Haiwang increased its registered capital to RMB 60 million (approximately $8,467,000). From 2004 to 2008, Shandong Haiwang acquired the operating assets and mineral rights of five additional bromine plants in purchases from separate sellers. In November 2009, Shandong Haiwang acquired Dongying Haihui Industrial and Trade Co., Ltd, a bromine company in Dongying City, Shandong Province. At present, Shandong Haiwang operates three salt farms with an annual capacity of 1.02 million metric tons of crude salt and seven bromine plants with an annual capacity of 18,000 metric tons. Shandong Haiwang also leases land of 10 square kilometers in Dongying City, Shandong Province, where it plans to construct a salt farm. We expect to complete construction and reach 100% capacity in mid-2011. Once we reach capacity, we expect this salt farm to yield an additional 350,000 tons per year.

In addition, Shandong Haiwang currently has annual production capacity of 2,500 metric tons of decabromodiphenyl ether, 4,000 metric tons decabromodiphenyl ethane and 12,350 metric tons hydrobromic acid.

Corporate History – WFOE, Haiwang HK and Haiwang

Haiwang was incorporated in the British Virgin Islands on October 18, 2010 as a limited liability company. Haiwang’s wholly owned subsidiary, Haiwang HK, was incorporated in Hong Kong on October 26, 2010 as a limited liability company. Other than the equity interest in Haiwang HK, Haiwang does not own any assets or conduct any operations.

Mr. Chunbin Yang, Mr. Tongjiang Sun and Mr. Xiusheng Cui are key members of management of both Haiwang and Shandong Haiwang and have controlled more than 50% of the voting ownership interests in both entities since their respective inception dates. They are also the key members of management of Shandong Kehai and Dongying Haihui, which are both wholly-owned by Shandong Haiwang. Haiwang and Shandong Haiwang have been considered under common management since October 18, 2010 (the inception date of Haiwang) and therefore our financial statements include both companies presented on a combined basis from October 18, 2010 to December 31, 2010. The financial statements are solely those of the consolidated statements of Shandong Haiwang and its subsidiaries for the fiscal years ended June 30, 2010 and June 30, 2009, for the interim period ended December 31, 2009 and for the period from July 1, 2010 through October 17, 2010.  On January 17, 2011, Mr. Chunbin Yang, Mr. Tongjiang Sun and Mr. Xiusheng Cui signed a cooperation agreement and agreed that they would continue to vote in concert on corporate matters with respect to Haiwang and Shandong Haiwang.

WFOE was incorporated on January 25, 2011 as a wholly-foreign-owned enterprise under Chinese law, 100% owned by Haiwang HK. Chinese laws and regulations currently do not prohibit or restrict foreign ownership in crude salt, bromine and brominated specialty chemicals businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries and the Chinese government could enact future restrictions on foreign ownership in crude salt, bromine and brominated specialty chemicals businesses. In connection with the formation of Haiwang, Haiwang HK and WFOE, we caused WFOE to enter into certain control agreements with Shandong Haiwang and its shareholders, pursuant to which we, by virtue of our ownership of Haiwang HK and Haiwang HK’s ownership of WFOE, control Shandong Haiwang.

Control Agreements

We conduct our business in China through our subsidiary, WFOE. WFOE, in turn, conducts it business through Shandong Haiwang, which we consolidate as a variable interest entity (“VIE”). WFOE and Shandong Haiwang operate in connection with a series of control agreements, rather than through an equity ownership relationship.

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in crude salt, bromine and brominated specialty chemicals businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. On February 1, 2011, to protect our company’s shareholders from possible future foreign ownership restrictions, Shandong Haiwang and all of the shareholders of Shandong Haiwang entered into an Exclusive Technical and Consulting Service Agreement, Exclusive Equity Interest Pledge Agreement, Exclusive Equity Interest Purchase Agreement, Operating Agreement and Proxy Agreement (collectively, the “Control Agreements”) with WFOE in return for ownership interests in Haiwang. Through the formation of Haiwang as a holding company, Shandong Haiwang’s shareholders, including Chunbin Yang, our Chairman and Chief Executive Officer, Tongjiang Sun, our Chief Marketing Officer, Xiusheng Cui, our chief Operating Officer and Shangxue Liu, our Chief Technology Officer, now own 98.8% of the common shares of Haiwang.  See – “Principal Shareholders.” The remaining 1.2% of Haiwang’s common shares belong to other investors. Haiwang, in turn owns 100% of the equity of Haiwang HK, which owns 100% of the equity of WFOE.

WFOE, Shandong Haiwang and each of the shareholders of Shandong Haiwang entered into the Control Agreements on February 1, 2011. Through the Control Agreements, we can substantially influence Shandong Haiwang’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of these Control Agreements, which enable us to control Shandong Haiwang and cause WFOE to absorb 100% of the expected losses and gains of Shandong Haiwang, we are considered the primary beneficiary of Shandong Haiwang. Accordingly, we consolidate Shandong Haiwang’s operating results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Our Corporate Structure—Contractual Arrangements with Shandong Haiwang and Shandong Haiwang’s Shareholders.”

Our current corporate structure is as follows:

Equity interest

Contractual arrangements including Exclusive Technical and Consulting Service Agreement, Proxy Agreement, Operating Agreement and Exclusive Equity Interest Purchase Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Shandong Haiwang and Shandong Haiwang’s Shareholders.”

Contractual arrangements including Exclusive Equity Interest Purchase Agreement, Equity Interest Pledge Agreement, Operating Agreement and Proxy Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Shandong Haiwang and Shandong Haiwang’s Shareholders.”

(1)	Our CEO, Mr. Chunbin Yang controls the shares held by Brilliant Shine Limited

(2)	Our CEO’s wife, Ms. Jincai Wu, controls the shares held by All Thrive Limited

(3)	Our CEO’s daughter, Ms. Xiaoyang Yang, controls the shares held by Better Trend Limited

(4)	Our CEO’s brother, Mr. Chunxiang Yang, controls the shares held by Bloom Team Limited

(5)	Our Chief Marketing Officer, Mr. Tongjiang Sun, controls the shares held by Boom Luck Enterprises Limited

(6)	Our Chief Technology Officer, Mr. Shangxue Liu, controls the shares held by Brimful Thousand Limited

(7)	Our Chief Operating Officer, Mr. Xiusheng Cui, controls the shares held by Cai Hui Limited

(8)	Our Corporate Secretary, Mr. Chuanqiang Wang, shares control of the shares held by Cheng Xing Limited with 24 other individuals, all of whom are shareholders of Shandong Haiwang

(9)	Xiaolei Zhu, a Shandong Haiwang shareholder, controls the shares held by New Keen Investments Limited

(10)
The shares of Shandong Haiwang are held by Chunbin Yang, Jincai Wu, Xiaoyang Yang, Chunxiang Yang, Tongjiang Sun, Shangxue Liu, Xiusheng Cui, Chuanqiang Wang, Xiaolei Zhu, and 24 other individuals who also control Cheng Xing Limited

The following chart shows our corporate structure assuming completion of the maximum offering:

Equity interest

Contractual arrangements including Exclusive Technical and Consulting Service Agreement, Proxy Agreement, Operating Agreement and Exclusive Equity Interest Purchase Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Shandong Haiwang and Shandong Haiwang’s Shareholders.”

Contractual arrangements including Exclusive Equity Interest Purchase Agreement, Equity Interest Pledge Agreement, Operating Agreement and Proxy Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Shandong Haiwang and Shandong Haiwang’s Shareholders.”

(1)	Our CEO, Mr. Chunbin Yang controls the shares held by Brilliant Shine Limited

(2)	Our CEO’s wife, Ms. Jincai Wu, controls the shares held by All Thrive Limited

(3)	Our CEO’s daughter, Ms. Xiaoyang Yang, controls the shares held by Better Trend Limited

(4)	Our CEO’s brother, Mr. Chunxiang Yang, controls the shares held by Bloom Team Limited

(5)	Our Chief Marketing Officer, Mr. Tongjiang Sun, controls the shares held by Boom Luck Enterprises Limited

(6)	Our Chief Technology Officer, Mr. Shangxue Liu, controls the shares held by Brimful Thousand Limited

(7)	Our Chief Operating Officer, Mr. Xiusheng Cui, controls the shares held by Cai Hui Limited

(8)	Our Corporate Secretary, Mr. Chuanqiang Wang, shares control of the shares held by Cheng Xing Limited with 24 other individuals, all of whom are shareholders of Shandong Haiwang

(9)	Xiaolei Zhu, a Shandong Haiwang shareholder, controls the shares held by New Keen Investments Limited

(10)
The shares of Shandong Haiwang are held by Chunbin Yang, Jincai Wu, Xiaoyang Yang, Chunxiang Yang, Tongjiang Sun, Shangxue Liu, Xiusheng Cui, Chuanqiang Wang, Xiaolei Zhu, and 24 other individuals who also control Cheng Xing Limited

The Offering

Shares Offered:	Minimum: 4,500,000 common shares Maximum: 5,175,000 common shares

Shares Outstanding Prior to Completion of Offering:	21,180,000 common shares (assuming the pro rata issuance of 21,130,000 common shares to our existing shareholders prior to completion of this offering)

Shares to be Outstanding after Offering:	Minimum: 25,680,000 common shares Maximum: 26,355,000 common shares

Assumed Offering Price per Share:	$[ ]

Gross Proceeds:	Minimum: $24,000,000 Maximum: $27,600,000

Proposed NASDAQ Global Select Market Symbol:	“NACL” (CUSIP No. G4233R 104). We have selected this symbol, which represents the chemical formula for salt.

Transfer Agent:	Computershare Trust Company, N.A. 250 Royall Street, Canton, Massachusetts 02021

Risk Factors:
Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common shares.

Closing of Offering:	We expect to deliver the shares registered hereunder against payment on _____________, 2011.

Principal Purposes for Use of Net Proceeds of Offering:
•   Construction of brominated compound production facility

•   Constructing and/or acquiring small bromine plants

•   Acquisitions of salt mines

•   Working capital

•   Sarbanes-Oxley compliance-related professional fees

Placement

We have engaged the Placement Agents to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the Placement Agents, who have no obligation or commitment to purchase any of our shares. They are required to use only their best efforts to complete the offering; however, they must place at least 4,500,000 shares is any are to be sold. None of our officers, directors or affiliates may purchase shares in this offering.

Unless sooner withdrawn or canceled by either us or the Placement Agents, the offering will continue until the earlier of (i) a date mutually acceptable to us and the Placement Agents after which the minimum of 4,500,000 shares is sold, or (ii) [    ] (the “Offering Termination Date”). The Placement Agents have agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by the Placement Agents for the sale of the common shares to be promptly deposited in an escrow account maintained by SunTrust Bank (the “Escrow Agent”) as escrow agent for the investors in the offering. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from our company and the Placement Agents. On the closing date for the offering, net proceeds in the escrow account maintained by the Escrow Agent will be delivered to our company. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we do not complete this offering before the Offering Termination Date, all amounts will be promptly returned to investors (within one business day) without interest or deduction. See “Placement.”

Placement Agent’s Warrant

    We have agreed to sell to the Placement Agents, on the closing date of this offering, at a price of $100, the Placement Agent Warrant to purchase such number of our shares as equal to 10% of the offered shares sold to investors. The Placement Agent Warrant shall be exercisable at any time, in whole or in part, commencing on the date of this prospectus and expiring three years from that date, at a price per share equal to 120% of the public offering price of our shares (or at such higher price allowed by FINRA). The Placement Agent Warrant will contain standard provisions regarding stock splits and certain other corporate actions consistent with FINRA rules, and will also include a provision for cashless exercise. See “Placement.”

Summary Financial Information

In the table below, we provide you with summary financial data of our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Six	For the Fiscal Year Ended
	Months Ended	June 30,
	December 31, 2010	2010	2009
	(Unaudited)
Total Sales	$54,710,000	$64,792,000	$49,859,000
Income from Operations	19,752,000	10,434,000	7,149,000
Net Other Income (Expense)	(740,000)	(1,336,000)	(1,351,000)
Net Income	14,234,000	6,762,000	4,732,000
Other Comprehensive Income	1,109,000	168,000	73,000
Comprehensive Income	15,343,000	6,930,000	4,805,000
Pro Forma Earnings Per Share	0.672	0.319	0.223
Pro Forma Common Shares(1)	21,180,000	21,180,000	21,180,000

		June 30,
	December 31, 2010	2010	2009
	(Unaudited)
Total Assets	$99,996,000	$81,830,000	$68,260,000
Total Liabilities	52,252,000	49,439,000	42,799,000
Haiwang Shareholders’ Equity	47,744,000	32,391,000	25,461,000
Total Liabilities and Shareholders’ Equity	99,996,000	81,830,000	68,260,000

(1) The number of pro forma common shares assumes the pro rata issuance of 21,130,000 shares to our existing shareholders, who currently hold 50,000 shares, prior to completion of this offering.

Risk Factors

Investment in our securities involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below represent our known material risks to our business. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, you may lose all or part of your investment. You should not invest in this offering unless you can afford to lose your entire investment.

Risks Related to Our Industry

We may become subject to numerous risks and hazards associated with our chemical processing business.

Bromine is highly corrosive and must be handled carefully in order to avoid leakage and damage to containers, transportation equipment and other facilities. The risks associated with bromine include environmental hazards and industrial accidents, including personal injury. Such risks could result in damage to or destruction of properties or production facilities, personal injury or death, environmental damage, monetary losses and legal liability.

We cannot provide assurance that accidents will not occur.  Should we be held liable for any such accident, we may be subject to penalties and possible legal proceedings may be brought against our employees.

The resource industry in the PRC is subject to drawbacks that the resource industry does not have within the United States.

In China, insurance coverage is a relatively new concept compared to in the United States and for certain aspects of a business operation, insurance coverage is restricted or expensive.  Workers compensation for employees in the PRC may be unavailable or, if available, insufficient to adequately cover such employees. We could be subject to liability injuries suffered by our employees while on the job.

Additionally, the environmental laws and regulations in the PRC set various standards regulating certain aspects of health and environmental quality, including, in some cases, the obligation to rehabilitate current and former facilities and locations where operations are or were conducted.  Violation of these standards could result in a temporary or permanent restriction by the PRC of our operations. We cannot assure you that we will be able to adequately address any of these or other limitations.

Our brominated specialty chemical, decabromodiphenyl ether, might be subject to restriction on usage.

Decabromodiphenyl ether, which is used as a flame retardant, produces a harmful toxin once it is burned. There has been debate on limiting its usage, mainly in Europe. However, due to its paramount position in the flame retardant industry and the inability to find an equally capable substitute, no country has legally banned its usage.

We believe that any possible future limitation on its usage in China would come later than in more developed countries. Nevertheless, should the Chinese government introduce restrictions on the use of decabromodiphenyl ether in the future, our financial condition and results of operations could be negatively impacted.

New product supply can create structural market imbalances, which could negatively affect our operating results and financial performance.

Bromine and crude salt are commodities, and the market for bromine and crude salt is highly competitive and affected by global supply and demand. With recent favorable prices, producers have been, and will likely continue to be, engaged in expansion and development projects to increase production. Many of these projects to increase bromine and crude salt production are speculative. However, if bromine and crude salt production is increased beyond market demand, the price at which we sell our products and our sales volume would likely fall, which would materially adversely affect our operating results and financial condition.

Bromine estimates in the underground brine water of Shandong Province depend on many assumptions that may be inaccurate, which could materially adversely affect the quantities and value of our estimates.

Our bromine estimates may vary substantially from the actual amounts of bromine we may be able to economically recover from the underground brine water permeating into the Shandong Province brine fields from the Laizhou Bay. There are numerous uncertainties inherent in calculating our estimates, including many factors beyond our control. Estimates of bromine necessarily depend upon a number of variables and assumptions, any one of which, if incorrect, may result in an estimate that varies considerably from actual results. These factors and assumptions relate to:

•	future extraction technology improvements;
•	the effects of regulation by governmental agencies; and
•	geologic conditions, which may not be fully identified by available exploration data and may differ from our experiences in the area we currently operate.

Our earnings and, therefore, our profitability may be affected by price volatility.

We anticipate that the majority of our future revenues will be derived from the sale of crude salt, bromine and the brominated specialty chemical products we derive from bromine and, as a result, our earnings are directly related to the prices of these products. There are many factors influencing the price of these products including expectations for inflation; global and regional demand and production; political and economic conditions; and production costs. These factors are beyond our control and are impossible for us to predict. Our financial condition and operating results may be adversely affected if prices were to shift downward in the future.

Our operations depend on our having received and maintained the required permits and approvals from governmental authorities.

We hold numerous governmental and other permits and approvals authorizing operations at each of our facilities. A decision by a governmental agency to deny or delay issuing a new or renewed permits or approvals, or to revoke or substantially modify an existing permit or approval, could prevent or limit our ability to continue operations at the affected facility and have a material adverse effect on our business, financial condition and operating results. Expansion of our existing operations would also require securing the necessary permits and approvals, which we may not receive in a timely manner, if at all. In addition, we may be required to invest significant future funds to the construction of more environmentally friendly facilities. Increases in our costs as a result of efforts to comply with present and future environmental protection regulations may adversely affect our financial condition and operating results.

If we do not pass the review and approval for renewing our licenses for our bromine and crude salt production, our bromine and crude salt business may suffer.

We are required to hold a production license for industrial products, a work safety license and a salt production license in order to operate our bromine and crude salt production business in the PRC. Our production license for industrial products, our work safety license and our salt production license are subject to inspections every five years, three years and two years, respectively. Our salt production license, work safety license and production license for industrial products will currently expire on December 31, 2011, August 16, 2013 and January 12, 2015, respectively, but can be renewed upon passing inspection. If we do not successfully pass the inspection by relevant government authorities, our bromine and crude salt production operations may be suspended until we are able to comply with the license requirements which could have a material adverse effect on our business, financial condition and results of operations.

Our business operations and related activities may be subject to PRC government regulations concerning environmental protection.

We may have to make a significant financial commitment for the construction of environmental protection facilities and the establishment of a sound environmental protection management and monitoring system. Compliance with existing and future environmental protection regulations may increase our operating costs and may adversely affect our operating results.

We face competition from other bromine, crude salt and brominated specialty chemical companies, which places downward pressure on the prices and margins of our products.

We operate in a highly competitive marketplace, competing against a number of bromine, crude salt and brominated specialty chemical producers throughout Shandong Province. Competition is based on several key criteria, including product performance and quality, product price, product availability and security of supply, responsiveness of product development in cooperation with customers and customer service. Some of our competitors may be able to maintain greater operating and financial flexibility than we do. As a result, these competitors may be better able to withstand changes in conditions within our industry, changes in the prices of raw materials and energy and in general economic conditions. Our ability to maintain or increase our profitability is, and will continue to be, dependent upon our ability to offset decreases in the prices and margins of our products by improving production efficiency and volume, shifting to higher margin brominated specialty chemical products and improving existing products through innovation and research and development. If we are unable to do so or to otherwise maintain our competitive position, we could lose market share to our competitors.

Risks Related to Our Business

The unsuccessful integration of a business or business segment we acquire could have a material adverse effect on our results.

As part of our business strategy, we expect to acquire assets and businesses relating to or complementary to our operations. These acquisitions will involve risks commonly encountered in acquisitions. These risks include exposure to unknown liabilities of the acquired companies, additional acquisition costs, unanticipated expenses, potential disputes, diversion of management attention from existing businesses, and difficulty with integrating personnel and financial and other systems. Our quarterly and annual operating results could fluctuate due to the costs and expenses of acquiring and integrating new businesses.

Since 2004, Shandong Haiwang has acquired five plants in Weifang and one in Dongying City. Altogether, these six additional plants contribute an additional 16,000 tons of bromine capacity to the 2,000 tons from our original plant. Our growth strategy includes the continued expansion of Shandong Haiwang’s operations and may include acquisitions of additional bromine plants and salt fields as well as the possible construction of new plants. Such acquisition strategy will likely require additional equity or debt financing, resulting in additional leverage or dilution of ownership. We cannot assure you that any future acquisition will be consummated, or that if consummated, that we will be able to integrate such acquisition successfully. We also could experience financial or other setbacks if any of our growth strategies incur problems of which we are not presently aware.

        We expect to allocate a portion of the net proceeds from this offering to such acquisitions, but we have not yet located any potential targets, and we may be unable to do so. Further, even if we find a target we believe to be suitable, we may be unable to negotiate acquisition terms that are satisfactory to us. In the event we are unable to complete acquisitions, we have reserved the right to reallocate such funds to our working capital. If this happens, we would have broad discretion over the ultimate use of such funds, and we could use such funds in ways with which investors might disagree.

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a limited operating history. While Shandong Haiwang has operated since 2003, Haiwang HK and Haiwang were established in 2010 and WFOE was established in 2011. Accordingly, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in evolving markets such as the growing markets for bromine, crude salt and brominated specialty chemical products in the PRC. Some of these risks and uncertainties relate to our ability to:

•	offer additional products to attract and retain a larger customer base;
•	attract additional customers and increased spending per customer;
•	increase awareness of our brand and continue to develop customer loyalty;
•	respond to competitive market conditions;
•	respond to changes in our regulatory environment;
•	manage risks associated with intellectual property rights;
•	maintain effective control of our costs and expenses;
•	raise sufficient capital to sustain and expand our business;
•	attract, retain and motivate qualified personnel; and
•	upgrade our technology to support additional research and development of brominated specialty chemicals.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

We do not have land use rights for certain parcels of land on which we plan to construct a salt farm and may not be able to obtain the property certificates to the buildings which we will construct on the land.

We do not have land use rights for certain parcels of land which we lease in Dongying City, totaling approximately 10 square kilometers pursuant to a lease which expires in 2025. We may not be able to obtain the property certificates to the buildings which we will construct on the land because we do not have the land use rights for the underlying land. The property certificates confirm legal ownership of the buildings. However, under PRC laws, the mineral rights for an underground mine and the land use rights for the land where the mine is located are granted separately. Our application for the mineral rights would not be affected by our lack of valid land use rights for the land. Because we do not have land use rights for the leased land, we might be required by the government to demolish our buildings and restore the land back to its original state. However, we have not yet constructed any buildings on this property. Should we construct any buildings on this property, the buildings could be subject to government action if completed prior to obtaining the land use certificate. If this occurs, it may disrupt our local business operation and may adversely affect our financial condition and results of operations, although we cannot accurately calculate the impact any government action would have at this time, as we have not yet constructed any buildings on this land. We are currently negotiating with the applicable local government authorities and the lessor, and are trying to obtain the land use rights for such land. If we obtain the land use rights we would be entitled to apply for the property certificates for the buildings we construct on the land in accordance with PRC laws.

We may require additional financing in the future, and our operations could be curtailed if we are unable to obtain required additional financing when needed.

We may need to obtain additional debt or equity financing to fund future capital expenditures. Any additional equity may result in dilution to the holders of our outstanding shares of capital stock. Additional debt financing may include conditions that would restrict our freedom to operate our business, such as conditions that:

•	limit our ability to pay dividends or require us to seek consent for the payment of dividends;
•	increase our vulnerability to general adverse economic and industry conditions;
•
require us to dedicate a portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund capital expenditures, working capital and other general corporate purposes; and

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

We cannot guarantee that we will be able to obtain any additional financing on terms that are acceptable to us, or at all.

Potential disruptions in the capital and credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows and financial condition.

In the last two years, the global economy has experienced a contraction, which has affected the availability of business and consumer credit. We may need to rely on the credit markets, particularly for short-term borrowings from banks in the PRC, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds are not available from our operations. Disruptions in the credit and capital markets, as have been experienced since mid-2008, could adversely affect our ability to draw on such short-term bank facilities. Our access to funds under such credit facilities is dependent on the ability of the banks that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in the PRC. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.

Long-term disruptions in the credit and capital markets, similar to those that have been experienced since mid-2008, could result from uncertainty, changing or increased regulation, reduced alternatives or failures of financial institutions and could adversely affect our access to liquidity needed for our business. Any disruption could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures, and reducing or eliminating discretionary uses of cash.

Continued market disruptions could cause broader economic downturns, which may lead to lower demand for bromine, crude salt and our brominated specialty chemical products and increased likelihood that our customers will be unable to pay for our products. Further, bankruptcies or similar events by customers may cause us to incur bad debt expense at levels higher than historically experienced. These events would adversely impact our results of operations, cash flows and financial position.

Our operating results may fluctuate from period to period.

Our operating results have fluctuated from period to period and are likely to continue to fluctuate as a result of a wide range of factors, including seasonal variations in bromine supply and bromine consumption. For example, our production and sales of bromine are generally lower in the winter months due to the local government’s order to limit production during the winter months, in an effort to protect the brine water. Interim reports may not be indicative of our performance for the year or our future performance, and period-to-period comparisons may not be meaningful due to a number of reasons beyond our control.

If WFOE is required to make a payment under its agreement to bear the losses of Shandong Haiwang, our liquidity may be adversely affected, which could harm our financial condition and results of operations.

On February 1, 2011, WFOE entered into an Operating Agreement with Shandong Haiwang. Pursuant to the Operating Agreement, WFOE agreed to bear the losses of Shandong Haiwang. If Shandong Haiwang suffers losses and WFOE is required to absorb all or a portion of such losses, WFOE will be required to seek reimbursement from Shandong Haiwang. In such event, it is unlikely that Shandong Haiwang will be able to make such reimbursement and WFOE may be unable to recoup the loss WFOE absorbed at such time, if ever. Further, under the Operating Agreement, WFOE may absorb the losses at a time when WFOE does not have sufficient cash to make such payment and at a time when we or WFOE may be unable to borrow such funds on terms that are acceptable, if at all. As a result, any losses absorbed under the Operating Agreement may have an adverse effect on our liquidity, financial condition and results of operations.

Our bank accounts are not insured or protected against loss.

Shandong Haiwang and we maintain our cash with various banks located in the PRC. Our cash accounts are not insured or otherwise protected. Should any bank holding our cash deposits become insolvent, or if we are otherwise unable to withdraw funds, we would lose the cash on deposit with that particular bank.

We are substantially dependent upon our senior management and key research and development personnel.

We are highly dependent on our senior management to manage our business and operations and our key research and development personnel for the development of new bromine-related technologies and the enhancement of our existing products and technologies. In particular, we rely substantially on our chairman and CEO, Mr. Chunbin Yang to manage our operations.

We also depend on our key research personnel for the development of new technology and products. We do not maintain key man life insurance on any of our senior management or key personnel. The loss of any one of them would have a material adverse effect on our business and operations. Competition for senior management and our other key personnel is intense and the pool of suitable candidates is limited. We may be unable to locate a suitable replacement for any senior management or key personnel that we lose. In addition, if any member of our senior management or key personnel joins a competitor or forms a competing company, they may compete with us for customers, business partners and other key professionals and staff members of our company. Although each of our senior management and key personnel has signed a confidentiality and non-competition agreement in connection with his employment with us, we cannot assure you that we will be able to successfully enforce these provisions in the event of a dispute between us and any member of our senior management or key personnel.

We compete for qualified personnel with other chemical companies and research institutions. Intense competition for these personnel could cause our compensation costs to increase, which could have a material adverse effect on our results of operations. Our future success and ability to grow our business will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional qualified personnel. If we are unable to attract and retain qualified employees, we may be unable to meet our business and financial goals.

Our management is comprised almost entirely of individuals residing in the PRC with very limited English skills.

Our management is comprised almost entirely of individuals born and raised in the PRC.  As a result of differences in culture, educational background and business experiences, our management may analyze, evaluate and present business opportunities and results of operations differently from the way they are analyzed, evaluated and presented by management teams of public companies in Europe and the United States.  In addition, our management has very limited skills in English.  Consequently, it is possible that our management team will emphasize or fail to emphasize aspects of our business that might customarily be emphasized in a different manner by comparable public companies from different geographical and political areas.

We may not be able to adequately protect and maintain our intellectual property, trade secrets, and brand names.

We rely on a combination of trademark, trade secret, nondisclosure agreements and patent laws to protect our trade secrets and other valuable intellectual property and in particular, our processing methods for brominated specialty chemicals. We currently have one exclusive patent license and have five additional patent applications pending. These applications were filed with the State Committee of Intellectual Property in October 2008. The approval process typically takes three years and as such we expect to receive approval in October 2011. The risk of infringement of our proprietary technology in China is high. Any inability to protect our rights to our intellectual property may adversely affect our ability to prevent competitors from using our products and developments, which could in turn materially adversely affect our business.

Our senior management lacks experience managing a public company and complying with laws applicable to operating as a U.S. public company domiciled in the British Virgin Islands.

Prior to the completion of this offering, Shandong Haiwang has operated as a private company located in China. In connection with this offering, the senior management of Shandong Haiwang formed Haiwang in the British Virgin Islands, Haiwang HK in Hong Kong and caused WFOE to become Haiwang HK’s subsidiary in the PRC. They also caused Shandong Haiwang and WFOE to enter into certain agreements that gave Haiwang effective control over the operations of Shandong Haiwang by virtue of its ownership of Haiwang HK and Haiwang HK’s ownership of WFOE. In the process of taking these steps to prepare our company for this initial public offering; Shandong Haiwang’s senior management became the senior management of Haiwang. None of Haiwang’s senior management has experience managing a public company or managing a British Virgin Islands company.

As a result of this offering, our company will become subject to laws, regulations and obligations that do not currently apply to it, and our senior management currently has no experience in complying with such laws, regulations and obligations. For example, Haiwang will need to comply with the British Virgin Islands laws applicable to companies that are domiciled in that country. By contrast, such senior management is currently experienced in operating the business of Shandong Haiwang in compliance with Chinese law. Similarly, by virtue of this offering, Haiwang will be required to file quarterly and annual reports and to comply with U.S. securities and other laws, which may not have applied to Haiwang prior to the offering. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on Haiwang. In addition, we expect that the process of learning about such new obligations as a public company in the United States will require senior management to devote time and resources to such efforts that might otherwise be spent on the operation of our business.

Additionally, our management is comprised almost entirely of individuals born and raised in the PRC.  As a result of differences in culture, educational background and business experiences, our management may analyze, evaluate and present business opportunities and results of operations differently from the way they are analyzed, evaluated and presented by management teams of public companies in Europe and the United States.  In addition, our management has very limited skills in English.  Consequently, it is possible that our management team will emphasize or fail to emphasize aspects of our business that might customarily be emphasized in a different manner by comparable public companies from different geographical and political areas.

Our inability to successfully manage the growth of our business may have a material adverse effect on our business, results or operations and financial condition.

We expect to experience growth in the number of employees and the scope of our operations as a result of internal growth and acquisitions. Such activities could result in increased responsibilities for management. Our future success will be highly dependent upon our ability to successfully manage the expansion of operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, order entry systems and other procedures, and hire sufficient numbers of financial, accounting, administrative, and management personnel.

Our future success depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations. The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

As part of our growth strategy, we have acquired various companies with operations in the PRC. If any of our acquisitions are reviewed by PRC regulatory agencies or found not to comply with applicable laws or regulations, we might be required to make filings or submissions to PRC regulators or amend the terms of such acquisitions to meet PRC regulatory requirements.

We are rapidly expanding our operations in the PRC and Shandong Haiwang has completed several domestic acquisitions since 2003. While we believe that each of these acquisitions has complied with all PRC laws and regulations applicable to such transactions, the regulatory environment that governs merger and acquisition transactions in the PRC has continued to evolve in recent years and remains subject to interpretation by the agencies that have responsibility for reviewing or approving such transactions. In particular, on August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, China Securities Regulatory Commission (“CSRC”) and the State Administration of Foreign Exchange (“SAFE”), jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “New M&A Rule”). The New M&A Rule became effective on September 8, 2006, and was amended on June 22, 2009. It has a broad scope applicable to certain merger and acquisition transactions involving companies organized outside of the PRC. If any of the acquisitions Shandong Haiwang completed were reviewed by a PRC regulator, it is possible that we may be required to demonstrate how the transaction under review complied with applicable PRC laws, including the New M&A Rule. This could require us to expend company resources that would otherwise be used to manage our company. Further, if the CSRC requires that we obtain its approval prior to the completion of this offering, this offering will be delayed until we obtain the approval from the CSRC, which may take several months or longer. If a prior approval from the CSRC is required but not obtained, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. CSRC or other PRC regulatory agencies may also take actions requiring us to halt this offering before settlement and delivery of our shares

Risks Related to Operating in the PRC

We are dependent on the state of the PRC’s economy as all of our business is conducted in the PRC.

Currently, all of our business operations are conducted in the PRC, and substantially all of our customers are also located in the PRC. Accordingly, any material slowdown in the PRC economy may cause our customers to reduce expenditures or delay the building of new facilities or projects. This may in turn lead to a decline in the demand for our products. That would have a material adverse effect on our business, financial condition and results of operations.

A general economic downturn, a recession or a sudden disruption in business conditions in the PRC may affect the demand from our downstream customers in the chemistry and pharmaceutical industry, which could adversely affect our business.

The demand from our customers is generally affected by a number of factors, including general economic conditions, general Chinese industrialization, the level of unemployment, inflation, interest rates, and energy costs, all of which are beyond our control. The demand from chemical and pharmaceutical industries is cyclical, shrinking during recessionary periods, and rebounding when the economy recovers, which may impact sales of our products. In addition, sudden disruptions in business conditions as a result of a terrorist attacks, retaliation and the threat of further attacks or retaliation, war, adverse weather conditions and climate changes or other natural disasters, pandemic situations or large scale power outages can have a short or, sometimes, long-term impact on consumer spending. A downturn in the economy in the PRC, including any recession or a sudden disruption of business conditions in those economies, could adversely affect our business, financial condition or results of operation.

Since our operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

Our operations and assets are located in the PRC. In addition, most of our executive officers and directors are non-residents of the U.S., and substantially all the assets of such persons are located outside the U.S. As a result, it could be difficult for investors to effect service of process in the U.S., or to enforce a judgment obtained in the U.S. against us or any of these persons. See “Enforceability of Civil Liabilities.”

We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take up to six months in the ordinary course after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. In order to remit the offering proceeds to China, we will take the following actions:

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First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and a foreign exchange registration certificate of the invested company.

•	Second, we will remit the offering proceeds into this special foreign exchange account.
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Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily the process takes several months but is required to be accomplished within six months of application by law. Any delays in remitting the offering proceeds to China may result in a delay of a possible acquisition or the expansion of our business and could prevent our ability to increase our net revenue.

Our use of RMB fund converted from the proceeds from this offering may be significantly limited to the purposes within the business scope approved by the applicable government authorities.

In August 2008, SAFE promulgated Circular 142, a notice regulating the conversion by foreign investment enterprises, or FIEs, of foreign currency into RMB by restricting how the converted RMB may be used. Circular 142 requires that RMB converted from the foreign currency-denominated capital of a FIE may only be used for purposes within the business scope approved by the applicable government authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. In addition, SAFE strengthened its oversight over the flow and use of RMB funds converted from the foreign currency-denominated capital of a FIE. The use of such RMB may not be changed without approval from SAFE, and may not be used to repay RMB loans if the proceeds of such loans have not yet been used. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the SAFE rules. As a result, Circular 142 may significantly limit our ability to transfer the net proceeds from this offering to our PRC operating subsidiary, and we may not be able to convert the net proceeds from this offering into RMB to invest in or acquire other PRC companies.

Although we do not import goods into or export goods out of the PRC, fluctuation of the Renminbi (RMB) may indirectly affect our financial condition by affecting the volume of cross-border money flow.

Although we use the United States dollar for financial reporting purposes, all of the transactions effected by WFOE and Shandong Haiwang are denominated in the PRC’s currency, the RMB. The value of the RMB fluctuates and is subject to changes in the PRC’s political and economic conditions. We do not currently engage in hedging activities to protect against foreign currency risks. Even if we chose to engage in such hedging activates, we may not be able to do so effectively. Future movements in the exchange rate of the RMB could adversely affect our financial condition as we may suffer financial losses when transferring money raised outside of China into the country or paying vendors for services performed outside of China.

If any dividend is declared in the future and paid in a foreign currency, you may be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

If you are a United States holder, you will be taxed on the U.S. dollar value of your dividends, if any, at the time you receive them, even if you actually receive a smaller amount of U.S. dollars when the payment is in fact converted into U.S. dollars. Specifically, if a dividend is declared and paid in a foreign currency, the amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of the payments made in the foreign currency, determined at the spot rate of the foreign currency to the U.S. dollar on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Thus, if the value of the foreign currency decreases before you actually convert the currency into U.S. dollars, you will be taxed on a larger amount in U.S. dollars than the U.S. dollar amount that you will actually ultimately receive.

We may be classified as a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this prospectus captioned “Taxation—United States Federal Income Taxation—General”) of our common shares, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries and our current plans of operation, we do not expect to be treated as a PFIC for our current taxable year or in the near future. Our actual PFIC status for our current taxable year or any subsequent taxable year, however, will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance in respect to our status as a PFIC for our current taxable year or any future taxable year. U.S. Holders of our common shares are urged to consult their own tax advisors regarding the possible application of the PFIC rules. See the discussion in the section entitled ‘‘Taxation—United States Federal Income Taxation—U.S. Holders—Passive Foreign Investment Company Rules.”

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.

While the PRC economy has grown more rapidly in the past 30 years than the world economy as a whole, growth has been uneven across different regions and among various economic sectors of China. The PRC government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

Introduction of new laws or changes to existing laws by the PRC government may adversely affect our business.

The PRC legal system is a codified legal system made up of written laws, regulations, circulars, administrative directives and internal guidelines. Unlike common law jurisdictions like the U.S., decided cases (which may be taken as reference) do not form part of the legal structure of the PRC and thus have no binding effect. Furthermore, in line with its transformation from a centrally planned economy to a more free market-oriented economy, the PRC government is still in the process of developing a comprehensive set of laws and regulations. As the legal system in the PRC is still evolving, laws and regulations or the interpretation of the same may be subject to further changes.

We may be subject to foreign exchange controls in the PRC.

Our PRC subsidiary and affiliates are subject to PRC rules and regulations on currency conversion. In the PRC, SAFE regulates conversion between the RMB and foreign currencies. Currently, foreign investment enterprises (“FIEs”) are required to apply to SAFE for “Foreign Exchange Registration Certificate for FIEs”. WFOE is a FIE. With such registration certifications (which need to be renewed annually), FIEs are allowed to open foreign currency accounts including the “recurrent account” and the “capital account”. Currently, conversion within the scope of the “recurrent account” can be effected without requiring the approval of SAFE. However, conversion of currency in the “capital account” (e.g. for capital items such as direct investments, loans, securities, etc.) still requires the approval of SAFE.

In particular, if WFOE borrows foreign currency through loans from Haiwang or other foreign lenders, these loans must be registered with SAFE and the accumulative amount of its foreign currency loans shall not exceed the difference between the total investment and registered capital of WFOE. If WFOE is financed by means of additional capital contributions, these capital contributions must be approved by certain Chinese government authorities, including the National Development and Reform Commission, MOFCOM, SAFE, or the local counterparts of SAFE and MOFCOM. These restrictions could limit our use of funds raised in this offering.

We do not have business interruption or litigation insurance.

The insurance industry in China is still at an early state of development. In particular PRC insurance companies offer limited business products. As a result, we do not have any business interruption or liability insurance coverage for our operations in China. Any business interruption or litigation may result in our business incurring substantial costs and the diversion of resources.

WFOE’s contractual arrangements with Shandong Haiwang may result in adverse tax consequences to us.

We could face material and adverse tax consequences if the PRC tax authorities determine that WFOE’s contractual arrangements with Shandong Haiwang were not made on an arm’s length basis and adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of adjustments recorded by Shandong Haiwang, which could adversely affect us by increasing Shandong Haiwang’s tax liability without reducing WFOE’s tax liability, which could further result in late payment fees and other penalties to Shandong Haiwang for underpaid taxes.

WFOE’s contractual arrangements with Shandong Haiwang may not be as effective in providing control over Shandong Haiwang as direct ownership.

We conduct substantially all of our operations, and generate substantially all of our revenues, through contractual arrangements with Shandong Haiwang that provide us, through our ownership of WFOE, with effective control over Shandong Haiwang. We depend on Shandong Haiwang to hold and maintain contracts with our customers. Shandong Haiwang also owns substantially all of our intellectual property, facilities and other assets relating to the operation of our business, and employs the personnel for substantially all of our business. Neither our company nor WFOE has any ownership interest in Shandong Haiwang. WFOE’s contractual arrangements with Shandong Haiwang may not be as effective in providing us with control over Shandong Haiwang as direct ownership of Shandong Haiwang would be. In addition, Shandong Haiwang may breach the contractual arrangements. For example, Shandong Haiwang may decide not to make contractual payments to WFOE, and consequently to our company, in accordance with the existing contractual arrangements. In the event of any such breach, we would have to rely on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system.

PRC laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation of such PRC laws and regulations, we could be subject to sanctions. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of WFOE’s contractual arrangements with Shandong Haiwang. Haiwang and WFOE are considered foreign persons or foreign invested enterprises under PRC law. As a result, Haiwang and WFOE are subject to PRC law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The PRC government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. We cannot predict the effect of the interpretation of existing or new PRC laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future PRC laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. Any of these or similar actions could disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

The shareholders of Shandong Haiwang have potential conflicts of interest with us, which may adversely affect our business.

Neither we nor WFOE owns any portion of the equity interests of Shandong Haiwang. Instead, we rely on WFOE’s contractual obligations to enforce our interest in receiving payments from Shandong Haiwang. Conflicts of interests may arise between Shandong Haiwang’s shareholders and our company if, for example, their interests in receiving dividends from Shandong Haiwang were to conflict with our interest requiring these companies to make contractually-obligated payments to WFOE. As a result, we have required Shandong Haiwang and each of its shareholders to execute irrevocable powers of attorney to appoint the individual designated by us to be his attorney-in-fact to vote on their behalf on all matters requiring shareholder approval by Shandong Haiwang and to require Shandong Haiwang’s compliance with the terms of its contractual obligations. We cannot assure you, however, that when conflicts of interest arise, these companies’ shareholders will act completely in our interests or that conflicts of interest will be resolved in our favor. In addition, these shareholders could violate their agreements with us by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and Shandong Haiwang’s shareholders, we would have to rely on legal proceedings, which could result in the disruption of our business.

Recent PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to personal liability and limit our ability to inject capital into our PRC subsidiary, limit our subsidiary’s ability to increase its registered capital, distribute profits to us, or otherwise adversely affect us.

On October 21, 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company. Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past were required to complete the relevant registration procedures with the local SAFE branch by March 31, 2006.

We have requested our shareholders who are PRC residents to make the necessary applications, filings and amendments as required under Notice 75 and other related rules. However, we cannot provide any assurances that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or comply with other requirements required by Notice 75 or other related rules. The failure or inability of our PRC resident shareholders to make any required registrations or comply with other requirements may subject such shareholders to fines and legal sanctions and may also limit our ability to contribute additional capital into or provide loans to (including using the proceeds from this offering) WFOE or Shandong Haiwang, limit their ability to pay dividends or otherwise distribute profits to us, or otherwise adversely affect us.

We rely on dividends paid by WFOE for our cash needs.

We rely primarily on dividends paid by WFOE for our cash needs, including the funds necessary to pay dividends and other cash distributions, if any, to our shareholders, to service any debt we may incur and to pay our operating expenses. The payment of dividends by entities organized in China is subject to limitations. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Under British Virgin Islands law, we may only pay dividends from surplus (the excess, if any, at the time of the determination of the total assets of our company over the sum of our liabilities, as shown in our books of account, plus our capital), and we must be solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the realizable value of assets of our company will not be less than the sum of our total liabilities, other than deferred taxes as shown on our books of account, and our capital. If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from WFOE. See “Dividend Policy.”

Pursuant to the new PRC enterprise income tax law effective on January 1, 2008, dividends payable by a foreign investment entity to its foreign investors are subject to a withholding tax of up to 20%. At present, the Chinese tax authority has not issued any guidance on the application of the EIT Law and its implementing rules on non-Chinese enterprises or group enterprise controlled entities whose structures are like ours. In practice, the tax authorities typically impose the withholding tax rate of 10%, as prescribed in the implementation regulations; however, there can be no guarantee that this practice will continue as more guidance is provided by relevant government authorities. As a result, we are unable to predict whether payments from WFOE to Haiwang will be subject to withholding tax because it is unclear whether Haiwang will be deemed to be a resident enterprise for Chinese tax purposes. If so, Haiwang will be subject to an enterprise income tax rate of 25% on all of its income, including interest income on the proceeds from this offering on a worldwide basis. However, if Haiwang is deemed to be a non-resident enterprise, then it will be subject to a withholding tax at the rate of 10% on any dividends paid by its Chinese subsidiaries to Haiwang.

The payment of dividends by entities organized in China is subject to limitations, procedures and formalities. Regulations in the PRC currently permit payment of dividends only out of accumulated profits as determined in accordance with accounting standards and regulations in China. Shandong Haiwang is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its surplus reserves fund until the accumulative amount of such reserves reaches 50% of its registered capital.

The transfer to this surplus reserves fund must be made before distribution of any dividend to shareholders. The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital. For the years ended June 30, 2010 and 2009, respectively, Shandong Haiwang made appropriations to its surplus reserve fund in accordance with PRC law.

WFOE is also required to allocate a portion of its after-tax profits, as determined by its board of directors, to the general reserve, and the staff welfare and bonus funds, which may not be distributed to equity owners.

Pursuant to the “Wholly Foreign-Owned Enterprise Law of the P.R. China (2000 Revision)” and “Detailed Implementing Rules for the Law of the People’s Republic of China on Wholly Foreign-Owned Enterprises (Revised at 2001)”, WFOE is required to allocate a portion of its after-tax profits in accordance with its Articles of Association, to the general reserve, and the staff welfare and bonus funds. Not less than 10% of an enterprise’s after tax-profits should be allocated to the general reserve. When the general reserve account balance is equal to or greater than 50% of WFOE’s registered capital, no further allocation to the general reserve account is required. The general reserve is used to offset future extraordinary losses. The subsidiaries may, upon a resolution passed by the shareholders, convert the general reserve into capital. According to the Articles of Association of WFOE, the amount contributed to the staff welfare and bonus funds is determined by WFOE’s board of directors. The staff welfare and bonus fund is used for the collective welfare of the staff of the subsidiaries. These reserves represent appropriations of retained earnings determined according to PRC law.

As of the date of this prospectus, the amounts of these reserves have not yet been determined, and we have not committed to establishing such amounts at this time. Under current PRC laws, WFOE is required to set aside reserve amounts, but has not yet done so. WFOE has not done so because PRC authorities grant companies flexibility in making a determination. Chinese law requires such a determination to be made in accordance with the companies’ organizational documents and WFOE’s organizational documents do not require the determination to be made within a particular timeframe. PRC authorities may require WFOE to rectify its noncompliance and we may be fined if we fail to do so after warning within the time period set in the warning.

Additionally, PRC law requires that the after-tax profits of foreign invested companies be distributed after a portion of after-tax profits is allocated to the general reserve and the staff welfare and bonus funds reserve. Therefore, if for any reason, the dividends from WFOE cannot be repatriated to us or not in time, then it may detrimentally affect our cash flow and even cause us to become insolvent.

Governmental control of currency conversion may affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China, which may take as long as six months in the ordinary course. We receive the majority of our revenues in Renminbi. Under our current corporate structure, our income is derived from payments from WFOE. Shortages in the availability of foreign currency may restrict the ability of WFOE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under the new policy, the Renminbi is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an appreciation of the Renminbi against the U.S. dollar. While the international reaction to the Renminbi revaluation has generally been positive, there remains international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more rapid appreciation of the Renminbi against the U.S. dollar. Any material revaluation of the Renminbi may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our common shares in U.S. dollars. For example, an appreciation of the Renminbi against the U.S. dollar would make any new Renminbi denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into Renminbi for such purposes. See “Exchange Rate Information.”

Recent changes in the PRC’s labor law restricts our ability to reduce our workforce in the PRC in the event of an economic downturn and may increase our production costs.

In June 2007, the National People’s Congress of the PRC enacted new labor law legislation called the Labor Contract Law, which became effective on January 1, 2008. To clarify certain details in connection with the implementation of the Labor Contract Law, the PRC State Council promulgated the Implementing Rules for the Labor Contract Law on September 18, 2008, which came into effect immediately. The new legislation formalized workers’ rights concerning overtime hours, pensions, layoffs, employment contracts and the role of trade unions. Considered one of the strictest labor laws in the world, among other things, this new law provides for specific standards and procedures for the termination of an employment contract and places the burden of proof on the employer. In addition, the law requires the payment of statutory severance pay upon the termination of an employment contract in most cases, including in the case of the expiration of a fixed-term employment contract. Further, the law requires an employer to conclude an “employment contract without a fixed-term” with any employee who either has worked for the same employer for 10 consecutive years or more or has had two consecutive fixed-term contracts with the same employer. An “employment contract without a fixed term” can no longer be terminated on the ground of the expiration of the contract, although it can still be terminated pursuant to the standards and procedures set forth under the new law. Because of the lack of precedents for the enforcement of such a law, the standards and procedures set forth under the law in relation to the termination of an employment contract have raised concerns among foreign investment enterprises in the PRC that such “employment contract without a fixed term” might in fact become a “lifetime, permanent employment contract.” Finally, under the new law, downsizing of either more than 20 people or more than 10% of the workforce may occur only under specified circumstances, such as a restructuring undertaken pursuant to the PRC’s Enterprise Bankruptcy Law, or where a company suffers serious difficulties in production and/or business operations, or where there has been a material change in the objective economic circumstances relied upon by the parties at the time of the conclusion of the employment contract, thereby making the performance of such employment contract not possible. To date, there has been very little guidance and precedents as to how such specified circumstances for downsizing will be interpreted and enforced by the relevant PRC authorities. All of our employees working for us exclusively within the PRC are covered by the new law and thus, our ability to adjust the size of our operations when necessary in periods of recession or less severe economic downturns may be curtailed. Accordingly, if we face future periods of decline in business activity generally or adverse economic periods specific to our business, this new law can be expected to exacerbate the adverse effect of the economic environment on our results of operations and financial condition.

If we make equity compensation grants to persons who are PRC citizens, they may be required to register with the SAFE. We may also face regulatory uncertainties that could restrict our ability to adopt an equity compensation plan for our directors and employees and other parties under PRC law.

On April 6, 2007, SAFE issued the “Operating Procedures for Administration of Domestic Individuals Participating in the Employee Stock Ownership Plan or Stock Option Plan of An Overseas Listed Company (“Circular 78”).  It is not clear whether Circular 78 covers all forms of equity compensation plans or only those which provide for the granting of stock options. For any plans that are so covered and are adopted by a non-PRC listed company after April 6, 2007, Circular 78 requires all participants who are PRC citizens to register with and obtain approvals from SAFE prior to their participation in the plan. In addition, Circular 78 also requires PRC citizens to register with SAFE and make the necessary applications and filings if they participated in an overseas listed company’s covered equity compensation plan prior to April 6, 2007. We intend to adopt an equity compensation plan in the future and make option grants to our officers and directors, most of whom are PRC citizens. Circular 78 may require our officers and directors who receive option grants and who are PRC citizens to register with SAFE. We believe that the registration and approval requirements contemplated in Circular 78 will be burdensome and time consuming. If it is determined that any of our equity compensation plans are subject to Circular 78, failure to comply with such provisions may subject us and participants of any equity incentive plan who are PRC citizens to fines and legal sanctions and prevent us from being able to grant equity compensation to our PRC employees. In that case, our ability to compensate our employees and directors through equity compensation would be hindered and our business operations may be adversely affected.

If relations between the United States and China worsen, our share price may decrease and we may have difficulty accessing U.S. capital markets.

At various times during recent years, the United States and China have had disagreements over political and economic issues. Controversies may arise in the future between these two countries. Any political or trade controversies between the United States and China could adversely affect the market price of our common shares and our ability to access U.S. capital markets.

The Chinese government could change its policies toward private enterprise or even nationalize or expropriate private enterprises, which could result in the total loss of our investment in that country.

Our business is subject to political and economic uncertainties and may be adversely affected by political, economic and social developments in China. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activity and greater economic decentralization. The Chinese government may not continue to pursue these policies or may alter them to our detriment from time to time with little, if any, prior notice.

Changes in policies, laws and regulations or in their interpretation or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to shareholders, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business. Nationalization or expropriation could even result in the total loss of our investment in China and in the total loss of your investment in us.

Because our operations are located in China, information about our operations are not readily available from independent third-party sources.

Because Shandong Haiwang and WFOE are based in China, our shareholders may have greater difficulty in obtaining information about them on a timely basis than would shareholders of a U.S.-based company. Their operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about them from sources other than the companies themselves. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits and contract awards for development projects will not be readily available to shareholders and, where available, will likely be available only in Chinese. Shareholders will be dependent upon management for reports of their progress, development, activities and expenditure of proceeds.

Our failure to obtain prior approval of CSRC of the listing and trading of our common shares on a foreign stock exchange could delay this offering or could have a material adverse effect upon our business, operating results, reputation and trading price of our common shares.

The New M&A Rule became effective on September 8, 2006. This regulation contains provisions that purport to require that an offshore special purpose vehicle (“SPV”) formed for listing purposes and controlled directly or indirectly by PRC companies or individuals shall obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published procedures specifying documents and materials required to be submitted to it by SPVs seeking CSRC approval of overseas listings.

However, the application of the New M&A Rule remains unclear with no consensus currently existing among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement. Our PRC counsel, Kang Da Law Firm, has advised us that, based upon their understanding of current PRC laws and regulations:

•
We currently control our Chinese affiliate, Shandong Haiwang, by virtue of WFOE’s VIE agreements with Shandong Haiwang, but not through equity interest or asset acquisition which are stipulated in the New M&A Rule; and

•
In spite of the lack of clarity on this issue, the CSRC has not issued any definitive rule or interpretation regarding whether offerings like the one contemplated by this prospectus are subject to the New M&A Rule.

The CSRC has not issued any such definitive rule or interpretation, and we have not chosen to voluntarily request approval under the New M&A Rule. If the CSRC requires that we obtain its approval prior to the completion of this offering, the offering will be delayed until we obtain CSRC approval, which may take several months. There is also the possibility that we may not be able to obtain such approval. If prior CSRC approval was required, we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory authorities. These authorities may impose fines and penalties upon our operations in the PRC, limit our operating privileges in the PRC, delay or restrict the repatriation of the proceeds from this offering into the PRC, or take other actions that could have a material adverse effect upon our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our common shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to terminate this offering prior to closing.

Risks Associated with this Offering

There may not be an active, liquid trading market for our common shares.

Prior to this offering, there has been no public market for our common shares. An active trading market for our common shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The initial public offering price was determined by negotiations between us and the Placement Agents based upon a number of factors. The initial public offering price may not be indicative of prices that will prevail in the trading market.

Investors risk loss of use of funds allocated for purchases, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold in this offering. Our Placement Agents are offering our shares on a “best efforts, minimum/maximum basis.” We have no firm commitment from anyone to purchase all or any of the shares offered. If offers to purchase atleast 4,500,000 shares are not received on or before the Offering Termination Date, escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds. None of our officers, directors or affiliates may purchase shares in this offering.

The market price for our common shares may be volatile, which could result in substantial losses to investors.

The market price for our common shares is likely to be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in the Chinese economy;
•	announcements by our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;
•	additions or departures of key personnel; or
•	potential litigation.

In addition, the securities markets have from time to time experienced price and volume fluctuations that are not related to the operating performance of particular companies. As a result, to the extent shareholders sell our shares in negative market fluctuation, they may not receive a price per share that is based solely upon our business performance. We cannot guarantee that shareholders will not lose some of their entire investment in our common shares.

We may not pay dividends.

We have not previously paid any cash dividends, and we do not anticipate paying any dividends on our common shares. Although we have achieved net profitability since 2003, we cannot assure you that our operations will continue to result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance our Board of Directors will declare dividends even if we are profitable. Our dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors. If we determine to pay dividends on any of our common shares in the future, we will be dependent, in large part, on receipt of funds from Shandong Haiwang. See “Dividend Policy.”

There is no guarantee that our shares will be listed on the NASDAQ Global Select Market or the NASDAQ Global Market.

We intend to apply to have our common shares listed on the NASDAQ Global Select or the NASDAQ Global Market under the symbol “NACL.” After the consummation of this offering, we believe that we will satisfy the listing requirements and expect that our common shares will be listed on the NASDAQ Global Select Market or the NASDAQ Global Market. Such listing, however, is not guaranteed, nor can we guarantee that our common shares will continue to be listed on such exchange even if our application for listing is approved. If the application is not approved, we will not complete this offering. Even if such listing is approved, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell our common shares if you desire or need to sell them. Our Placement Agents, Financial West Group and Chardan Capital Markets LLC are not obligated to make a market in our securities, and even after making a market, can discontinue market making at any time without notice. Neither we nor our Placement Agents can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

We will incur increased costs as a result of being a public company.

As a public company, we will incur legal, accounting and other expenses that we did not incur as a private company. For example, we must now engage U.S. securities law counsel and U.S. GAAP auditors that we did not require prior to this offering, and we will have annual payments for listing on a stock exchange if we are so listed. In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and NASDAQ, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. While it is impossible to determine the amounts of such expenses in advance, we expect that we will incur expenses of between $500,000 and $1 million per year that we did not experience prior to commencement of this offering.

Our staggered board structure may prevent a change in our control.

Our board of directors is divided into three classes of directors. The current terms of the directors expire in 2011, 2012 and 2013. Directors of each class are chosen for three-year terms upon the expiration of their current terms, and each year one class of directors is elected by the shareholders. The staggered terms of our directors may reduce the possibility of a tender offer or an attempt at a change in control, even though a tender offer or change in control might be in the best interest of our shareholders. See “Management – Board of Directors and Board Committees.”

Shares eligible for future sale may adversely affect the market price of our common shares, as the future sale of a substantial amount of outstanding common shares in the public marketplace could reduce the price of our common shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common shares. An aggregate of 21,180,000 shares will be outstanding before the consummation of this offering, assuming the pro-rata issuance of 21,130,000 shares to our existing shareholders prior to completion of this offering, and assuming completion of the minimum offering, 25,680,000 shares will be outstanding immediately after this offering. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The initial public offering price of our shares is expected to be substantially higher than the pro forma net tangible book value per share of our common shares. Assuming the completion of the offering, at an assumed public offering price of $[      ] per common share, which is the mid-point of the estimated initial offering price range set forth on the cover of this prospectus, if you purchase shares in this offering, you will incur immediate dilution of approximately $[           ] or approximately [           ]% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

We have not determined a specific use for a portion of the proceeds from this offering, and we may use the proceeds in ways with which you may not agree.

Our management will have considerable discretion in the application of the net proceeds received by us. In addition, in the event we are unable to locate favorable targets for acquisitions, we have reserved the right to re-allocate funds currently allocated to that purpose to our general working capital. If that were to happen, then our management would have discretion over even more of the net proceeds to be received by our company in this offering. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate purposes that do not improve our efforts to achieve profitability or increase our stock price. The net proceeds from this offering may be placed in investments that do not produce income or that lose value. See “Use of Proceeds.”

Our employees, officers and/or directors, or entities controlled by them will control a majority of our common shares, decreasing your influence on shareholder decisions.

Assuming the completion of the offering, our employees, officers and/or directors will, in the aggregate, beneficially own approximately 84% of our outstanding shares. As a result, our employees, officers and directors will possess substantial ability to impact our management and affairs and the outcome of matters submitted to shareholders for approval. These shareholders, acting individually or as a group, could exert control and substantial influence over matters such as electing directors and approving mergers or other business combination transactions. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our common shares. These actions may be taken even if they are opposed by our other shareholders, including those who purchase shares in this offering. See “Principal Shareholders.”

If securities or industry analysts do not publish research or reports or publish unfavorable research about our business, the price and trading volume of our common shares could decline.

The trading market for our common shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us the trading price for our common shares and other securities would be negatively affected. In the event we obtain securities or industry analyst coverage, if one or more of the analysts who covers us downgrades our securities, the price of our securities would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, interest in the purchase of our securities could decrease, which could cause the price of our common shares and other securities and their trading volume to decline.

We will have an ongoing relationship with our Placement Agents that may impact our ability to obtain additional capital.

In connection with this offering, we will, for a nominal amount, sell our Placement Agents a warrant to purchase such number of shares as shall equal ten percent of the shares sold in the offering. The Placement Agent Warrant is exercisable for a period of three years from the date of issuance at a price equal to 120% of the price of the shares sold in this offering. During the term of the Placement Agent Warrant, the holders thereof will be given the opportunity to profit from a rise in the market price of our common shares, with a resulting dilution in the interest of our other shareholders. The terms on which we could obtain additional capital during the life of this Placement Agent Warrant may be adversely affected because the holders of this Placement Agent Warrant might be expected to exercise it when we are able to obtain any needed additional capital in a new offering of securities at a price greater than the exercise price of the Placement Agent Warrant. See “Placement.”

We will have an ongoing relationship with our Placement Agents that may impact our shareholders’ ability to impact decisions related to our operations.

We have agreed to allow our Placement Agents to have a designee present at all meetings of our Board of Directors for a period of one year from the date of effectiveness of this offering. The Placement Agents’ designee will act only as an observer at all meetings of our Board of Directors. Although our Placement Agents’ designee will not be able to vote, he may nevertheless influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the designee for his travel expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 annually, which amount is not more than the reimbursement payable to our other directors. The designee will be required to certify that such travel expenses are not reimbursed by any other party. As of the date of this prospectus, Mr. John McAuliffe, an employee of Financial West Group is serving as our Placement Agents’ designee to our Board of Directors. See “Management – Board of Directors Designee.”

As the rights of shareholders under British Virgin Islands law differ from those under U.S. law, you may have fewer protections as a shareholder.

Our corporate affairs will be governed by our amended and restated memorandum and articles of association, the British Virgin Islands Business Companies Act, 2004 (the “BVI Act”), and the common law of the British Virgin Islands. The rights of shareholders to take legal action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are to a large extent governed by the common law of the British Virgin Islands and by the BVI Act. The common law of the British Virgin Islands is derived in part from comparatively limited judicial precedent in the British Virgin Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the British Virgin Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under British Virgin Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the British Virgin Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

As a result of all of the above, holders of our shares may have more difficulty in protecting their interests through actions against our management, directors or major shareholders than they would as shareholders of a U.S. company. For a discussion of material differences between the provisions of the BVI Act and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital – Differences in Corporate Law.”

British Virgin Islands companies may not be able to initiate shareholder derivative actions, thereby depriving shareholders of the ability to protect their interests.

British Virgin Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a British Virgin Islands company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

The laws of the British Virgin Islands provide little protection for minority shareholders, so minority shareholders will have little or no recourse if the shareholders are dissatisfied with the conduct of our affairs.

Under the law of the British Virgin Islands, there is little statutory law for the protection of minority shareholders other than the provisions of the BVI Act dealing with shareholder remedies. The principal protection under statutory law is that shareholders may bring an action to enforce the constituent documents of the corporation, our amended and restated memorandum and articles of association. Shareholders are entitled to have the affairs of the company conducted in accordance with the general law and the amended and restated articles and memorandum.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the British Virgin Islands for business companies is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts will grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders, which are more limited than the rights afforded minority shareholders under the laws of many states in the United States.

Forward-Looking Statements

We have made statements in this prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future products;
•	projections of revenue, earnings, capital structure and other financial items;
•	statements of our plans and objectives;
•	statements regarding the capabilities of our business operations;
•	statements of expected future economic performance;
•	statements regarding competition in our market; and
•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from those expressed or implied in our forward-looking statements. Consequently, you should not place undue reliance on these forward-looking statements.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Use of Proceeds

  After deducting the estimated placement discount, non-accountable expense allowance and offering expenses payable by us, we expect to receive net proceeds of approximately $21,430,000 from this offering, assuming the minimum offering. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take as long as six months after completion of this offering in the ordinary course, and we will be unable to use the funds in China until the remittance process is completed. See “Risk Factors – We must remit the offering proceeds to China before they may be used to benefit our business in China, and this process may take a number of months.”

We intend to use the net proceeds of this offering as follows after we complete the remittance process, and we have ordered the specific uses of proceeds in order of priority.

Description of Use	Approximate Application of Net Proceeds	Percentage of Net Proceeds
Acquisition and construction of salt mines	$8,572,000	40%
Construction/acquisition of bromine plants	$6,429,000	30%
Construction of bromine compounds plant	$2,143,000	10%
Working capital	$3,214,500	15%
Sarbanes-Oxley compliance-related professional fees	$1,071,500	5%
Total	$21,430,000	100%

In the event we do not locate any appropriate targets for acquisitions or property on which to construct new plants or are not able to negotiate such acquisitions or construction agreements on terms that are acceptable to us, we reserve the right to allocate such funds to our working capital purposes. There are no understandings, commitments or agreements with respect to any such transaction at this time.

Pending use of the net proceeds, we intend to invest our net proceeds in short-term, interest bearing, investment-grade obligations. These investments may have a material adverse effect on the U.S. federal income tax consequences of an investment in our common shares. It is possible that we may become a passive foreign investment company for U.S. federal income tax purposes, which could result in negative tax consequences to you. These consequences are described in more detail in “Taxation.”

Dividend Policy

We have never declared or paid any cash dividends on our common shares. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant.

If we determine to pay dividends on any of our common shares in the future, as a holding company, we will be dependent on receipt of funds from WFOE. Payments of dividends by WFOE to our company are subject to the requirement that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business. Further, such remittances would require WFOE to provide an application for remittance that includes, in addition to the application form, a foreign registration certificate, board resolution, capital verification report, audit report on profit and stock bonuses, and a tax certificate. There are no such similar foreign exchange restrictions in the British Virgin Islands.

Exchange Rate Information

Our business is primarily conducted in China, and the financial records of WFOE and Shandong Haiwang are maintained in RMB, their functional currency. However, we use the U.S. dollar as our reporting currency; therefore, periodic reports made to shareholders will include current period amounts translated into U.S. dollars using the then-current exchange rates, for the convenience of the readers. Our financial statements have been translated into U.S. dollars in accordance with Accounting Standards Codification (“ASC”) 830-10, “Foreign Currency Matters.” We have translated our asset and liability accounts using the exchange rate in effect at the balance sheet date. We translated our statements of operations using the average exchange rate for the period. We reported the resulting translation adjustments under other comprehensive income. Unless otherwise noted, we have translated balance sheet amounts with the exception of equity at June 30, 2010 at ¥6.7889 to $1.00 as compared to ¥6.8259 to $1.00 at June 30, 2009. The average translation rates applied to income statement accounts for the year ended June 30, 2010 and the year ended June 30, 2009 were ¥6.8180 and ¥6.8259, respectively.

We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. On March 18, 2011, the interbank rate was ¥6.5647 to $1.00. Our company does not currently engage in currency hedging transactions.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated.

	Interbank Rate
Period	Period-End	Average	High	Low
	(RMB per U.S. Dollar)
2004	8.2865	8.2872	8.2870	8.2365
2005	8.0734	8.2033	8.2666	8.0566
2006	7.8175	7.9819	8.0715	7.7845
2007	7.3141	7.6172	7.8062	7.2941
2008	6.8542	6.9623	7.2941	6.7480
2009	6.8372	6.8409	6.8430	6.7880
2010	6.6118	6.7788	6.8336	6.5820
2011
January	6.5833	6.6046	6.6286	6.5483
February	6.5601	6.5655	6.5853	6.5443
March (through March 18, 2011)	6.5647	6.5618	6.5715	6.5532

Over the past ten years, the Renminbi has moved from a period of being tightly linked to the US dollar, to a period of revaluation and strengthening against the dollar and into a second period of current relative stability, as shown in the following chart of exchange rates since January 2004.

Capitalization

The following table sets forth our capitalization as of December 31, 2010 on a pro forma as adjusted basis giving effect to the sale of the minimum offering at an assumed public offering price of $[         ] per share and to reflect the application of the proceeds after deducting the estimated 6% placement fee, 2% non-accountable expense allowance and $650,000 in other offering expenses.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and “Use of Proceeds” and “Description of Capital Stock.”

U.S. Dollars
December 31, 2010

	As Reported(1)	Pro Forma Adjusted for IPO(2)
Common shares
Shares	50,000	25,680,000
Par Value Amount	$50	$25,680
Additional Paid-In Capital	$11,580,000	$32,984,370
Statutory Reserves	$3,249,000	$3,249,000
Retained Earnings	$29,426,000	$29,426,000
Accumulated Other Comprehensive Income	$3,488,000	$3,488,000
Total	$47,743,050	$69,173,050

(1)	As reported;
(2)
On a pro forma as adjusted basis giving effect to the pro rata issuance of 21,130,000 shares to our current shareholders prior to the completion of this offering and the sale of the minimum offering at an assumed public offering price of $[      ]per share and to reflect the application of the proceeds after deducting a 6% placement discount, 2% non-accountable expense allowance and our estimated offering expenses of $650,000. For purposes of this calculation, we have assumed the minimum offering of 4,500,000 shares.

Dilution

If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price per common share and the pro forma net tangible book value per common share after the offering. Dilution results from the fact that the per common share offering price is substantially in excess of the book value per common share attributable to the existing shareholders for our presently outstanding common shares. Our net tangible book value attributable to shareholders at December 31, 2010 was $[          ] or approximately $[    ] per common share. Net tangible book value per common share as of December 31, 2010 represents the amount of total tangible assets less goodwill, acquired intangible assets net, and total liabilities, divided by the number of common shares outstanding.

If the minimum offering is sold, we will have 25,680,000 common shares outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2010, will be approximately $[          ]  or $[          ] per common share. This would result in dilution to investors in this offering of approximately $[          ] per common share or approximately [          ] % from the assumed offering price of $[     ] per common share. Net tangible book value per common share would increase to the benefit of present stockholders by $[          ] per share attributable to the purchase of the common shares by investors in this offering.

The following table sets forth the estimated net tangible book value per common share after the offering and the dilution to persons purchasing common shares.

Assumed offering price per common share	$	[	]
Net tangible book value per common share before the offering	$	[	]
Increase per common share attributable to payments by new investors	$	[	]
Pro forma net tangible book value per common share after the offering	$	[	]
Dilution per common share to new investors	$	[	]

Post-Offering Ownership

The following chart illustrates our pro forma proportionate ownership, upon completion of the offering, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The chart reflects payment by present shareholders as of the date the consideration was received and by investors in this offering at the assumed offering price without deduction of commissions or expenses. The chart further assumes no changes in net tangible book value other than those resulting from the offering.

	Shares Purchased				Total Consideration					Average Price
	Amount		Percent		Amount			Percent		Per Share

Existing shareholders	[	]	[	] %	$	[	]	[	] %	$	[	]
New investors	[	]	[	] %	$	[	]	[	] %	$	[	]
Total	[	]	[	] %	$	[	]	[	] %	$	[	]

Selected Consolidated Financial Data

In the table below, we provide you with selected consolidated financial data of our company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Six Months Ended	For the Fiscal Year Ended June 30,
	December 31, 2010	2010	2009
	(Unaudited)
Total Sales	$54,710,000	$64,792,000	$49,859,000
Income from Operations	19,752,000	10,434,000	7,149,000
Net Other Income (Expense)	(740,000)	(1,336,000)	(1,351,000)
Net Income	14,234,000	6,762,000	4,732,000
Other Comprehensive Income	1,109,000	168,000	73,000
Comprehensive Income	15,343,000	6,930,000	4,805,000
Pro Forma Earnings Per Share	0.672	0.319	0.223
Pro Forma Common Shares(1)	21,180,000	21,180,000	21,180,000

		June 30,
	December 31, 2010	2010	2009
	(Unaudited)
Total Assets	$99,996,000	$81,830,000	$68,260,000
Total Liabilities	52,252,000	49,439,000	42,799,000
Haiwang Shareholders’ Equity	47,744,000	32,391,000	25,461,000
Total Liabilities and Shareholders’ Equity	99,996,000	81,830,000	68,260,000

(1) The number of pro forma common shares assumes the pro rata issuance of 21,130,000 shares to our existing shareholders, who currently hold 50,000 shares, prior to completion of this offering.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited historical consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Our company is in the business of producing and selling crude salt, bromine and brominated specialty chemical products in the PRC. We control an affiliated entity, Shandong Haiwang, pursuant to a series of control agreements between Shandong Haiwang and our wholly owned subsidiary, WFOE. Shandong Haiwang mainly produces and sells crude salt, bromine and brominated specialty chemicals on approximately 24 square kilometers of land in Weifang City, Shandong Province and 10 square kilometers of land in Dongying City, Shandong Province. This area is ideally situated for the bromine and crude salt industry because of its naturally occurring underground saturated brine pools. Shandong Haiwang is the largest private producer that produces crude salt from seawater in China, as measured by capacity. The natural brine water is first pumped from the underground brine pools and sent to a bromine refining plant, where the bromine is extracted. The remaining brine water is left to evaporate in brine pans, resulting in crude salt. Crude salt is a basic raw material used for producing chlorine, soda ash, caustic soda and hydrochloric acid, all of which play essential roles in modern industry.  Shandong Haiwang is one of the largest producers of bromine in China, as measured by both output and production capacity. Elemental bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture. Bromine is commonly used to produce brominated flame retardants, fumigants, water purification compounds, dyes, medicines and disinfectants.  Shandong Haiwang also extends its reach downstream by using its scalable bromine to produce brominated specialty chemicals.

Shandong Haiwang commenced operations in January 2003 and has reached an annual operating capacity of 1.02 million tons of crude salt, 18,000 tons of bromine from its seven bromine plants and brominated specialty chemical production capacity of 2,500 tons of decabromodiphenyl ether, 4,000 tons of decabromodiphenyl ethane and 12,350 tons of hydrobromic acid. In terms of capacity, we are among the top three producers of these three products in China.

We currently produce substantially all of our products and derive substantially all of our revenues from processing underground brine water from Shandong Province. While Shandong Haiwang receives a nominal amount of revenue from the sale of bromine extracted directly from sea water, it is not a current focus of our company. Approximately 85% of the bromine produced in China comes from the saturated brine water resources in Shandong Province. In the last three years, our business has grown rapidly as a result of China’s strong demand for basic chemical raw materials and specialty chemicals.

Mr. Chunbin Yang, Mr. Tongjiang Sun and Mr. Xiusheng Cui are key members of management of both Haiwang and Shandong Haiwang and have controlled more than 50% of the voting ownership interests in both entities since their respective inception dates. Haiwang and Shandong Haiwang have been considered under common management since October 18, 2010 (the inception date of Haiwang) and therefore the financial statements include both companies presented on a combined basis from October 18, 2010 to December 31, 2010. The financial statements are solely those of the consolidated statements of Shandong Haiwang and its subsidiaries for the fiscal years ended June 30, 2010 and June 30, 2009, for the interim period ended December 31, 2009 and for the period from July 1, 2010 through October 17, 2010.

For the last two fiscal years ended June 30, 2010 and 2009, our total revenues amounted to approximately $64.79 million and $49.86 million, respectively. For the six month periods ended December 31, 2010 and 2009, our total revenues amounted to approximately $56.71 million and $32.87 million, respectively. Our revenues are subject to value added tax (“VAT”). We deduct these amounts from our gross revenues to arrive at our total revenues. Excluding the impact of extraordinary items, our net income attributable to Haiwang for the periods ended June 30, 2010 and 2009 was $6.76 million and $4.3 million, respectively, and $14.23 million and $2.84 million for the six month periods ended December 31, 2010 and 2009, respectively.

Principal Factors Affecting our Results of Operations

Revenues

Our total revenues are derived from products we provide in our two business segments: (1) crude salt and bromine, and (2) brominated specialty chemicals. Currently, all of the products we distribute fall within one of these two operating segments. Demand for our products currently exceeds our supply. We anticipate demand continuing to significantly exceed supply in the future. As a result, we expect the prices of our products to rise and our revenues to continue to grow in turn, as we continue to expand our production capacity to meet the ever-growing demand for our products.

Crude Salt and Bromine – Our Basic Chemical Raw Materials

We derive revenues in our crude salt and bromine segment from the sale of crude salt and bromine primarily to our customers in the chemistry, pharmaceutical and agricultural industries. Our bromine and crude salt operating segment is our largest operating segment and has the more extensive market penetration of our two operating segments. We anticipate that we will continue to experience revenue growth in our bromine and crude salt operating segment as the demand from our customers becomes even more robust, and we further penetrate the market through developing strategic client accounts.

We also derive a small percentage of revenue in this operating segment in the form of rental income from the lease of our buildings and our salt fields to third parties. In order to benefit from increases in the price of crude salt, we agreed with our salt field lessees to pay us a certain amount of crude salt, instead of cash, so that we can profit from the resale of the crude salt. These leases were entered into with the previous owners of the salt pans. As part of the terms of our acquisitions, we allowed the smaller crude salt producers to continue to use portions of the salt pans. The leases will expire between 2014 and 2018. We do not intend to allow the leases to be renewed upon expiration.

Bromine Compounds – Our  Brominated Specialty Chemical Products

We derive revenues in our brominated specialty chemical operating segment from sales of decabromodiphenyl ether, decabromodiphenyl ethane and hydrobromic acid. Decabromodiphenyl ether and decabromodiphenyl ethane are both used as flame retardants, while hydrobromic acid is used to produce other bromine compounds and is itself used to produce medicines, dyes and perfumes. Our recent experience shows that, on a percentage basis, net revenues in this operating segment are increasing at a more rapid rate than our total net revenues in the near term. We anticipate revenues in this operating segment to account for an increasing percentage of our total revenues in the future as we plan to increase our production capacity to meet ever-increasing demand for brominated specialty chemical products, and accordingly increase our selling price as demand currently exceeds supply. We expect to increase our market penetration in the brominated specialty chemical market as we develop and produce new product lines.

Factors Affecting Revenues

The following factors affect the revenues we derive from our operations. For other factors affecting our revenues, see “Risk Factors—Risks Related to Our Business.”

Consumer demand for basic chemical raw materials and brominated specialty chemical products. Consumer demand for our products is closely linked to the performance of the general global economy and is sensitive to business and production levels of chemical producers. Declines in consumer demand due to adverse general economic conditions or lower industrial demand can lower the revenues and profitability of our operations. As a result, changes in consumer demand and general business cycles can subject our revenues to volatility.

Competition. While the crude salt, bromine and brominated specialty chemical industry in Shandong Province and Weifang city features approximately 75 bromine plants and a number of salt farms, a number of those plants and farms are significantly smaller than us and sell much smaller quantities of crude salt and bromine than we do. Additionally, most of these smaller bromine and crude salt producers do not have the downstream production capability to produce brominated specialty chemical products. We believe that recent favorable prices for basic raw materials and chemical products are likely to result in an increased level of competition in the market. Our scalable production, vertical integration of our production chain, and our relatively large bromine reservoir to store lower-priced inventory allow us to receive additional revenue from price hikes, as well as benefit from increased economies of scale in our operations.

Price Volatility. Our industry often experiences price volatility. This is evidenced by the drop in prices of our products we experienced in 2009 due to the global recession, followed by a significant rebound in 2010. While we may be able to counter unfavorable price movements due to our large production scale, revenue base and ability to store bromine in our reservoir, our revenue growth might be negatively impacted if prices were to shift downward in the future.

Expansion. Our management believes we must continue to expand our production capacity to seize additional market share. Since 2004, Shandong Haiwang has acquired 6 bromine plants bringing our total bromine operation to 7 bromine plants. To remain competitive in the marketplace, our management believes we must continue with such expansion, and if we fail to make acquisitions or expand our production capacity, our revenue growth could slow.

Costs and Expenses

We primarily incur the following costs and expenses:

Costs of goods sold. In producing bromine, crude salt and brominated specialty chemical products, Shandong Haiwang incurs a number of costs that factor in to costs of goods sold. It must pay a resources tax to the PRC government to utilize the Shandong Province brine water for bromine extraction and crude salt production in the amount of RMB 20 per ton on crude salt produced by Haiwang. Additionally, it must purchase chlorine, brim stone, and coal, which are all essential to the process of extracting bromine from the brine water. For purposes of producing the brominated specialty chemicals, it also must purchase ethane and ethyl ether. Ethane and ethyl ether are purchased in the open market and their prices fluctuate with market supply and demand. In addition to these items, cost of goods sold includes employee wages, water, electricity, equipment depreciation expense, maintenance expense, sporadic equipment costs, insurance expenses, and sewage charges.

General and administrative expenses. General and administrative expenses consist primarily of compensation expenses for our corporate staff and personnel supporting our corporate staff, research and development expenses, communication costs, gasoline, welfare expenses, education expenses, professional fees (including consulting, audit and legal fees), travel and business hospitality expenses, land rent, inventory gains and losses, amortization of land use rights, land use tax, low value consumables, stamp duty expense, measure, design and monitoring charges, contractual performance obligations and office administrative and related expenses.

Selling expenses. Selling expenses include freight expenses for delivery of our products and salaries and wages for sales and marketing personnel, and related travelling expenses for sales and marketing personnel. Delivery of our products is negotiated on a contract by contract basis and in some instances we deliver products to our customers and in other instances, our customers pick up their orders on site.

Factors Affecting Expenses

Supplies and commodity prices.  In addition to the proportionate resource tax we pay the PRC government to utilize the brine water for bromine extraction and crude salt production, the other main component of our expenses relates to the price of materials and utilities required to extract bromine from brine water and to produce crude salt and brominated specialty chemicals. To the extent the prices of materials and utilities vary, our cost of goods will fluctuate. For this reason, we may be affected by the prices we receive from our upstream suppliers and external factors that could limit the supply of chlorine, brim stone or coal.

Transition to public company. Once we complete this offering, we expect that our administrative costs will increase materially, as we need to comply with detailed reporting requirements.

Number of customers. The more customers Shandong Haiwang has, the greater we expect selling expenses, travel expenses and the like will be. At present, Shandong Haiwang is able to sell substantially all of its products within Shandong Province, Zhejiang Province and Jiangsu Province, to a relatively small number of customers. We believe this concentration of customers has allowed us to focus our marketing and selling efforts in a relatively narrow area.

Transportation means and proximity of customers. The unit transportation fee is lower if we utilize one-way trucks to transport our goods as opposed to roundtrip trucks. Additionally, the closer we are to our customers; the less we pay in freight, which leads to less selling expenses. Where the contract states that the customer would bear the freight expenses, Shandong Haiwang would bear less freight expense, and have less selling expenses.

Number of bromine plants and salt fields we operate. Shandong Haiwang has acquired or constructed a number of bromine plants in the last several years. As Shandong Haiwang operates more plants, our administrative expenses tend to increase in dollars but decrease as a percentage of revenues.

Six Months Ended December 31, 2010 Compared to the Six Months Ended December 31, 2009

Results of Operations

The following table presents certain information derived from the consolidated statements of operations and cash flows for the six months ended December 31, 2010 and December 31, 2009, respectively.

USD ’000 except for earnings per share	Six months ended December 31, 2010	Six months ended December 31, 2009	Percentage Change
	(Unaudited)	(Unaudited)
Net Revenue	$56,712	$32,870	73%

Cost of Net Revenue	(33,522)	(24,860)	35%

Gross Profit	23,190	8,010	190%

Selling expenses	1,906	2,445	-22%

General and Administrative expenses	1,532	1,438	7%

Income from operations	19,752	4,127	379%

Other Income (expenses), net	(740)	(336)	120%

Income before taxes	19,012	3,791	402%

Income Taxes	(4,778)	(950)	403%

Net Income	$14,234	$2,841	401%

Basic and diluted earnings per share – Pro forma	$0.672	$0.134	401%

Net Revenue

Net revenue was $56.7 million for the six months ended December 31, 2010, an increase of $23.8 million (or approximately 73%) compared to the same period in 2009. This increase was primarily attributable to increased revenues in both our bromine and crude salt segment and our brominated specialty chemical segment. Net revenue in our bromine and crude salt segment increased to $33.5 million for the six months ended December 31, 2010 compared to $24.3 million in the same period in 2009, an increase of approximately $9.2 million or 37.9%. This increase was primarily the result of the sharp increase in the price of crude salt and bromine, from an average of RMB 168 per metric ton to RMB 240 per metric ton for crude salt, and from an average of RMB 11,947 per metric ton to RMB 21,300 per metric ton for bromine, bringing about an $11.2 million increase in sales in our bromine and crude salt segment. While the increase in sales was primarily due to the sales price increase, sales volume for crude salt also increased comparatively. However, sales volume for bromine decreased mainly because we used more bromine in the production of our brominated specialty chemicals. Another significant factor underlying the overall increase in net revenue was the growth in sales of our brominated specialty chemical products. Net revenue attributable to our brominated specialty chemical products increased from $8.5 million for the six months ended December 31, 2009 to $23.1 million for the same period in 2010, an increase of 172%. The increase in revenues in our brominated specialty chemical products segment was primarily a result of an increase in the price of brominated specialty chemicals, from an average of RMB 11,585 per metric ton to RMB 16,553 per metric ton (decabromodiphenyl ether increased from RMB 16,605 per metric ton to RMB 28,907 per metric ton, decabromodiphenyl ethane increased from RMB 21,611 per metric ton to RMB 31,411 per metric ton, and hydrobromic acid increased from RMB 5,319 per metric ton to RMB 8,841 per metric ton) due to strong demand for our brominated specialty chemicals, which are mainly used as flame retardants. The increased sales amount of brominated specialty chemicals generated approximately $7.5 million of additional net revenue for this quarter.

	Net Revenue by Segment
USD’000	Six months ended		Six months ended
	December 31, 2010		December 31, 2009
Segment	(Unaudited)	Percent of total	(Unaudited)	Percent of total
Bromine and Crude Salt	$33,520	59.1%	$24,300	73.9%
Brominated Specialty Chemicals	23,103	40.7%	8,482	25.8%
Corporate	89	0.2%	88	0.3%
Total Revenues	$56,712	100%	$32,870	100%

Six months ended December 31,
2010 vs. 2009
Segment	Percent increase of Net revenue
Bromine and Crude Salt	37.94%
Brominated Specialty Chemicals	172.38%
Corporate	1.14%

	Sales Volume by Segment
Metric Tons	Six Months Ended December 31, 2010	Six Months Ended December 31, 2009
Bromine	3,241	5,284
Crude Salt	596,040	554,252
Brominated Specialty Chemicals	9,385	5,007

Cost of Net Revenue and Gross Profit

The cost of net revenue reflects raw materials consumed, electricity, depreciation, direct salaries and benefits of staff engaged in the production process, and other manufacturing costs. The cost of net revenue and the resulting gross profit for the six months ended December 31, 2010 and 2009 were:

	Cost of revenue by Segment
USD’000	Six months ended		Six months ended
	December 31, 2010		December 31, 2009
Segment	(Unaudited)	% of segment revenue	(Unaudited)	% of segment revenue
Bromine and Crude Salt	$17,441	52%	$17,566	72.3%
Brominated Specialty Chemicals	15,893	68.8%	7,141	84.2%
Corporate	188	211.2%	153	173.6%
Total cost of sales	$33,522	59% %	$24,860	75.6%

	Gross profit by Segment
USD’000	Six months ended		Six months ended
	December 31, 2010		December 31, 2009
Segment	(Unaudited)	% of segment revenue	(Unaudited)	% of segment revenue
Bromine and Crude Salt	$16,079	48%	$6,734	28.7%
Brominated Specialty Chemicals	7,210	31.2%	1,341	15.8%
Corporate	(99)		(65)
Total gross profit	$23,190	41%	$8,010	24.4%

The increase in our cost of net revenue in both the bromine and crude salt segment and the brominated specialty chemical segment was largely the result of the substantially higher sales volumes recorded in the six months ended December 31, 2010 as compared to the six months ended December 31, 2009. The reduction in the cost of net revenue of both segments as a percentage of net revenue for the six months ended December 31, 2010 compared to the same period in 2009 was primarily because the sharp increase in the average sales price of our products substantially exceeded the relatively smaller increase in our production cost, production efficiencies in consumables and electricity. Our production expertise gained from operating a number of bromine plants and greater utilization of our production capacity for brominated specialty chemical products. Our superior storage capacity for bromine as compared to that of our competitors also contributes to our profitability as we are able to store products when the price is low and sell when the price is high.

The increase in gross profit in our bromine and crude salt segment was largely the result of the sharp increase in the sales price of our products as well as the other factors noted above. The increase in gross profit in our brominated specialty chemicals segment was the result of both an increase in sales price and sales volume, as well as the other factors noted above.

Selling Expenses

Selling expenses were $1.906 million for the six months ended December 31, 2010, a decrease of $0.539 million (or approximately 22%) from selling expenses of $2.445 million for the six months ended December 31, 2009. Selling expenses are mostly comprised of freight expenses in the amount of $1.46 million and $2.07 million for the six months ended December 31, 2010 and 2009, respectively. Freight expenses include expenses associated with delivering crude salt, bromine and brominated specialty chemical products. The decrease was mainly due to a change in our product mix and customer mix. Freight for crude salt is highest due to crude salt’s physical characteristics; however, the percentage of our total sales coming from crude salt decreased from 74% in the six months ended December 31, 2009 to 59% in the six months ended December 31, 2010. On the other hand new customers drove demand for bromine and brominated specialty chemical products within Shandong Province increasing sales in the six months ended December 2010, and corresponding freights have been much lower than freight for crude salt. In addition we proactively increased our transportation efficiency by selecting logistics companies that could transport their products on one-way trips rather than round-trip, which means the back-trip would carry nothing, causing the unit transportation fee to be relatively lower.

General and Administrative Expenses

General and administrative expenses were $1.532 million and $1.438 million for the six months ended December 31, 2010 and 2009, respectively, an increase of $0.094 million or 7%. The increase in general and administrative expenses for the six months ended December 31, 2010 was primarily due to a slight increase in salary expense and additional land use tax paid for a newly acquired land use right.

Income from Operations

	Income from Operations by Segment
USD’000	Six months ended		Six months ended
	December 31, 2010		December 31, 2009
Segment	(Unaudited)	Percent of total	(Unaudited)	Percent of total
Bromine and Crude Salt	$13,378	66%	$3,322	73.9%
Brominated Specialty Chemical Products	6,748	34%	1,171	26.1%
Income from Operations before Corporate Costs	20,126	100.0%	4,493	100.0%
Corporate Costs	(374)		(366)
Income from Operations	$19,752		$4,127

Income from operations before corporate costs was $20.13 million for the six months ended December 31, 2010 (35.5% of net revenue), an increase of $15.63 million (approximately 348%) compared to the same period in 2009. This increase resulted primarily from the increases in net revenue and the resulting higher income from operations from our bromine and crude salt segment. For the six months ended December 31, 2010, income from operations for our bromine and crude salt segment was $13.38 million, an increase of 305% from $3.3 million for the same period in 2009. The increases in net revenue and income from operations for the bromine and crude salt segment were primarily a result of a sharp increase in the sales price of bromine and crude salt, and higher gross margin due to production cost efficiencies. The increases in net revenue and income from operations of our brominated specialty chemical products were largely due to a strong increase in the average selling price in the current period, coupled with increased sales of our brominated specialty chemical products

Other Expense

Other expenses were $0.74 million for the six months ended December 31, 2010, an increase of $0.4 million from other expenses of $0.34 million in the same period of 2009. The increase is mainly due to the increase of interest expense of $0.4 million incurred from bank loans.

Net Income

Net income was $14.23 million for the six months ended December 31, 2010, an increase of $11.39 million (401%) compared to the same period in 2009.  This increase was primarily attributable to the $23.84 million increase in net revenue, and an $8.66 million increase in cost of sales. This result can also be attributed to the slight increase in general and administrative expenses from $1.44 million for the six months ended December 31, 2009 to $1.53 million during the same period in 2010. In addition our selling expenses decreased slightly from $2.445 million to $1.91 million, mainly due to decreased freight expenses as previously discussed.

Liquidity and Capital Resources

We believe that our available funds and cash flows generated from operations will be sufficient to meet our anticipated ongoing operating needs for the next twelve months. However we will likely need to raise additional capital in order to fund our ongoing strategy of acquiring smaller bromine companies. We expect to raise those funds through the issuance of shares in this offering, or through credit facilities obtained with lending institutions or a combination of both. There can be no guarantee that we will be able to obtain such funding, whether through the issuance of debt or equity, on terms satisfactory to management and our board of directors.

The procedure to remit funds from this offering may take as long as six months after completion of this offering in the ordinary course, and we will be unable to use the funds in China until remittance is completed. We may be unable to fund our growth strategy in the event we experience any delays in the remittance procedure.

As of December 31, 2010, cash and cash equivalents were $6.39 million as compared to $4 million at June 30, 2010. The components of this increase of $2.39 million are reflected below.

Cash Flow

USD’000	Six Months Ended December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Net cash provided by (used in) operating activities	$11,939	$(3,431)
Net cash used in investing activities	(10,838)	(5,126)
Net cash provided by financing activities	1,137	2,339
Effects of exchange rate changes on cash	146	(14)
Net cash inflow (outflow)	$2,384	$(6,232)

For the six months ended December 31, 2010 we met our working capital and capital investment requirements mainly by using cash flow from operations.

Net Cash Provided by Operating Activities

During the six months ended December 31, 2010, we had positive cash flow from operating activities of $11.94 million. This was primarily attributable to the increase in our net income of $11.39 million. Net cash provided by operating activities during the six months ended December 31, 2010 increased by $15.37 million from the same period in 2009, primarily due to a $11.39 million increase in net income.

We also had a 91% increase in our inventory balance during the six months ended December 31, 2010. The increase in the inventory balance at December 31, 2010 compared to that at June 30, 2010 was mainly attributable to an increase in crude salt inventory. The crude salt amount increase from 123 tons at June 30, 2010 to 309,752 tons at December 31, 2010 mainly due to seasonal factors. The cude salt was harvested in October, which caused the balance at December 31, 2010 to be larger than it was at June 30, 2010. In addition, we leased portions of our salt pans to lessees and we agreed to collect these rents in the form of crude salt. These rents were paid in November and December 2010 after the crude salt was harvested.

Net Cash Provided (Used) by Investing Activities and Financing Activities

Net cash used in investing activities during the six months ended December 31, 2010 increased by $5.7 million from the same period in 2009, primarily due to a $2.6 million increase in investment in property and equipment, and a $2.7 million increase in investment in acquiring land use rights.

We also had an increase in property and equipment of $2.6 million during the six months ended December 31, 2010 due to new construction and the purchase of fixed assets associated with a decabromodiphenyl plant that occurred at the end of the period.

Net cash provided by financing activities during the six months ended December 31, 2010 decreased by $1.2 million from the same period in 2009, primarily due to decreased bank loans. We plan to repay our short-term bank loans through our operating cash flows. In the event there is a shortfall in operating cash at the maturity date of any short-term loan, we plan to utilize our unused credit line to borrow new loans to repay the matured loans.

Impact of Contractual Arrangements

On February 1, 2011, WFOE entered into an Operating Agreement with Shandong Haiwang. Pursuant to the Operating Agreement, WFOE agreed to bear the losses of Shandong Haiwang. If Shandong Haiwang suffers losses and WFOE is required to absorb all or a portion of such losses, WFOE will be required to seek reimbursement from Shandong Haiwang. In such event, it is unlikely that Shandong Haiwang will be able to make such reimbursement and WFOE may be unable to recoup the loss WFOE absorbed at such time, if ever. Further, under the Operating Agreement, WFOE may absorb the losses at a time when WFOE does not have sufficient cash to make such payment and at a time when we or WFOE may be unable to borrow such funds on terms that are acceptable, if at all. As a result, any losses absorbed under the Operating Agreement may have an adverse effect on our liquidity, financial condition and results of operations.

Fiscal Year Ended June 30, 2010 Compared to Fiscal Year Ended June 30, 2009

Results of Operations

	For the year ended
USD’000 except for earnings per share	June 30, 2010	June 30, 2009	% Change

Net Revenue	$64,792	$49,859	30%

Cost of Net Revenue	$(48,045)	$(36,526)	32%

Gross Profit	$16,747	$13,333	26%

Selling expenses	$(3,679)	$(3,978)	-8%

General and Administrative expenses	$(2,634)	$(2,206)	19%

Income from operations	$10,434	$7,149	46%

Other Income (expenses), net	$(1,336)	$(1,351)	-1%

Income before taxes	$9,098	$5,798	57%

Income Taxes	$(2,336)	$(1,497)	56%

Net Income from continuing operations	$6,762	$4,301	57%

Extraordinary Items	$-	$431	-

Net Income	$6,762	$4,732	42.9%

Basic and Diluted Earnings Per Share – Pro forma
Net income from continuing operations	$0.319	$0.203	57%
Net income	$0.319	$0.223	43%

Net Revenue

Net revenue was $64.79 million in for the fiscal year ended June 30, 2010, an increase of $14.93 million (or approximately 30%) as compared to fiscal 2009. This increase was primarily attributable to (1) the growth in our bromine and crude salt segment with revenue in that segment increasing from $41.97 million for fiscal 2009 to $45.12 million for fiscal 2010, an increase of approximately 7.5%, and (2) growth in our sales of brominated specialty chemical products, with revenue in that segment increasing from $7.68 million in fiscal 2009 to $19.47 million in fiscal 2010, an increase of approximately 153%.

The increase in the net sales of bromine and crude salt was primarily due to the increase of bromine sales by approximately $5.65 million as a result of an increase in the average sales price from RMB 12,212 per metric ton in fiscal 2009 to RMB 14,969 per metric ton in fiscal 2010, and the sales volume for bromine increased from 7,986 metric tons in fiscal 2009 to 9,080 in fiscal 2010. Sales from crude salt decreased by $2.5 million as a result of a decrease in the average sales price of crude salt from RMB 222 per metric ton in fiscal 2009 to RMB 164 per metric ton in fiscal 2010 in spite of the relative increase in sales volume from 763,124 metric tons in fiscal 2009 to 917,304 metric tons in fiscal 2010.

The increase in the sales of our brominated specialty chemical products was due to both an increase in the average sales price from RMB 8,332 per metric ton in fiscal 2009 to RMB 12,386 per metric ton in 2010 (decabromodiphenyl ether  increased from RMB 15,590 per metric ton to RMB 18,992 per metric ton, decabromodiphenyl ethane increased from RMB 20,543 per metric ton to RMB 22,996 per metric ton, and hydrobromic acid increased from RMB 5,161 per metric ton to RMB 6,330 per metric ton), and an increase in sales volume from 6,295 tons in fiscal 2009 to 10,720 tons in fiscal 2010. These increases generated an additional $11.8 million in net revenue for our brominated specialty chemical products segment in fiscal 2010.

	Net Revenue by Segment
USD’000	Year Ended		Year Ended
	June 30, 2010		June 30, 2009
Segment		% of total		% of total
Bromine and Crude salt	$45,122	69.6%	$41,969	84.2%
Brominated Specialty Chemicals	19,474	30.1%	7,684	15.4%
Corporate	196	0.3%	206	0.4%
Total sales	$64,792	100%	$49,859	100%

Year Ended June 30
2010 vs. 2009
Segment	% Increase (decrease) of Net Sales
Bromine and Crude salt	7.5%
Brominated Specialty Chemicals	153%
Corporate	-4.85%

	Sales Volume by Segment
Metric Tons	Six Months Ended December 31, 2010	Six Months Ended December 31, 2009
Bromine	9,080	7,986
Crude Salt	917,304	763,124
Brominated Specialty Chemicals	10,720	6,295

The proportion of our total net sales represented by bromine and crude salt in the year ended June 30, 2010 increased as compared to the year ended June 30, 2009.  Although sales in both segments grew, the growth of sales of our brominated specialty chemical products surpassed the growth rate of our bromine and crude salt operations mainly due to the increase in the sales price and production output. Corporate revenue represents the rental income we receive from leasing out office space to the local government.

Cost of Net Revenue and Gross Profit Segment Analysis

Cost of net revenue reflects raw materials consumed, depreciation and amortization expenses, direct salaries and benefits, electricity and other manufacturing costs. Our cost of net revenue was $48.05 million in fiscal 2010, an increase of $11.5 million (or approximately 32%) from the cost of net revenue in fiscal 2009.  This increase was in line with the increase in our net revenue and also partly resulted from an increase in the average purchase price of our raw materials such as chlorine and sulfur.

Gross Profit
	Year Ended June 30,
USD’000	2010	% of Net revenue	2009	% of Net revenue
Cost of net revenue	$48,045	74.15%	$36,526	73.26%
Gross Profit	$16,747	25.85%	$13,333	26.74%

Our net revenue increased 30% in fiscal 2010 compared to fiscal 2009, which was mainly due to the increased sales price of our bromine and brominated specialty chemicals. The average sales price for crude salt decreased from RMB 222 per metric ton in fiscal 2009 to RMB 164 per metric ton in fiscal 2010, reducing the gross margin ratio for crude salt from 37% in fiscal 2009 to 29% in fiscal 2010. However, this decrease was offset by the gross margin increase of bromine, whose average sales price increased from RMB 12,212 per metric ton in fiscal 2009 to RMB 14,969 per metric ton in fiscal 2010, causing the gross margin of bromine to increase from 25% to 40%. The average sales price of brominated specialty chemical products increased from RMB 8,332 per metric ton to RMB 12,386 per metric ton, causing the gross margin ratio for brominated specialty chemical products to increase from 6.3% to 18.5%. However, the relative size of sales and gross margin for brominated specialty chemicals has been smaller than that for the bromine and crude salt segment. As a result, cost of net revenue as a percentage of net revenue stayed at 73-74% for both fiscal 2010 and fiscal 2009.  Gross profit as a percentage of net revenue also stayed at 26-27% for both fiscal 2010 and fiscal 2009.

Selling Expenses

Selling expenses were $3.68 million in fiscal 2010, a decrease of $299,000 (or approximately 8%) from selling expenses of $3.98 million during fiscal 2009. Selling expenses are mostly comprised of freight expenses in the amount of $3.35 million in fiscal 2010 and $3.53 million in fiscal 2009. Freight expenses include expenses associated with delivering crude salt, bromine and brominated specialty chemical products. The slight decrease was mainly due to a change in our product mix and customer mix. Freight for crude salt is higher due to crude salt’s physical characteristics; however, the percentage of our total sales coming from crude salt decreased from 53% in fiscal 2009 to 37% in fiscal 2010. On the other hand new customers drove demand for bromine and brominated specialty chemical products within Shandong Province increasing sales in fiscal 2010, and corresponding freights have been much lower than freight for crude salt.

General and Administrative Expenses

General and administrative expenses were $2.63 million in fiscal 2010, an increase of $428,000 (or approximately 19%) from general and administrative expenses of $2.21 million during fiscal 2009. This increase in general and administrative expenses was primarily due to the land tax and sundry expenses of $106,000 and $241,000, respectively, for fiscal 2010.

Income from Operations
	Income from Operations by Segment
USD’000	Year Ended		Year Ended
	June 30, 2010		June 30, 2009
Segments		% of total		% of total
Bromine and Crude salt	$8,001	70%	$7,264	95%
Brominated Specialty Chemicals	$3,472	30%	$379	5%
Income from Operations Before Corporate Costs	$11,473	100%	$7,643	100%
Corporate Costs	$(1,039)		$(494)
Income from Operations	$10,434		$7,149

Income from operations was $10.43 million in fiscal 2010 (or 16.1% of net revenue), an increase of $3.28 million (or approximately 45.87%) over income from operations of $7.15 million in fiscal 2009. This increase resulted primarily from the increase in revenues and relatively lower increase in expenses as shown above. The increase is also attributable to increases in income from operations in both our bromine and crude salt segment, and our brominated specialty chemical products segment. In fiscal 2009, income from operations in the bromine and crude salt segment was $8.00 million, an increase of 10.2% from $7.26 million in fiscal 2009. In fiscal 2010, income from operations in the brominated specialty chemical products segment was $3.47 million, a significant increase from income from operations in this segment of 379,000 in fiscal 2009. The increase in the income from operations for our bromine and crude salt segment was primarily as a result of the increase in our sales price for bromine. The increase in the income from operations for our brominated specialty chemical products was due to both the increase in sales price and the increase in our sales volume as a result of our greater production capacity utilization.

Corporate profit refers to the rents from leasing Shandong Haiwang’s building to the local government. The corporate cost includes the depreciation expense of the buildings and other non-allocable expenses.

Other Expense

Other expenses were $1.336 million for the 2010 fiscal year, a decrease of $15,000 from other expenses of $1.351 million for the 2009 fiscal year. This decrease was primarily due to a decrease in interest income of $300,000, offset by a decrease of $197,000 in interest expense. In addition, the net loss from disposal and damage of fixed assets decreased by $496,000 compared to fiscal 2009, partly offset by one-off net gain of $391,000 from disposing of equity investment in Shandong Haiheng Chemical Co., Ltd. in fiscal 2009.

Extraordinary Gain

A one-off gain in the amount of $431,000 occurred in fiscal 2009 in the nature of compensation from the government for the requisition of a piece of land.

Net Income

Net income was $6.76 million in fiscal 2010, an increase of $2.03 million (or approximately 42.9%) as compared to fiscal 2009. This increase was primarily attributable to the $14.93 million increase in net revenue. This result can also be attributed to the slight increase in general and administrative expenses from $2.21 million in fiscal 2009 to $2.63 million in fiscal 2010. In addition our selling expenses decreased slightly from $3.98 million to $3.68 million, mainly due to decreased freight expenses as previously discussed.

Liquidity and Capital Resources

Cash Flows and Working Capital

To date, we have financed our operations primarily through cash flows from operations and bank loans. As of June 30, 2010, we had approximately $4 million in cash and cash equivalents. As a result of our total cash activities, net cash decreased from $7.28 million on June 30, 2009 to $4 million on June 30, 2010, and then increased to $6.39 million on December 31, 2010. We believe that our currently available working capital of $10.715 million, including cash of $6.39 million, should be adequate to meet our anticipated cash needs and sustain our current operations for at least the next 12 months.

However, currently available working capital, especially cash, may not be sufficient to fund our anticipated expansion. In order to meet the working capital needs for our anticipated expansion, we may take the following actions: (i) continue to improve our collection of accounts receivable; (ii) if necessary, raise additional capital through the sale of equity; and (iii) enter into new, or refinance existing, short- and/or long-term commercial loans. We cannot assure you that financing will be available in the amounts we need or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute our shareholders. The incurrence of debt would divert cash from working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that would restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business, operations and prospects may suffer.  Additionally, the procedure to remit funds from this offering may take as long as six months after completion of this offering in the ordinary course, and we will be unable to use the funds in China until remittance is completed.  We may be unable to fund our growth strategy in the event we experience any delays in th remittance procedure.

Consolidated Statement of Cash Flows

As of June 30, 2010, cash and cash equivalents were $4.01 million as compared to $7.28 million as of June 30, 2009.  The components of this decrease of $3.27 million are reflected below.

Cash Flow

USD’000	Year Ended June 30,
	2010	2009
Net cash used in operating activities	$(3,090)	$(1,949)
Net cash provided by (used in) investing activities	$(11,010)	$5,347
Net cash provided by financing activities	$10,800	$1,479
Effects of exchange rate changes on cash	$26	$12
Net cash inflow (outflow)	$(3,274)	$4,889

In fiscal 2010 we met our working capital and capital investment requirements mainly by using operating cash flows and bank loans.

Net Cash Provided by Operating Activities

During the year ended June 30, 2010, we had negative cash flow from operating activities of $3.09 million, which was primarily attributable to the increase of accounts receivable, notes receivable and inventory in line with our sales increase. Net cash used in operating activities in fiscal 2010 increased by $1.14 million as compared to fiscal 2009. The increase of net cash used in operating activities is the result of several factors, including:

•	Increase of $3.69 million in accounts receivable. This increase was associated with a growth in sales in fiscal 2010 compared with fiscal 2009, while our accounts receivable terms remained the same.
•
Increase of $5.31 million in notes receivable. This increase was associated with a growth in sales in fiscal 2010 compared with fiscal 2009. Our customers settle their trade debt with notes accepted by banks. As a matter of practice, these notes accepted by banks could be easily converted into cash through the banks.

•
Increase of $2.4 million in rents receivable. The increase was associated with rental income from our leased salt fields. The rental income is accrued on a monthly basis, but according to the lease agreements, the rent is collected in the aggregate in October.

•	Increase of $3.95 million in inventory. The increase was associated with a growth in sales in fiscal 2010 compared with fiscal 2009; however, our inventory turnover periods remained the same.
•	Decrease of $11.43 million in notes payables. The decrease in notes payable is mainly due to the settlement of notes as they became due.

Investing Activities

Net cash used in investing activities for the year ended June 30, 2010 was $11 million, compared to net cash provided by investing activities of $5.35 million in the year ended June 30, 2009. The cash used in investing activities in fiscal 2010 was mainly used for capital expenditures for the purchase of land use rights. The cash provided by investing activities in fiscal 2009 was mainly attributable to collection of loans to third-party companies of $9.37 million and cash receipts from the partial disposal of our investment in Shandong Haiheng of $8.2 million, partly offset by cash expenditures for land use rights, property and equipment of $11.4 million. We made such third party loans to utilize excess cash to generate interest income to offset the interest expense on our bank loans

Financing Activities

Net cash provided by financing activities in the year ended June 30, 2010 totaled $10.8 million, compared to net cash provided by financing activities of $1.48 million in the year ended June 30, 2009. The cash provided by financing activities in the year ended June 30, 2010 was mainly attributable to proceeds received from bank loans. The cash provided by financing activities for the year ended June 30, 2009 was mainly attributable to a cash injection in one subsidiary from owners, partly offset by repayment of bank loans.

Contractual Commitments

The following table sets forth payments due by period for fixed contractual obligations as of December 31, 2010.

Contractual obligations	Payments due by period
USD’000	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term bank loans	$12,613	2,480	10,133	-	-
Long-Term lease Obligations	$15,986	1,168	2,336	2,336	10,146
Total	$28,599	$3,648	$12,4696	2,336	10,146

Off Balance Sheet Items

Under SEC regulations, we are required to disclose our off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, such as changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. An off-balance sheet arrangement means a transaction, agreement or contractual arrangement to which any entity that is not consolidated with us is a party, under which we have:

•	any obligation under certain guarantee contracts,
•	any retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets,
•
any obligation under a contract that would be accounted for as a derivative instrument, except that it is both indexed to our stock and classified in shareholder equity in our statement of financial position, and

•
any obligation arising out of a material variable interest held by us in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or engages in leasing, hedging or research and development services with us.

We do not have any off-balance sheet arrangements that we are required to disclose pursuant to these regulations. In the ordinary course of business, we enter into operating lease commitments, purchase commitments and other contractual obligations. These transactions are recognized in our financial statements in accordance with generally accepted accounting principles in the United States.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these audited consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

The critical accounting policies summarized in this section are discussed in further detail in the notes to the audited consolidated financial statements appearing elsewhere in this prospectus. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about our operating results and financial condition.

Revenue Recognition

Revenue is recognized when there are probable economic benefits to our company and when the revenue can be measured reliably, on the following bases:

•
Sales of goods and rental income. In accordance with ASC Topic 605-10-S99, Revenue Recognition, our company recognizes revenue, net of any taxes, when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs or the service has been rendered, the price is fixed or determinable, and collectability is reasonably assured.

•
Interest income, on an accrual basis using the effective interest method by applying the rate that discounts the estimated future cash receipts through the expected life of the loans to their net carrying amount.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates. Significant estimates in the quarters ended December 31, 2010 and 2009 and the years ended June 30, 2010 and 2009 include the allowance for doubtful accounts of accounts receivable, the useful life of plant and equipment and intangible assets.

Comprehensive Income

We follow ASC 205, “Presentation of Financial Statements,” and ASC 220, “Reporting Comprehensive Income,” to recognize the elements of comprehensive income. Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders. Comprehensive income for the six months ended December 31, 2010 and fiscal 2010 and 2009 included net income and foreign currency translation adjustments.

Impairment of Long-lived Assets

In accordance with ASC 360-10, “Impairment or Disposal of Long-Lived Assets”, we periodically review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognize an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the estimated fair value and the book value of the underlying asset. We did not record any impairment charges during the six months ended December 31, 2010 or the fiscal years ended June 30, 2010 and 2009, respectively.

Recent Accounting Pronouncements

In July 2010, the FASB issued Accounting Standard Update (“ASU”) 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses.”  This ASU amends Topic 310 to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Except for the expanded disclosure requirements, the adoption of this ASU is not expected to have a material impact on our consolidated financial statements.

ASU No. 2010-06—Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This Update amends ASC 820 subtopic 10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This Update also amends ASC 820 subtopic 10 to clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010.

ASU No. 2010-02—Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This Update amends ASC 810 subtopic 10 and related guidance to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity, but does not apply to: (i) sales of in substance real estate; and (ii) conveyances of petroleum and gas mineral rights. The amendments in this Update are effective beginning in the period that an entity adopts FAS 160 (now included in ASC 810 subtopic 10).

In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09 to amend ASC 855, Subsequent Events, whose effective date is for interim or annual reporting periods ending after June 15, 2010. As a result, ASU No. 2010-09 excludes SEC reporting entities from the requirement to disclose the date on which subsequent events have been evaluated; In addition, it modifies the requirement to disclose the date on which subsequent events have been evaluated in reissued financial statements to apply only to such statements that have been restated to correct an error or to apply U.S. GAAP retrospectively.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our risk exposure from changes in interest rates relates primarily to the interest expenses associated with our historical bank borrowings, as well as the interest income generated by excess cash invested in demand and time deposits.

We have not historically used, and do not expect to use in the future, any derivative financial instruments to manage our interest risk exposure. Such interest-earning instruments and borrowings carry a degree of interest rate risk. We have not been exposed nor do we anticipate being exposed to material risks due to changes in interest rates.

Credit Risk

Our company is exposed to credit risk from its cash in bank and fixed deposits and bills and accounts receivable. The credit risk on cash in bank and fixed deposits is limited because the counterparties are recognized financial institutions. Bills and accounts receivable are subjected to credit evaluations. An allowance has been made for estimated irrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

Foreign Exchange Risk

The value of the Renminbi against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions. Since July 2005, the Renminbi has no longer been pegged to the U.S. Dollar at a constant exchange rate. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate within a flexible peg range against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future, PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of our earnings and cash assets are denominated in Renminbi, but our reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect our balance sheet and our earnings per share in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue in the future that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Most of the transactions of our company are settled in Renminbi and U.S. dollars. In the opinion of the directors, our company is not exposed to significant foreign currency risk.

Inflation

Inflationary factors, such as increases in the cost of our products and overhead costs, could impair our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of our products do not increase with these increased costs.

Company’s Operations are Substantially in China

While less than 1% of our sales are outside of China, substantially all of our operations are conducted in China and are subject to various political, economic, and other risks and uncertainties inherent in conducting business in China. Among other risks, our company and its subsidiaries’ operations are subject to the risks of restrictions on transfer of funds; export duties, quotas, and embargoes; domestic and international customs and tariffs; changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations. Additional information regarding such risks can be found under the heading “Risk Factors” in this prospectus.

Our Business

Our Company

Our company is in the business of manufacturing and selling bromine and crude salt, which are extracted from concentrated underground brine water.  The government has granted our company the mineral rights to tap and extract brine water resources from underneath approximately 24 square kilometers (9.27 square miles) of land in Weifang City, Shandong Province, China, and we are applying for the mineral rights to 10 square kilometers of land on which we plan to construct a salt farm in Dongying City, Shandong Province. China. We also use our self-developed processing technology to manufacture and sell brominated specialty chemicals. Our business operations are conducted in two segments, bromine and crude salt, and brominated specialty chemical products. We conduct all of our operations in China, in close proximity to China’s chemical and pharmaceutical manufacturing base and its rapidly growing market.

We manufacture and sell bromine and crude salt, and manufacture and sell brominated specialty chemicals, including decabromodiphenyl ether and decabromodiphenyl ethane, which are used as flame retardants in a variety of applications such as automobiles, electronic appliances and equipment, furniture and construction materials; and also including hydrobromic acid which is used to produce other bromine compounds, and itself is widely used in a variety of industries such as medicine, dyeing and perfume. We conduct all of our operations in China and sell substantially all of our products in China, in close proximity to China’s chemical and pharmaceutical manufacturing base and its rapidly growing market.

We have been in the bromine and crude salt production business since 2003 when our first plant opened. In this segment of our business, we mainly manufacture bromine and crude salt for customers in China’s chemical and pharmaceutical industries. Bromine is a basic and fundamental raw material widely used in the chemical, flame retardant, agriculture pesticide, dyeing, oilfield and medicine industries. We believe that we are one of the largest bromine producers in China in terms of output and capacity.

We have been following the Chinese government’s policy to effectively explore brine water to jointly produce both bromine and crude salt. Crude salt has been extensively used for industrial purposes as a basic chemical raw material. China is the largest producer of crude salt and is also the largest crude salt consumer in the world. We are the largest privately-owned crude salt producer producing crude salt from seawater in China in terms of production capacity and output.

Bromine is a corrosive liquid that is extremely difficult to store. As such, we have invested in a bromine reservoir with a storage capacity of 2,000 metric tons of bromine. Such storage capacity enables us to store bromine for the purpose of producing bromine compounds for our own needs.  More importantly, this also allows us to implement an arbitrage strategy of purchasing bromine from smaller producers when the price is lower and selling the stockpile later at higher prices, allowing us to capitalize on the spread in price caused by price volatility over time. We have been able to implement this strategy by purchasing bromine from smaller producers such as Changyi City Liyu Salt Chemical Co., Ltd, Weifang Huanhai Salt Chemical Co., Ltd and Chanyi Pudong Salt Chemical Co., Ltd. Our scalable bromine production capacity, together with our strategic investment in our bromine storage reservoir, has consolidated our position as a prominent supplier in the market, so much so that we have gained a certain influence in the bromine market in China.

While we currently derive a substantial part of revenues from sales of bromine and crude salt, sales from brominated specialty chemicals have made an increasing contribution to our total revenues and we expect they will continue to be a focus of our company.

Our brominated specialty chemicals include decabromodiphenyl ether, decabromodiphenyl ethane and hydrobromic acid. Decabromodiphenyl ether and decabromodiphenyl ethane can serve as flame retardants due to their excellent thermal stability and low toxicity, and thus have been widely accepted by the market and are undergoing a rapid growth stage in China. Brominated flame retardants are the most widely used flame retardants in China. Approximately 50% of all flame retardants used in China are brominated flame retardants. These same characteristics also allow them to be widely used in a variety of other areas including polymer composite materials, plastic, fiber and building materials.  We anticipate that the Chinese government will in the future tighten the implementations of rules enacted in the compulsory application of flame retardants on construction materials to lessen damages from fire disasters.  Our hydrobromic acid is used to produce other bromine compounds, and itself is widely used in a variety of industries such as medicine, dyeing and perfume. We are among the top three decabromodiphenyl ether and decabromodiphenyl ethane producers in China in terms of production capacity.

We use our self-developed processing technology to manufacture and sell brominated specialty chemicals.  We also invest in bromine production facilities and assemble high-caliber bromine reservoirs, agitated reactors, buffer tankers, and pipes into a reaction system to optimize output and improve product quality while maintaining production safety with our self-developed and patented processing technologies. We believe we have the most advanced brominated specialty chemicals production line in China.

We have been conducting research and development in Jiaozhou City, Shandong Province in an effort to process bromine from seawater through our seawater concentration and bromine processing technology, so that our business would be sustained by the unlimited supply of bromine and crude salt from seawater. We believe our efforts to this point have been successful and we plan to begin using our Dongying City plant to produce bromine directly from open seawater by June 2011. We plan to use our Dongying facilities to produce bromine directly from sea water and do not expect to need to open any additional facilities or acquire any additional land.

We believe that we have developed a reputation in the brominated specialty chemical market for quality through investment in technology and improvement of the quality of our products.  For instance, we have obtained one exclusive patent license and have five others pending for brominated specialty chemical processing technologies and have implemented a rigorous quality inspection system pursuant to ISO9001 standards since 2003.

We believe we have the ability to leverage our scalable bromine production capacity and further establish a vertically integrated chain to solidify our competitive edge in the bromine industry and brominated specialty chemicals industry. We currently have a production capacity of 2,500 metric tons of decabromodiphenyl ether, 4,000 metric tons of decabromodiphenyl ethane and 12,350 metric tons in hydrobromic acid. We are among the top three decabromodiphenyl ether and decabromodiphenyl ethane producers in terms of capacity. This vertical production chain integration has provided sources for additional premium revenues in that we are insulated from bromine shortages and price volatility, and we are poised to expand our production capacity for brominated specialty chemicals in the future. More importantly, the supply of bromine has been a key barrier for other producers to enter into the brominated specialty chemical industry or to expand their capacity. In turn, brominated specialty chemicals can provide protection for our bromine business. Due to the physical characteristics of brominated specialty chemicals, which are packaged powders, and easier to store than bromine, we can expand the production of our brominated specialty chemicals when the price for bromine is lower.

Since our inception we have been implementing strategic acquisitions of smaller bromine and crude salt producers. This strategy is consistent with the government’s efforts to eliminate smaller bromine producers and require all producers to be licensed. There are currently approximately 75 licensed bromine producers in Shandong Province. Our company has acquired the operating facilities and related mining permits of five smaller bromine producers and has acquired one additional bromine plant in Dongying City, Shandong Province. Altogether, we now own and operate 7 bromine plants possessing 18 bromine production lines with a production capacity of 18,000 metric tons per year. While we do not currently have any agreements or commitments to do so, we anticipate extending our footprint to other Laizhou Bay area bromine plants, salt pans and salt mines.  We plan to continue to acquire smaller bromine and crude salt producers around the Weifang City area to reinforce our competitive strength, maintain our resource inventories and consolidate our leading position in the bromine and crude salt industry. We also plan to expand and diversify our resources inventory by acquiring proven salt mines within Shandong Province. To the extent we are determined to develop this cross-region business, we will need to acquire, construct or enter into agreements with additional bromine plants and salt plants in order to expand our capacity and achieve our goal of becoming the largest bromine and crude salt producer in China.

Our Products

Crude Salt and Bromine

Our production of crude salt and bromine comes from the processing of natural brine water, a concentrated underground salt water.  There has been a very long tradition in China for individuals and companies to produce crude salt from the brine water through evaporation.  However, the brine water contains many unprocessed ionic compositions besides dissolved sodium chloride.  Today, to make the best use of brine water resources with an emphasis on sustainable economy, the Chinese government has urged companies to comprehensively utilize natural brine water resources by producing both bromine and crude salt.

Crude salt is a widely used basic material for producing caustic soda and soda ash, which in turn have been the basic chemical products widely used in glass products, the metallurgical industry, textile industry and oil industry. In China, crude salt is also used to produce edible table salt as a condiment.

The natural resources for bromine mainly exist in the sea, in underground brine water, in salt rock from ancient marine sediments and in salt lakes. Because of the vast amount of seawater, bromic contents in the ocean constitute 99% of the overall bromine reserves on the earth. The bromic concentration of seawater is approximately 65 micrograms per liter, whereas it is only about 0.10 microgram per liter in salt rock. In some areas, such as the Shandong Province brine fields surrounding the Laizhou Bay, the underground brine water content is approximately 300-360 micrograms per liter.

Bromine is a halogen element and a red volatile liquid at standard room temperature. Its reactivity is between those of chlorine and iodine. Elemental bromine is used to manufacture a wide variety of bromine compounds used in a variety of industries such as the chemical, flame retardant, agriculture pesticide, dyeing, oilfield and medicine industries. Bromine is also used to form intermediates in organic synthesis, in which it is preferred over iodine due to its lower cost. Our bromine is commonly used in producing brominated flame retardants, fumigants, water purification compounds, dyes, medicines and disinfectants. According to statistics published by the China Crude Salt Association, we are one of the largest producers of crude salt and bromine in China, as measured by annual capacity and output.

Processing of Bromine and Crude Salt

The underground brine water we utilize is a complicated salt-water combination. The brine water contains a variety of ionic compositions in which different ions have close interdependent relationships. Ions in the brine water can be reunited to form dissolved soluble salts such as sodium chloride, potassium chloride, calcium sulfate, potassium sulfate and other similar soluble salts. Through the brine water processing process, we are able to separate and precipitate the soluble salts away from the water.

Bromine is the first component we extract when processing the natural underground brine water. The bromine exists in the form of bromine sodium and potassium bromide and other soluble salts.

The bromine extraction and crude salt production process is as follows:

•	Brine water is pumped from underground through extraction wells by subaqueous pumps.
•	The brine water then passes through transmission pipelines to storage reservoirs.
•	The brine water then moves to a bromine refining plant. Through the addition of chlorine, we are able oxidize the bromide ion and extract the bromine from the brine water.
•	The bromine is then blown out using compressed air and absorbed by sulfur dioxide or soda.
•	After bromine extraction, the remaining brine water is pumped to our brine pans where it is left to evaporate, resulting in crude salt.

The raw materials needed for this process include brine water, vitriol, chlorine, sulfur and coal. We also currently consume a portion of our bromine in order to produce brominated specialty chemicals.

The following graphic representation further illustrates the bromine extraction and crude salt production process:

Brominated Specialty Chemicals

Our brominated specialty chemicals include decabromodiphenyl ether, decabromodiphenyl ethane and hydrobromic acid. Decabromodiphenyl ether and decabromodiphenyl ethane can serve as flame retardants due to their excellent thermal stability and low toxicity, and thus have been widely accepted by the market and are undergoing a rapid growth stage in China. These same characteristics also allow them to be widely used in a variety of other areas including polymer composite materials, plastic, fiber and building materials. In China the brominated flame retardant is the most widely used flame retardant due to its excellent capability and relatively lower price. Hydrobromic acid is a byproduct resulting from the production of decabromodiphenyl ether and decabromodiphenyl ethane. It is used to produce other bromine compounds and itself is used in the medical, dye and perfume industries. We anticipate that the Chinese government will in the future tighten the implementation of rules enacted in the compulsory application of flame retardants on construction materials to lessen damages from fire disasters.

We use our self-developed processing technology to manufacture and sell brominated specialty chemicals.  We also invest in bromine production facilities and assemble high-caliber bromine reservoirs, agitated reactors, buffer tankers and pipes into a reaction system to optimize output and improve product quality, while maintaining production safety with our self-developed processing technologies.  The self-developed technologies mainly include the processing method of highly thermal-stable decabromodiphenyl ethane and a processing method of high-purity decabromodiphenyl ethane.

Market Background

Crude salt

In China crude salt primarily comes from three sources: seawater, salt mines and lakes. Crude salt extracted from sea water accounts for approximately 48.84% of China’s total salt output, salt mines account for approximately 40.33% and lakes account for the remaining 10.31%. The primary industrial application of crude salt is in the industrial caustic soda and soda ash production process, which accounts for approximately 79% of China’s total crude salt output. Caustic soda is used in many industries, mostly as a strong chemical base in the manufacture of pulp and paper, textiles, drinking water, soaps and detergents and as a drain cleaner. Soda ash is used as a water softener. Approximately 13% is used for producing edible salt, and the remaining 8% is used in other assorted applications such as melting snow.

In the past decade, the demand for crude salt has mainly been driven by the fast growing downstream caustic soda and soda ash industry. China’s total production of crude salt reached 63.35 million tons in 2007, making China the world’s largest producer and consumer of crude salt. China has remained the largest producer of crude salt, with total output of 72.75 million tons in 2009. A demand analysis of the downstream caustic soda and soda ash industry, conducted by the China Salt Industry Association, showed that China was the largest producer of soda ash in the world and CAGR for soda ash output has been increasing at a rate of 11.86% over the past five years. Caustic soda output has a CAGR of 20.5% over the past five years. Due to transportation and cost factors, caustic soda and soda ash producers purchase crude salt from suppliers in close proximity to them. According to 2010 statistics from the Weifang City Crude Salt Association, Shandong Province accounts for 22.5% of the capacity of caustic soda and soda ash in China, and the production capacity for both reached 12.2 million tons in 2009. Capacity at this level requires 19 million tons of crude salt annually, which exceeds the current market supply. This imbalance leaves significant room for growth in the crude salt industry. China is still in the middle stages of industrialization and due to strong economic growth in China, the soda ash and caustic soda production capacity is expected to continue to grow. Soda ash production capacity is expected to grow by an additional 10 million tons by 2012, and production capacity for caustic soda is expected to grow by 8.6 million tons by 2011, leading to annual crude salt demand of approximately 29 million tons. We believe that the growth rate for caustic soda and soda ash will exceed the GDP growth rate in the coming five years.

Bromine

The world’s production capability for bromine was approximately 439 thousand tons in 2009, excluding the United States, an increase from 413 thousand tons in 2008, according the U.S. Geological Survey. We expect the new application of using bromine to reduce the discharge of mercury will increase demand for bromine by 150 thousand tons by 2015, which translates into 15% to 20% of current world output, and a market of $400 to $500 million.

The growth rate for bromine production in China has significantly outpaced the rest of the world in recent years. In 2009, China produced approximately 126 thousand tons of bromine. As the main raw material for bromine compounds, China’s bromine output also increased rapidly with a CAGR of over 25% from 2005 to 2007, making it the third largest bromine producing country in the world. Bromine produced in China primarily comes from refining brine water, and there are approximately 75 bromine producers in Weifang City, Shandong Province, which produce approximately 85% of all the bromine produced in China. China’s bromine producers are mainly concentrated in the area surrounding the Laizhou Bay, particularly in the coastal area of Northern Weifang City, Shandong Province. The bromine we produce is used to manufacture a wide variety of bromine compounds used in the chemical and medical industries. Bromine is commonly used to produce brominated flame retardants, fumigants, water purification compounds, dyes, medicines and disinfectants.

Worldwide, the largest end-markets for bromine include brominated flame retardant, which are used as a plastic additive that decreases plastic’s flammable characteristics by chemically eliminating combustion components such as oxygen, heat and fuel from plastic. Drilling fluids represents the second major end-use segment of bromine used in oil field chemicals. In 2009, the largest end-markets for bromine in China included brominated flame retardants, which accounted for approximately 49%; organic intermediates, which accounted for approximately 19%; and oil field chemicals, which accounted for approximately 15% of the bromine consumed in China.

Brominated Flame Retardants

Brominated flame retardant is the most widely used flame retardant both in the world and China. Worldwide, approximately 65-70% of all flame retardant is used as an additive in plastics. Plastic is widely used in construction materials, electronics and appliances, and brominated flame retardants can be used as an additive to help prevent damage or loss as a result of fire. Plastics in China in recent years have been increasing with modern industry’s increased reliance on plastics, mainly in automobiles and electronics, propelling the flame retardant market to grow at a CAGR of 20%. We expect the CAGR for flame retardants in China to reach 15% within the next five years as the use of plastics increases and the benefits of flame retardant as an additive to plastics become more widely known. Additionally, in 2006 the Chinese government has promulgated a compulsory national standard requiring the application of flame retardants in all construction materials used in public places, plastics used in electronics, and furniture. While the Chinese government has made little effort to enforce this requirement, we nevertheless expect the market for flame retardants to increase as the government increases its focus on the prevention of fire damage.

Organic Intermediate

The application of bromine in organic intermediate mainly includes medical intermediate and agricultural pesticide intermediate. Bromine can be used to produce brominated medicines and brominated medicine intermediates. There are approximately 40 different categories of medicine that use bromine as a raw material in some manner, however the primary applications include anti-cancer brominated drugs, new-type analgesics and other intermediates. Demand for bromine in the pharmaceutical market is driven by demand in the pharmaceutical market as a whole. We expect that the Chinese pharmaceutical market will continue to grow at a CAGR of approximately 20% for the near future, making the Chinese pharmaceutical market the 3rd largest pharmaceutical market in the world. Bromine’s low toxicity, decomposition rate and high work efficiency make it ideal for use in pesticide. Worldwide, brominated pesticides are used more than any other form of pesticides.

Brominated Specialty Chemicals

Our specialty chemical products are brominated compounds. Our brominated specialty chemicals, such as decabromodiphenyl ether, decabromodiphenyl ethane and hydrobromic acid can be used in a variety of applications, such as flame retardants, medicines, dyes, and water purification compounds. Primarily, our brominated specialty chemical products are used in the production of flame retardants. Brominated flame retardant is the most widely used flame retardant in the world and in China as well. In China, brominated flame retardants are mainly produced in Shandong Province. Bromine’s excellent thermal stability and low toxicity make our brominated specialty chemicals ideal flame retardants.

Brominated flame retardants are added to plastic materials, which are widely used in automobiles, electronics, construction materials and furniture to prevent damages from fire. Since 2002, the explosive growth of the electronics and automobile industries has propelled the flame retardant industry to accelerate at a high CAGR of approximately 20%. The application of flame retardant in automobiles is in the interior plastics, which typically account for approximately 10% of an automobile’s weight. Demand for flame retardants in the automobile industry is driven by demand in the fast-growing Chinese automobile industry as a whole.

Brominated flame retardant is also used in the electronics industry as an additive to the plastics used in electronics. Demand is driven by demand for products such as computers, mobile phones, televisions, DVDs, and household appliances. The electronics market is undergoing a period of high growth due to increased disposable income among Chinese residents. The application of flame retardant in these two areas accounts for approximately 80% of the demand for flame retardant in China. Due to a relatively low rate of penetration in this market, we expect the CAGR for the flame retardant industry to remain steady at 15% in the next five years.

Brominated flame retardants also have a variety of applications in construction. Due to the Chinese government’s massive infrastructure and initiatives to promote industrialization and urbanization, the Chinese construction market has grown at a rate of approximately 15% in recent years. We expect demand for brominated flame retardants in construction materials to grow in the coming years as the Chinese government begins to tighten enforcement on its mandate to use flame retardants in all public construction.

Our hydrobromic acid is a byproduct that is produced during the production process for our other brominated specialty chemicals. It can be further processed into other compounds such as sodium bromide. It can also be used in medicine to produce sedatives and anesthetics, or as a catalyst in the oil field industry.

Our Geographic Location

Our production facilities are located in the Shandong Province in North China. Our working region extends from latitude N 37°01’ to N 37°08’ and from longitude E 119°05’ to E 119°12’, in the northern region of the Coastal Economic Development Zone, Weifang City. We have two working fields, one extends from the Bailang River to the west of the Yu River and the other from the Dan River to the west of the BeiHai Road. We have six bromine plants scattered on three salt farms and five brominated specialty chemicals workshops in the working region, and the area is 9.18 square miles (5,875 acres).  In addition we have a bromine plant in Dongying City, Shandong Province, and we are leasing land to construct our fourth salt farm covering 10 square kilometers. Our location is shown on the map below:

The locations of our bromine plants and salt fields in Weifang City are shown on the map below:

The Shandong Province working region is located at the east end of the North Shandong Plain and on the south bank of the Laizhou Bay Area. The geotectonic location bestrides the North China Platte (I), Luxi Plate, Yishu Fracture Zone (III) and Buried Lifting Area of the Weifang Depression (IV). The surface of the working region is covered by 4 V-level structure units including the Dongying Sag of Dongying Depression (IV) of the North China Depression, the Buried Lifting Area of Guangrao, the Niutou sag and the Buried Lifting Area of Shuanghe. Based on comprehensive analysis of various geologic data done by a third party, authorized by the Weifang Land Resource Bureau, it is believed that beneath the major working zones are Neocene deposits of resourceful shallow brine water. Within the working region in Weifang City, Shandong Province, the brine water ore body has 3-4 layers of brine water; the thickness of each layer varies from 15 meters to 50 meters. The thickest layers are located in the east and north part of the working region where our production sites are located, whereas towards the south and west the layers become thinner.

Our production sites border Rongwu highway, Xinsha Road and DaLaiLong Railway to the south and can connect to the 309 state highway, JiQing highway and the Jiaozhou-Jinan railway. The production sites are 10 miles away from the Weifang Harbor.  There is a specialized railway line which connects our plants to the DaLaiLong Railway. The ground of the production facilities is classified as coastal alluvial – marine plain with an average height of two to four meters above sea level. The terrain is relatively flat.

We are also leasing 10 square kilometers of land in Dongying City, Shandong Province, where we plan to construct a salt farm. It is located in the area from Xiaoqing River, Dongying City to the east of the ZhiMai River. We are currently planning to construct salt pans on this salt field. We expect to complete construction and reach 100% capacity in 2011. Once we reach capacity, we expect this salt farm to yield an additional 350,000 tons per year, for a total of 1.37 million tons of crude salt including our current capacity of 1.02 million tons crude salt.

The location of our bromine plant and salt farm in Dongying City is shown on the map below:

Our Non-Reserve Mineralized Materials

Brine water is underground concentrated seawater, containing a high percentage of salt, bromine, potassium, magnesium and other minerals. The brine water is mainly used to process crude salt and bromine due to their high economic value. A band of brine water lies around the south bank of Laizhou Bay with a length of 120 km and a width of 10-20 km. The brine water is originated from seawater. It formed when seawater evaporated and concentrated during the ebbing stage of the transgress period and was then buried beneath the land around Laizhou Bay. The layout of the underground brine water around Laizhou Bay, Shandong Province is shown below:

There are no proven and probable reserves located on our property, however, in January 2009 the Weifang Municipal Land Resource Bureau commissioned Shandong Fangyuan Geology Information Engineering Co., Ltd to conduct a study of non-reserve mineralized material included in the assets of Shandong Haiwang, which was later reviewed and accepted by the Weifang Municipal Land Resource Bureau.  The study was conducted, reviewed and accepted as a pre-condition for us to consolidate the mining permits of six separate bromine plants into a uniform mineral right certificate as required by the Shandong Provincial Land Resources Bureau. This study determined the occurrences and burying conditions, distribution range and characteristics of natural brine water occurring in these assets, and analyzed the creation, supply and exploration conditions of these properties. The study concludes that the natural brine water resources collectively stand at about 1.7 billion cubic meters.

Our Opportunity and Competitive Strengths

We believe our long-term experience in producing bromine, crude salt and brominated specialty chemicals in Shandong province has positioned us as a leader in the industry. Our business is growing at a rapid pace as demand for our products in China increases. We currently operate on a 24 square kilometer brine field in Weifang City, Shandong Province and 10 square kilometers of brine field in Dongying City, Shandong Province, where we plan to construct a salt pan and will produce both crude salt and bromine from underground concentrated seawater resources. We currently have crude salt production capacity of approximately 1.02 million tons and bromine production capacity of approximately 18,000 tons, and we expect our crude salt production capacity to increase to 1.37 million tons by the time our new plant in Dongying City, Shandong Province reaches capacity. As our bromine production capacity increases, so too will our production capacity for brominated specialty chemicals. We now have a production capacity of 2,500 metric tons of decabromodiphenyl ether, 4,000 metric tons of decabromodiphenyl ethane and 12,350 metric tons of hydrobromic acid.

We believe the following strengths differentiate us from our competitors in our market in China:

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We are one of the largest crude salt, bromine and brominated specialty chemical companies in China, and one of only a few companies in China with annual production capacities of 1 million tons of crude salt, 10,000 tons of bromine and 2,000 metric tons of brominated flame retardant.

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85% of China’s bromine output and one third of the crude salt processed from seawater in China comes from Weifang City, Shandong Province and the balance largely comes from the neighboring Laizhou Bay Area.  We have successfully executed a series of strategic acquisitions of smaller crude salt and bromine plants. Consequently, we have seven bromine plants and a working area of 9.27 square miles on which to extract brine water and to produce crude salt and bromine. Geologically our working region is in the area of high brine water concentration around Laizhou Bay, which has enabled us to produce at a lower cost while maintaining a higher product quality. In China, there are currently only four producers producing crude salt from seawater with annual crude salt output exceeding 1 million tons, only four producers with annual bromine capacity exceeding 10,000 tons and only three producers with capacity for brominated flame retardants of over 2,000 tons.

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We have invested in technology designed to significantly improve the purity of our bromine; and we have obtained one exclusive license to a patent and have filed five other patents which are pending approval for safe and scalable production technology to produce high-quality brominated specialty chemical products.

o
We have developed technologies to purify bromine to a grade of 99%, meeting the clients’ demand for high-quality bromine. Shandong Haiwang has cooperated with Qingdao Science & Technology University to develop bromine re-extraction technology to enhance the brine water extraction from 65%, which is the level at inception, to 90%, thus significantly increasing bromine output.  Our level of 90% is significantly higher than the average level in the industry of 80%. Shandong Haiwang obtained one exclusive patent license in 2008 and has filed five patent applications with the China Intellectual Property Bureau in 2009, all for processing technology of certain kinds of brominated specialty chemicals. The application of these patents on our specialty chemicals production has increased our new product offerings through more cost-effective approaches.  During the past three years, Shandong Haiwang has completed fifteen projects applying scientific and technological findings in industry in four areas of brominates specialty chemicals, including medicine intermediates, dyeing intermediates, flame retardants and new materials.  Among the fifteen completed projects, the product quality of eight projects has been certified by the Shandong Provincial Technology Bureau as reaching leading domestic levels and three have been certified as reaching leading international levels.

•	We have obtained relative influence in China’s bromine industry due to our scale production and superior storage capacity which limits price volatility.
o
Since bromine is a corrosive liquid and difficult to store, we have invested in bromine reservoirs with a superior bromine storage capacity of 2,000 tons of bromine. The storage capacity enables us to store bromine for producing bromine compounds.  More importantly, we can implement an arbitrage strategy of storing our own bromine or purchasing bromine from smaller producers at lower prices and selling the stockpile later at higher prices, so that we can capitalize on the spread from the price volatility over time.  Many bromine producers in Weifang are typically smaller ones who lack sales channels and whose bromine is of relatively low quality. Shandong Haiwang has proactively acquired bromine from these producers to purify and sell to Shandong Haiwang’s existing customer base.  Our scalable bromine production capacity, together with our strategic investment in bromine storage reservoirs and active bromine acquisition strategy has consolidated our position as a leader in the market and given us the ability, albeit limited, to have a certain amount of influence.

•	We benefit from economies of scale as a result of operating multiple similarly-sized bromine plants.
o
Because we operate six bromine plants in Weifang City and one plant in Dongying city, we are able to purchase for these plants raw materials such as chlorine, brimstone and coal in bulk and receive favorable discounts in comparison to the prices the seven separate plants would have needed to pay for similar purchases.  We are also able to use our office headquarters, research facilities and other relatively fixed-cost items to benefit multiple locations, effectively decreasing the cost per plant and per unit of products sold. Similarly, we can sell bromine from multiple plants to meet large orders if necessary.  Through long-term operation of our bromine plants and crude salt pans, we have accumulated excellent industrial experience, and we have introduced such knowledge and know-how to the other six acquired plants.  We have enhanced production efficiency in raw materials and electricity, due in part to the economies of scale achieved and in part to greater utilization of our production capacity.

•
We benefit from extending the downstream production of our brominated specialty chemicals to command a premium as result of vertical integration of the production chain.  Our large-scale bromine production has strategic importance in producing and expanding our brominated specialty chemicals.

o
Our brominated specialty chemicals are used as flame retardants, and are widely used in China due to their superior thermal stability. They are also being used more as an intermediate in water purification compounds, dyes, medicines and disinfectants.  The production of brominated specialty chemicals, complementary to our large-scale bromine production, has provided sources for additional premium revenues in that we are insulated from shortages of bromine and its price volatility and we are poised to expand our production capacity of brominated specialty chemicals in the future. More importantly the supply of bromine has been a key barrier for any producer to enter into the brominated specialty chemical industry or to expand their capacity. In turn brominated specialty chemicals can provide protection for our bromine business. Due to the physical characteristics of brominated specialty chemicals that render it easier to store than bromine, we can expand the production of our brominated specialty chemicals when the bromine price is lower.

•	Our joint production of crude salt and bromine is highly encouraged by the local government, and the government is eliminating smaller players who do not produce both.
o
In order to efficiently utilize brine water resources, the Weifang City local government has ordered all bromine plants to jointly produce crude salt and bromine, in turn, smaller plants with sole production of either chemical are forced to either cease operation or be acquired by larger plants that do produce both. In addition, since 2009 government rules have required that salt producers with a capacity of less than 300 thousand tons must cease production and be acquired by one of a few qualified companies, among which Shandong Haiwang is listed. This policy has given us a great advantage as a policy-favored entity and has presented us the opportunity to acquire those smaller plants that fail to meet the requirements of the policy.

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We have received several awards in recognition of our leading position in the industry, our excellent credit record with banks and customers, our efforts to deliver qualified products and our investment in technological research and development.

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As early as 2003, Shandong Haiwang was certified as an ISO9001 quality management system compliant, certified as an ISO14001 environmental management system compliant and as a GB/T28001 vocational healthy management system compliant in 2006. Shandong Haiwang was credentialed as one of the most creditworthy clients by Weifang Banking Association and was granted AA grade by all of its banks in light of its no-default record in bank loans. The Weifang Municipal Tax Bureau also granted Shandong Haiwang status as one of the most creditworthy tax payers.

o
In 2009 Shandong Haiwang was credentialed as a “good-faith enterprise” in Shandong Province. This recognition is jointly awarded by 14 provincial government authorities, such as the People’s Bank of China, Shandong Provincial Industrial and Commercial Bureau, Shandong Provincial Tax Bureau and Shandong Provincial Safe Production Supervision Bureau to recognize Shandong Haiwang’s good credit record with financial insitutions and tax agencies and its reputation among customers. This award promotes Shandong Haiwang’s creditability with financial institutions and government agencies, and boosts customers’ trust in Shandong Haiwang.

o
In 2009, Shandong Provincial Industrial and Commercial Bureau further certified “Kite Capital” as a “famous trademark” for its bromine products. The SAIC considers five elements during the “famous trademark” accredidation process: (1) public awareness, (2) duration of use, (3) extent of publicity efforts, (4) previous records of protection, and (5) other relevant factors. This distinction entitles “Kite Capital” to additional protections including cross-class protection, protection against bad-faith registration, and protection against domain name or company name registration by other entities.

o
In 2009, Shandong Haiwang was certified as a high-technology enterprise by the Shandong Provincial Science and Technology Bureau in recognition of its brominated specialty chemicals.  In 2006, Shandong Haiwang’s research and development department was accredited as a provincial-level research and development center by the Shandong Provincial Committee of Economy and Information Technology. In 2006, Shandong Haiwang was also certified as a provincial-level bromine compounds engineering research and development center by the Shandong Provincial Committee of Science and Technology.

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We have attained a reputation for quality among our long-term customers who are mainly large and in some cases publicly traded companies in the chemical, specialty chemical and pharmaceutical industries.

o
Due to the high level of quality of the products we offer, Shandong Haiwang has accumulated a substantial client base in the fast growing chemical, specialty chemical and pharmaceutical industries and has built up long-term client relationships.  These clients are mostly located in economically developed provinces such as Shandong Province, Jiangsu Province, Zhejiang Province and Guangdong Province.  The clients are mostly leading companies in their respective industries.  Some are publicly listed companies in China, such as Yaxing Chemical Stock Company Ltd, among others.  Due to its strong bargaining power, Shandong Haiwang normally grants one month of credit to these large customers, which is shorter than many of our competitors. Shandong Haiwang has never incurred bad debts with these large customers.

•	We are easily accessible to our customers due to our physical location, which lowers logistics costs for us and our customers.
o
Shandong Haiwang is located in Shandong Province with one of the most developed highway networks in China.  It is close to economically advanced areas such as Jiangsu Province and Zhejiang Province.  Shandong Haiwang enjoys low transportation costs due to its location which is only 10 miles away from Weifang Harbor as well as its specialized railway line directly connected to Shandong Dalailong Railway covering the Laizhou Bay Area cities.

Our Strategies

We plan to become China’s largest crude salt and bromine company and to increase our position as a leading company in the brominated specialty chemicals industry. We intend to achieve this goal by implementing the following strategies:

•	We plan to acquire smaller local bromine plants to enlarge our brine water resources and consequently our production capacity.
o
We plan to use a portion of the proceeds from this public offering to acquire local smaller unlicensed bromine plants to enlarge our brine water resources. We expect that doing so may allow Shandong Haiwang to quickly increase its bromine and crude salt production capacity and solidify its leading position.  However, at present we do not have in place any agreements or understandings regarding any acquisitions of any bromine plants.

•	We plan to construct new brominated specialty chemical plants to meet the fast growing market demand.
o
We plan to increase our brominated specialty chemicals capacity by 2,500 tons with the proceeds of this public offering. We expect we may accomplish the growth by constructing new plants based on our patented processing technologies.

•	We plan to expand our reach to other resource-rich regions and construct or acquire bromine plants and salt pans.
o
We began to expand our geographic reach through the acquisition of a bromine plant in Dongying City, Shandong Province in 2009. The abundant brine water resources, lower level of competition, lower acquisition cost and successful post-acquisition integration have reinforced our determination to expand our brine water resources and our production capacity in other resource-rich regions in the Laizhou Bay Area.  However, at present we do not have in place any agreements or understandings regarding any construction or acquisition of bromine plants and salt pans.

•	We intend to expand and diversify our salt resource inventory through acquisitions of proven salt mines in Shandong Province.
o
We are exploring acquisition opportunities of proven salt mines with high salt content in Shandong Province. With salt mines, crude salt is mined directly from the ground, as opposed to our current method of allowing the brine water to evaporate from salt pans, leaving crude salt behind. We believe the addition of salt mines would help realize our goal as the largest crude salt producer in China.  However, at present we do not have in place any agreements or understandings regarding any acquisitions of salt mines.

•
We will leverage Shandong Haiwang’s research achievements to develop a new series of brominated specialty chemicals used as environment-friendly agricultural pesticide, medicine intermediates and dye intermediates.

o
Shandong Haiwang has obtained one exclusive license to a patent, and has five patent applications pending, and has completed fifteen projects applying scientific and technological findings in industrial uses. We believe that, by virtue of these proven research achievements, we will develop environmentally-friendly, high-quality and cost-efficient brominated specialty chemicals to enhance our revenues.

•	We will seek to continue to strengthen our brand image in order to better position our company to penetrate and grow strategic client accounts.
o
Shandong Haiwang’s famous mark and famous brand products are valuable. Shandong Haiwang will seek to associate its products with the brands in an effort to gain customer loyalty and acceptance of our products during the process of growing new strategic clients.

•	In the future, we plan to begin using our Dongying City plant to produce bromine directly from open seawater.
o
We have been conducting research and development in Jiaozhou City, Shandong Province in an effort to process bromine from seawater through our seawater concentration and bromine processing technology, so that our business would be sustained by the unlimited supply of bromine and crude salt from seawater. We believe our efforts have been successful and we plan to use our Dongying facilities to initially produce small amounts of bromine directly from seawater and do not expect to need to open any additional facilities or acquire any additional land.

Sales and Marketing

As of March 21, 2011, we had an in-house sales staff of twenty-five employees. Our customers send their orders to us, usually with a retainer paid in advance. We generally grant a one month credit term to long-term large customers. Our in-house sales staff then satisfies these orders based on our production condition and inventories.  Many of our customers have a long-term relationship with us.  While we expect this to continue due to continuing high demand for basic chemical materials and specialty chemical products, this cannot be guaranteed.

Principal Customers

For the year ended June 30, 2010, our revenues from bromine and crude salt were approximately $45,122,000.  We sell our products to a broad base of customers.

The following table details our top 10 customers in our bromine and crude salt segment for the year ended June 30, 2010:

Top 10 Bromine and Crude Salt Segment Customers	Fiscal 2010 Sales	Percentage of Segment Revenue
Suzhou City Hualun Chemical Co., Ltd	$4,506,037	10%
Shandong Yangmei Hengtong Chemical Stock Co., Ltd	$3,282,361	7%
Shandong Xinfa Chemical Co., Ltd	$3,171,756	7%
Ningbo Donggang Electric and Chemical Co., Ltd	$3,050,533	7%
Lianyungang Rongcheng Chemical Co., Ltd	$2,690,024	6%
Shandong Aluminum Co., Ltd	$2,529,034	6%
Shandong Morui Chemical Co., Ltd	$2,495,106	6%
Weifang Weiye Salt Co., Ltd	$1,984,807	4%
Jingsu Yuxiang Chemical Co., Ltd	$1,613,490	4%
Zhejiang Puluo Kangyu Pharmaceutical Co., Ltd	$1,497,041	3%

During the year ended June 30, 2010, sales to our three largest customers in the bromine and crude salt segment, based on net sales made to such customers, aggregated $10.96 million, or approximately 16.9% of total net sales (24% of segment sales). Sales to our largest customer represented approximately 6.95% of total net sales (10% of segment sales).  At June 30, 2010, amounts due from our three largest customers totaled $1.35 million.

During the year ended June 30, 2009, sales to our three largest bromine customers, based on net sales derived from such customers, aggregated $13.41 million, or approximately 32% of total bromine and crude salt net sales. Sales to our largest customer represented approximately 14.63% of total net sales.  At June 30, 2009, amounts due from our three largest customers totaled approximately $1.93 million.

For the year ended June 30, 2009, revenues from our bromine and crude salt business were approximately $42 million. We had the following customer that accounted for over 10% of our bromine and crude salt business for the year ended June 30, 2009.

Customer	Revenue	Percentage of Segment’s Revenue
Shandong Yangmei Hengtong Chemical Stock Co., Ltd	$7,294,000	17.37%

For the years ended June 30, 2010 and June 30 2009, revenues from our specialty chemicals business were approximately $19.47 million and $7.68 million, respectively.  None of our major customers accounted for over 10% or more of our brominated specialty chemicals business for the year ended June 30, 2010 and June 30, 2009.

The following table details our top 10 customers in our brominated specialty chemicals segment for the year ended June 30, 2010:

Top 10 Brominated Specialty Chemicals Segment Customers	Fiscal 2010 Sales	Percentage of Segment Revenue
Jinan Taixing Fine Chemical Co., Ltd	$1,290,195	7%
Jiangsu Dacheng Medicine Chemical Stock Co., Ltd	$1,226,359	6%
Shandong Hongkun Export Co., Ltd	$1,103,668	6%
Yuyao City Cangsheng Plastic Chemical Co., Ltd	$1,047,990	5%
Zhejiang Jiuzhou Pharmaceutical Share Co., Ltd	$906,607	5%
Shandong Weifang Longwei Industrial Co., Ltd	$823,939	4%
Taizhou Dadi Fine Chemical Co., Ltd	$812,498	4%
Ningbo Daqi Plastic Chemical Co., Ltd	$724,122	4%
Nanjing Anyang Chemical Co., Ltd	$718,682	4%
Nanjing Dongfang Plastic Co., Ltd	$710,898	4%

Principal Suppliers

Our principal suppliers during fiscal 2010 were Weifang Hanting District Power Company, Shandong Haiheng Chemical Co., Ltd., Shandong Dadi Salt Group Co., Ltd. and Shandong Aluminum Co., Ltd.  Our principal suppliers during 2009 were Weifang Hanting District Power Company, Shandong Haiheng Chemical Co., Ltd, Shandong Ruitai Chemicals Co., LTD and Shouguang City Xingyi Fuel Commercial Company Limited.

During the 12 months ended June 30, 2010 and 2009, we purchased 22% and 22% of our raw materials from Weifang Hanting District Power Company, respectively.  As of June 30, 2010 and 2009, accounts payable due to our suppliers were zero.

All of our raw materials are readily available and our business would not be materially impacted by the loss of any one supplier.

Competition

The markets for our products have been experiencing increased levels of demand as China continues its accelerated growth. Nevertheless, the markets for our products are highly competitive. To date, our sales have been mainly limited to customers within China (less than 1% of our sales are to overseas customers) and we expect that our sales will remain primarily domestic for the immediate future. Our marketing strategy involves developing long-term ongoing working relationships with customers based on large multi-year agreements which foster mutually advantageous relationships.

We believe we have a leading position in the industry with greater resources, sales channels and market penetration than our competitors. We compete by providing the highest quality bromine at the best price. Our reservoir is a significant advantage over our competitors in that it allows us to purchase bromine from smaller bromine producers when market prices are low and then resell that bromine when market prices are high. While the bromine we purchase from other producers is not as high quality as ours, we purify such bromine to meet our standards before reselling it.

Our principal competitors in the bromine and crude salt business are Shandong Haihua Group, Shouguang City Haoyuan Chemical Co., Ltd, Shandong Dadi Salt Chemical Co., Ltd, Changyi Mingkang Bromine Co., Ltd, and Weifang Longwei Industrial Co., Ltd.

Our principal competitors in the brominated specialty chemicals business are Shandong Shouguang Weidong Chemical Company Ltd., Shandong Tianyi Chemical Company Limited., Shandong Sino-Israel Bromine Compounds Company Limited and Shandong Yucheng Chemical Company Ltd.

Employees

As of March 21, 2011, we had a total of 669 employees, of whom 94% are with Shandong Haiwang, 1% with Shandong Kehai and 5% with Dongying Haihui, and all of whom are full time. Approximately 11.8% of our employees are management personnel and 3.8% are sales and procurement staff. 10% of our employees have a college degree or higher. None of our employees is represented by a union.

Our employees in China participate in a state pension arrangement organized by the municipal and provincial governments. We are required to contribute to the arrangement at a rate of 20% of the average monthly salary. In addition, we are required by Chinese law to cover employees in China with other types of social insurance.  Our total contribution may amount to 31% of the average monthly salary. We have purchased social insurance for all of our employees. Expenses related to social insurance were approximately $902,000 for the 2010 fiscal year.

Intellectual Property

We have obtained one exclusive patent license and filed five patent applications, which are pending approval, for safe and scalable production technology to produce high-quality brominated specialty chemical products. In addition, Shandong Haiwang has used “Century Haiwang” for years as the brand name on its well-known crude salt products, and “Kite Capital” for bromine and bromine compounds. In 2009, Shandong Haiwang applied for and registered “Century Haiwang” as a trademark with China’s SAIC Trademark Office, in Class No. 1, which relates to crude salt, chlorine, bromine, flame retardants, industrial salt, alcohol and acid. The registration is valid from June 7, 2009 to June 6, 2019. In 2001, Shandong Haiwang applied for and registered “Kite Capital” as a trademark with China’s SAIC Trademark Office. Kite Capital is also in Class No. 1. The registration was originally valid from March 21, 2001 to March 20, 2011 and has been renewed from March 21, 2011 through March 20, 2021. As registered trademarks “Century Haiwang” and “Kite Capital” are exclusively owned by Shandong Haiwang for products within the range limited by Class No. 1; any identical or similar trademark may not be used on commodities involved in Class No. 1. Shandong Haiwang does not currently own any trademark on “Century Haiwang” and “Kite Capital” outside of Class No. 1.

Research and Development

We focus our research and development efforts on improving our development efficiency and the quality of our products. Recently, we have also been focusing our efforts on developing techniques to process bromine directly from open seawater. For the fiscal years ended June 30, 2010 and 2009, we spent $84,761 and $61,452, respectively, on research and development activities. The cost of such research and development activities is not borne directly by customers; instead, such amounts are an element of general and administrative expenses.

Our Corporate Structure

Overview

We are a holding company incorporated in the British Virgin Islands that owns all of the outstanding capital stock of Haiwang HK, our wholly owned subsidiary in Hong Kong. Haiwang HK, in turn, owns all of the outstanding capital stock of WFOE, our operating subsidiary based in Weifang City, China. WFOE has entered into control agreements with all of the shareholders of Shandong Haiwang, which agreements allow WFOE to control Shandong Haiwang. Through our ownership of Haiwang HK, Haiwang HK’s ownership of WFOE and WFOE’s control agreements with Shandong Haiwang, we control Shandong Haiwang. Additionally, Shandong Haiwang has two wholly-owned subsidiaries, Shandong Kehai and Dongying Haihui.

Our current corporate structure is as follows:

Equity interest

Contractual arrangements including Exclusive Technical and Consulting Service Agreement, Proxy Agreement, Operating Agreement and Exclusive Equity Interest Purchase Agreement.  For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Shandong Haiwang and Shandong Haiwang’s Shareholders.”

Contractual arrangements including Exclusive Equity Interest Purchase Agreement, Equity Interest Pledge Agreement, Operating Agreement and Proxy Agreement. For a description of these agreements, see “Corporate Structure— Contractual Arrangements with Shandong Haiwang and Shandong Haiwang’s Shareholders.”

Corporate History – Shandong Haiwang

Shandong Haiwang was organized by our chairman, Mr. Chunbin Yang, as a limited liability company on January 27, 2003 with a registered capital of RMB 4.23 million (approximately $511,830), when Mr. Yang began to build the first bromine plant. In 2006, Shandong Haiwang increased its registered capital to RMB 12.98 million (approximately $1,605,000) and changed its form into a joint stock limited company.  In 2009, Shandong Haiwang increased its registered capital to RMB 60 million (approximately $8,467,000). From 2004 to 2008, Shandong Haiwang acquired the operating assets and mineral rights of five additional bromine plants in purchases from separate sellers. In November 2009, Shandong Haiwang acquired Dongying Haihui Industrial and Trade Co. Ltd, a bromine company in Dongying City, Shandong Province. At present, Shandong Haiwang operates three salt farms with an annual capacity of 1.02 million metric tons of crude salt and seven bromine plants with an annual capacity of 18, 000 metric tons. Shandong Haiwang also leases one salt farm in Dongying City, Shandong Province. This salt farm is currently under construction. We expect to complete construction and reach 100% capacity in 2011. Once we reach capacity, we expect this salt farm to yield an additional 350,000 tons per year. In addition, Shandong Haiwang currently has annual production capacity of 2,500 metric tons of decabromodiphenyl ether, 4,000 metric tons decabromodiphenyl ethane and 12,350 metric tons hydrobromic acid.

Corporate History – WFOE, Haiwang HK and Haiwang

Haiwang was incorporated in the British Virgin Islands on October 18, 2010 as a limited liability company. Haiwang’s wholly owned subsidiary, Haiwang HK, was incorporated in Hong Kong on October 26, 2009 as a limited liability company. Other than the equity interest in Haiwang HK, Haiwang does not own any assets or conduct any operations.

Mr. Chunbin Yang, Mr. Tongjiang Sun and Mr. Xiusheng Cui are key members of management of both Haiwang and Shandong Haiwang and have controlled more than 50% of the voting ownership interests in both entities since their respective inception dates. Haiwang and Shandong Haiwang have been considered under common management since October 18, 2010 (the inception date of Haiwang) and therefore our financial statements include both companies presented on a combined basis from October 18, 2010 to December 31, 2010. The financial statements are solely those of the consolidated statements of Shandong Haiwang and its subsidiaries for the fiscal years ended June 30, 2010 and June 30, 2009, for the interim period ended December 31, 2009 and for the period from July 1, 2010 through October 17, 2010.  On January 17, 2011, Mr. Chunbin Yang, Mr. Tongjiang Sun and Mr. Xiusheng Cui signed a cooperation agreement and agreed that they would continue to vote in concert on corporate matters with respect to Haiwang and Shandong Haiwang.

WFOE was incorporated on January 25, 2011 as a domestic Chinese company, 100% owned by Haiwang HK. Chinese laws and regulations currently do not prohibit or restrict foreign ownership in chemical businesses. However, Chinese laws and regulations do prevent direct foreign investment in certain industries. In connection with the formation of Haiwang, Haiwang HK and WFOE, we caused WFOE to enter into certain control agreements with Shandong Haiwang and its shareholders, pursuant to which we, by virtue of our ownership of Haiwang HK and Haiwang HK’s ownership of WFOE, control Shandong Haiwang.

On February 1, 2011, WFOE, Shandong Haiwang and each of the shareholders of Shandong Haiwang entered into the Control Agreements. Through the Control Agreements, we can substantially influence Shandong Haiwang’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval. As a result of the agreement, WFOE will absorb 100% of the expected losses and gains of Shandong Haiwang, which results in WFOE being the primary beneficiary of Shandong Haiwang.

Contractual Arrangements with Shandong Haiwang and Its Shareholders

We conduct our business in China through our subsidiary, WFOE. WFOE, in turn, conducts it business through Shandong Haiwang, which we consolidate as a variable interest entity. WFOE and Shandong Haiwang operate in connection with a series of control agreements, rather than through an equity ownership relationship.

Chinese laws and regulations currently do not prohibit or restrict foreign ownership in selling crude salt, bromine and brominated specialty chemicals businesses. To protect our company’s shareholders from possible future foreign ownership restrictions, Shandong Haiwang and all of the shareholders of Shandong Haiwang entered into a series of contractual arrangements. Under PRC laws, each of WFOE and Shandong Haiwang is an independent legal entity and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between WFOE and Shandong Haiwang, Shandong Haiwang does not transfer any other funds generated from its operations to WFOE. Effective February 1, 2011, WFOE entered into a functionally identical set of Control Agreements with Shandong Haiwang, which agreements provide as follows.

Exclusive Technical and Consulting Service Agreement.  Shandong Haiwang and WFOE have entered into an Exclusive Technical and Consulting Service Agreement with WFOE, which agreement provides that WFOE will be the exclusive provider of technical and consulting services to Shandong Haiwang, as appropriate, and that Shandong Haiwang will in turn pay 100% of its net profits to WFOE for such services.  Under PRC laws, profit refers to revenue minus expenses, whereas net profit refers to profit minus taxes. In addition to such payment, Shandong Haiwang and WFOE have entered into an agreement to reimburse WFOE for WFOE’s expenses (other than WFOE’s income taxes) incurred in connection with its provision of services under the agreement.  Payments will be made on a quarterly basis, with any over- or underpayment to be reconciled once Shandong Haiwang’s annual net profits, as applicable, are determined at its fiscal year end.  The term of this agreement is twenty years from the date thereof.

Proxy Agreement.  Each of the shareholders of Shandong Haiwang has executed a Proxy Agreement authorizing WFOE to exercise any and all shareholder rights associated with his ownership in Shandong Haiwang, as appropriate, including the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge any or all of the equity interest in Shandong Haiwang, as appropriate, and the right to vote such equity interest for any and all matters.  The term of the Proxy Agreement is twenty years from the date thereof.

Equity Interest Pledge Agreement. WFOE and the shareholders of Shandong Haiwang have entered in Equity Interest Pledge Agreements, pursuant to which each such shareholder pledges all of his shares of Shandong Haiwang, as appropriate, to WFOE in order to guarantee the Consulting Service Fee under the Exclusive Technical and Consulting Service Agreement.  If Shandong Haiwang or any of its respective shareholders breaches its respective contractual obligations, WFOE, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Such Shandong Haiwang shareholders have agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest. The equity pledge agreement has a term of twenty years from the date thereof.

Exclusive Equity Interest Purchase Agreement. Each of the shareholders of Shandong Haiwang has entered into an Exclusive Equity Interest Purchase Agreement, which provides that WFOE will be entitled to acquire such shares from the current shareholders upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations.  The Exclusive Equity Interest Purchase Agreement also prohibits the current shareholders of Shandong Haiwang from transferring any portion of their equity interests to anyone other than WFOE. WFOE has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such time as it may wish to do so.  The term of this agreement is twenty years from the date thereof.

Operating Agreement. Pursuant to the Operating Agreement among WFOE, Shandong Haiwang and each of the shareholders of Shandong Haiwang, WFOE provides guidance and instructions on Shandong Haiwang’s daily operations and financial affairs. The shareholders of Shandong Haiwang must designate the candidates recommended by WFOE as their representatives on their board of directors. WFOE has the right to appoint senior executives of Shandong Haiwang. In addition, WFOE agrees to guarantee Shandong Haiwang’s performance under any agreements or arrangements relating to Shandong Haiwang’s business arrangements with any third party. Shandong Haiwang, in return, agrees to pledge its accounts receivable and all of its assets to WFOE. Moreover, Shandong Haiwang agrees that without the prior consent of WFOE, Shandong Haiwang will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.

Description of Property

We do not own any land under PRC laws, although we have land use rights for most of the land where our plants are located, with the exception of the land we lease in Dongying City where we plan to construct a salt farm. Our executive offices are located at Haiwang Street, Yangzi Ave, Coastal Economic Development Zone, Weifang City, Shandong Province, People’s Republic of China, which is also the headquarters of Shandong Haiwang. These offices are located on approximately 43,633 square meters of land owned by Chinese government. The land use right for the land expires on June 1, 2058.

Shandong Haiwang has land use rights to five properties totaling nearly 87.08 acres located on the south bank of Laizhou Bay on the Shandong Peninsula of China. Shandong Haiwang is currently applying for the land use certificates for one property, which is accessible by road. Shandong Haiwang has a specialized railway line connected to Dalaiyang railway and the Weifang port is only 10 miles away. Shandong Haiwang leases a parcel of land of approximately 10 square kilometers located in Dongying City, Shandong Province. Under PRC laws, we may not be able to obtain the property certificates to the buildings on this leased land because we do not have the land use rights for the underlying land. However, if we obtain the land use rights for the land from the applicable local government authorities, then we can apply for the property certificates to the buildings on such land in accordance with the PRC laws.

Our company does not own any property but has entered into contracts with the local government to acquire land use rights for a period of 50 years. The contracts require us to pay a one-time land use right premium.

Shandong Haiwang currently operates six bromine plants located on three salt farms covering an area of approximately 24 square kilometers in the Coastal Economic Development Zone of Weifang City, Shandong Province, and one plant in Dongying City, Shandong Province. Shandong Haiwang also leases another salt farm of 10 square kilometers in Dongying City, Shandong Province. Shandong Haiwang has obtained land use right certificates for five out of its seven bromine plants. For the other two plants, Shandong Haiwang leases the land for the one in Dongying City, Shandong Province, and is now applying to the local Land and Resources Bureau for the land use right certificate for the last remaining Weifang City plant. The largest bromine plant currently operating is over 2,500 hectares and has an annual capacity of 3,000 tons of bromine.

Each of the seven properties is in production stage where bromine extraction and crude salt production are performed. The facilities each include wells, which are used to extract natural brine from underground, natural brine transmission pipelines, natural brine storage reservoirs, bromine refining equipment, wastewater transport pipes and brine drying pans.

The equipment and facilities described above were constructed at the time of acquisition of each of our respective properties using the latest technology and equipment. As such, they do not currently require modernization. Because bromine is a highly corrosive liquid, the equipment undergoes inspection and maintenance each year. For instance, the subaqueous pumps, in particular, need regular inspection and often require maintenance or replacement.

As of June 30, 2010, our company had invested approximately $28.3 million in its seven production facilities and paid approximately $17.82 million in land use right premiums. In addition, the company estimates that equipment maintenance will cost approximately $1 million each year and it will invest approximately $2 million in new extraction wells.

Each of the seven bromine production facilities described in the table below is provided with electricity and water by local government utilities.

Property	Annual Capacity	Bromine Permit No.	Mining Permit No.	Land Use Right Term	Area
No. 1 Plant(1)	Bromine 3,000 tons	XK13-0060073	C3707002009076220070407	July 25, 2009 – January 17, 2052	12,456 square meters
No. 2 Plant(1)(2)	Bromine 3,000 tons; Decabromodiphenyl ether 2,500 tons; Decabromodiphenyl ethane 4,000 tons; Hydrobromic acid 12,350 tons	XK13-0060073	C3707002009076220070407	August 23, 2008 – June 1, 2052	233,889 square meters
No. 3 Plant(1)	Bromine 3,000 tons	XK13-0060073	C3707002009076220070407	April 19, 2008 – January 17, 2058	16,111 square meters
No. 4 Plant(1)	Bromine 1,000 tons	XK13-0060073	C3707002009076220070407	September 27, 2009 – August 22, 2059	30,443 square meters
No. 5 Plant(1)	Bromine 2,000 tons	XK13-0060073	C3707002009076220070407	July 8, 2010 – March 21, 2060	59,499 square meters
No. 6 Plant(1)	Bromine 4,000 tons	XK13-0060073	C3707002009076220070407	February 14, 2011 – February 3, 2060	130,200 square meters
No. 7 Plant(1)(3)	Bromine 2,000 tons	XK13-006-00167	Under the lessor’s mining permit	October 10, 2009 – February 10, 2026	27,600 square meters

(1)	The No. 2 and No. 4 plants are located on the No. 1 Salt Farm. The No. 1 Plant is located on the No. 2 Salt Farm. The No. 3, No. 5 and No. 6 plants are located on the No. 3 Salt Farm.
(2)	The No. 2 plant is the only plant used to produce brominated specialty chemicals.
(3)	The No. 7 plant is on leased land in Dongying City

The following table shows production capacity and the extent of utilization for each of our bromine, crude salt and brominated specialy chemical production facilities:

	Annual Capacity	Annual Output in Fiscal 2010	Utilization Rate	Annual Output in Fiscal 2009	Utilization Rate
No. 1 Plant	Bromine 3,000 tons	2,207	74%	2,028	68%
No. 2 Plant	Bromine 3,000 tons	2,139	71%	2,113	70%
No. 3 Plant	Bromine 3,000 tons	2,405	80%	2,204	73%
No. 4 Plant	Bromine 1,000 tons	870	87%	769	77%
No. 5 Plant	Bromine 2,000 tons	1,680	84%	1,635	82%
No. 6 Plant(1)	Bromine 4,000 tons	2,917	73%	1,998	50%
No. 7 Plant(2)	Bromine 2,000 tons	407	20%	n.a	n.a
No. 1 Salt Farm	Crude Salt 270,000 tons	217,444	81%	185,489	69%
No. 2 Salt Farm	Crude Salt 330,000 tons	284,098	86%	236,487	72%
No. 3 Salt Farm	Crude Salt 420,000 tons	376,579	90%	308,983	74%
No. 2 Plant	Decabromodiphenyl ether 2,500 tons;	2,450	98%	1,708	68%
No. 2 Plant(3)	Decabromdiphenyl ethane 4,000 tons;	1,888	94%	215	43%
No. 2 Plant(4)	Hydrombromic acid 12,350 tons	8,569	95%	4,064	62%

(1)	The operating assets of the No. 6 plant were acquired in October 2008,
(2)	The No .7 plant was acquired in November, 2009. The output attributable to fiscal year 2010 was 407 metric tons.
(3)	The production capacity of decabromdiphenyl ethane was 500 tons, and 2,000 tons at the end of fiscal 2009 and 2010 respectively, which was later expanded to 4,000 tons by the end of 2010.
(4)	The production capacity of decabromdiphenyl ethane was 6,500 tons, and 9,000 tons at the end of fiscal 2009 and 2010 respectively, which was later expanded to 12,350 tons by the end of 2010.

Regulation

The following summary discusses all regulations that materially affect the business of our company.

Chinese Regulations Affecting Our Company

Environmental Regulations

We are subject to a variety of governmental regulations related to environmental protection. The major PRC environmental regulations applicable to us include the Environmental Protection Law and the Environmental Impact Appraisal Law.

The Environmental Protection Law sets out the legal framework for environmental protection in the PRC. The Ministry of Environmental Protection (“MEP”) of the PRC is primarily responsible for the supervision and administration of environmental protection work nationwide and formulating national waste discharge limits and standards. Local environmental protection authorities at the county level and above are responsible for the environmental protection in their jurisdictions.

Companies that discharge contaminants must report and register with the MEP or the relevant local environment protection authorities. Companies discharging contaminants in excess of the discharge limits prescribed by the central or local authorities must pay discharge fees for the excess in accordance with applicable regulations, and are also responsible for the treatment of the excessive discharge. Government authorities can impose different penalties on individuals or companies in violation of the Environmental Protection Law, depending on the individual circumstances of each case and the extent of contamination. Such penalties include warnings, fines, impositions of deadlines for remedying the contamination, orders to stop production or use, orders to re-install contamination prevention and treatment facilities which have been removed without permission or left unused, administrative actions against relevant responsible persons or companies, or orders to close down those enterprises. Where the violation is serious, the persons or companies responsible for the violation may be required to pay damages to victims of the contamination. Where serious environmental contamination occurs in violation of the provisions of the Environmental Protection Law which results in serious loss of public and private property, persons or enterprises directly responsible for such contamination may be held criminally liable.

We comply with the relevant environmental regulations, and have no penalties imposed by the government authorities.

Regulation on Work Safety and Work Safety Licenses

Our operating activities involve hazardous materials. We are subject to a variety of governmental regulations related to work safety. The major PRC regulations related to work safety applicable to us include the Work Safety Law, the Regulation on Work Safety Licenses and the Regulation on the Safety Administration of Hazardous Chemicals.

The Work Safety Law was adopted at the Standing Committee of the People’s Congress on June 29, 2002, and was promulgated for implementation as of November 1, 2002. The Work Safety Law is applicable to the work safety for entities engaging in production and business operation activities within the PRC. Such entities must comply with the Work Safety Law and other relevant laws and regulations concerning work safety and strengthen the administration of work safety, establish and perfect the system of responsibility for work safety, ensure conditions for safe production, and ensure safety in production.

The Regulation on Work Safety Licenses was promulgated by the State Council on January 13, 2004 and came into force on the same date. According to this regulation, an enterprise engaging in the production of hazardous chemicals, must apply for a work safety license before production.

To obtain a work safety license, the enterprise must satisfy certain work safety conditions, which mainly include: (i) establishing and improving a system for work safety, and formulating a complete set of work safety rules; (ii) investing in safety satisfying applicable work safety requirements; (iii) establishing administrative entities for work safety and installing full-time work safety administrative personnel, who have passed the appraisal conducted by the competent authority; (iv) ensuring that special personnel have passed the appraisal conducted by the competent authority, and have obtained qualification certificates for special operations; (v) ensuring employees have gone through work safety education and training; (vi) ensuring premises, work sites, safety facilities, equipment and technology meet the requirements of the relevant work safety laws, regulations, standards and rules; (vii) providing employees with labor protection articles which are up to the national standards or standards of the industrial sector concerned; and (viii) establishing emergency rescue plans for accidents, and appointing entities or personnel specializing in emergency rescue, and providing necessary emergency rescue materials and equipment. The valid period for a work safety license is three years. If a work safety license needs to be extended upon its expiration, the enterprise shall go through the extension procedures three months prior to such expiration with the administrative department from which the license is issued.

We comply with the regulations on work safety and work safety license and we have established specific system of responsibility for work safety to ensure the conditions for safe production and safety in production. And we currently hold two work safety licenses issued by Shandong Administration of Work Safety, and the valid periods for these two work safety licenses are respectively from August 17, 2010 to August 16, 2013, and from August 18, 2009 to August 17, 2012.

Regulation on Safety Administration of Dangerous Chemicals

The Regulation on Safety Administration of Dangerous Chemicals was promulgated by the State Council on January 26, 2002, and took effect on March 15, 2002. This regulation sets forth general requirements for the production and operation of certain chemicals that are considered dangerous and listed in the Dangerous Chemicals Catalogue. The Regulation on Safety Administration of Dangerous Chemicals was further supplemented and elaborated by subsequent regulations and rules. The State Administration of Work Safety of the PRC, and other relevant state government authorities formulate and from time to time adjust the chemicals included in the Dangerous Chemicals Catalogue. Under PRC law, the production, operation, storage, transportation of chemicals in the Dangerous Chemicals Catalogue and the industrial use of such chemicals require specific regulatory approval, licenses and permits.

We comply with the Regulation on Safety Administration of Dangerous Chemicals. We hold two registration certificates for the production of dangerous chemicals issued by the Chemicals Registration Center of the State Administration of Work Safety on February 18, 2008 and June 7, 2010, respectively. And the validity for the certificates is three years after the issuance date. The certificate issued on February 18, 2008 expired on February 17, 2011, and we are currently applying for the renewal registration of this expired certificate and we expect to get the renewed registration certificate soon.

Regulation on the Administration of Production License for Industrial Products

The PRC Regulation on the Administration of Production License for Industrial Products was promulgated by the State Council on July 9, 2005 and became effective on September 1, 2005. The Implementation Rules for the PRC Regulation on the Administration of Production License for Industrial Products was promulgated by the State General Administration of Quality Supervision, Inspection and Quarantine on November 11, 2005 and became effective on the same day, and amended on April 21, 2010.

The Regulation on the Administration of Production License for Industrial Products and its implementation rules prescribe that (i) the state shall implement the system of production license for enterprises undertaking the production of certain important industrial products including hazardous chemicals, (ii) the Catalogue of Industrial Products (the “Catalogue”) subject to the system of production license by the state shall be formulated by the applicable department of the State Council in charge of production licenses for industrial products together with the relevant departments of the State Council, and be announced to the public upon the approval of the State Council after soliciting the opinions of consumer associations and industrial associations for the relevant products; (iii) an enterprise shall meet the following conditions for obtaining a production license: having the business license; having professional technicians qualified for the products it produces; having production conditions and a means of inspection and quarantine that are suitable for the products it produces; having technical documents and technique documents matching the products it produces; having sound and effective quality control systems and responsibility systems; the product must comply with the relevant national standards, industrial standards and requirements for ensuring personal health and personal and property safety; compliance with the provisions of state industrial policy, and having no detrimental conditions such as backward technique, high energy costs, environmental pollution, or waste of resources, as explained by public proclamation of the state, (iv) the period of validity of a production license shall be five years, but the period of validity of the production license for food processing enterprises shall be three years; (v) at the expiration of the period of validity of a production license, if the enterprise continues production, it shall, six months before the expiration of the period of validity of the production license, apply for renewal of the license from the department of production licenses for industrial products at the provincial government level.

According to the Notice of the Announcement of the Fourth Series of the Hazardous Chemicals under the Administration of Product License and Work Schedule promulgated by the State General Administration of Quality Supervision, Inspection and Quarantine on December 21, 2008, bromine was listed into the Catalogue on the same day, requiring bromine producers to obtain the Production License for Industrial Products for its legal production of bromine.

We comply with the Regulation on the Administration of Production License for Industrial Products and its implementation rules. We currently hold two Production Licenses for Industrial Products for our production of bromine. The licenses were issued by the State General Administration of Quality Supervision, Inspection and Quarantine on January 13, 2010, and September 14, 2010, respectively. And the validity for the certificates is five years after the issuance date.

Laws and Regulations Relating to Mineral Resources

The Mineral Resources Law of the PRC (“Mineral Resources Law”) was promulgated by the Standing Committee of the People’s Congress on March 19, 1986 and became effective on October 1, 1986. On August 29, 1996, the Standing Committee of the People’s Congress amended the Mineral Resources Law. The amended Mineral Resources Law became effective on January 1, 1997. The Mineral Resources Law and its implementation rules prescribe that (i) all mineral resources of the PRC, including such resources on the earth’s surface or underground, are owned by the State. The State ownership of mineral resources shall remain unchanged notwithstanding that ownership or the right to use the land to which such mineral resources are attached has been granted to a different entity or individual; (2) the Ministry of Land and Resources (“MLR”) of the PRC is responsible for the supervision and administration of the mining and exploration of mineral resources nationwide. The geology and mineral resources departments of provincial government are responsible for the supervision and administration of the exploration, development and mining of mineral resources within their respective jurisdictions; (3) enterprises engaged in the mining or exploration of mineral resources must obtain mining and exploration permits, as the case may be, which are transferable only in certain circumstances as provided under PRC laws, subject to approval by relevant administrative authorities; (4) the MLR and the geological and mineral resources department of the provincial government authorized by the MLR are responsible for the granting of exploration and mining permits. Generally, holders of exploration permits and mining permits have those rights and obligations as prescribed by laws. Anyone who exploits mineral resources must pay a resources tax and resources compensation levy in accordance with relevant regulations of the State. In accordance with the

Provisional Regulations on Resources Tax of the PRC, the amount of the resource tax is computed on the basis of the taxable amount. In accordance with the Administrative Rules on the Levy of Mineral Resources Compensation, the resources compensation levy shall be calculated based on the sales revenue of the mineral products, compensation levy rate and coefficient of mining recovery rate.

All of our current bromine and crude salt production facilities have been authorized by the local land and resources departments and are included under a single permit, which was originally issued in July 2003. Shandong Haiwang acquired the assets of five bromine plants from 2004 to 2008. Each bromine plant had a mining permit at the time of acquisition. However, the mining permits of all six bromine plants were combined into one single mining permit in July 2009. We also acquired one bromine plant in Dongying City, Shandong Province on leased land. The production is under the mining permit of the lessor in compliance with relevant regulations. In addition, all of our operations are subject to and have passed government safety inspections.

We also lease certain parcels of land in Dongying City, totaling approximately 10 square kilometers which we plan to construct a salt farm. We currently do not obtain the mining permit for exploiting bromine under this area of land yet, and we are negotiating with the local competent government to apply for the mining permit for such land. We are not allowed to and will not exploit any bromine under the land until we obtain the mining permit from the local competent government.

Regulations on the Production of Salt

The Administrative Rules of Salt Industry was promulgated by the State Council on February 9, 1990 and became effective on March 2, 1990. According to this regulation, the salt resources belong to the state, and the enterprise which exploits the salt and underground brine shall obtain a mining permit first. The regulation requires that any enterprise which plans to be engaged in salt production shall obtain approval from the salt administrative department at the provincial government level prior to making an application for the business license from the local department for industry and commerce.

The Administrative Rules of Salt Industry in Shandong Province was promulgated by the Standing Committee of the People’s Congress of Shandong Province on October 26, 2000 and became effective on December 1, 2000. On July 30, 2004, the Standing Committee of the People’s Congress of Shandong Province amended the Administrative Rules of Salt Industry in Shandong Province and the amended administrative rules became effective on the same day. The Administrative Rules of Salt Industry in Shandong Province reconfirms that the salt resources belong to the state, and the enterprise which exploits salt and underground brine shall obtain a mining permit first. The administrative rules prescribe that the enterprise engaged in salt production shall first be approved by the salt administrative department at the provincial government level and obtain the salt production license issued by the aforementioned salt administrative department, and then it can proceed with its establishment registration with the local department for industry and commerce and start salt production.

We comply with relevant regulations on the productions of salt. We currently hold a salt production license issued by Shandong Salt Administration on March 26, 2010, and the validity for such license is two years, from January 1, 2010 to December 31, 2011.

Restriction on Foreign Ownership

The principal regulation governing foreign ownership of chemical businesses in the PRC is the Foreign Investment Industrial Guidance Catalogue, effective as of December 11, 2007 (the “Catalogue”). The Catalogue classifies the various industries into four categories: encouraged, permitted, restricted and prohibited. As confirmed by the government authorities, Shandong Haiwang is engaged in a permitted industry.

The National Development and Reform Commission (“NDRC”) and MOFCOM periodically jointly revise the Foreign Investment Industrial Guidance Catalogue. As such, there is a possibility that our company’s business may fall outside the scope of the definition of a permitted industry in the future. Should this occur, we would face a limit or restriction on foreign investment, the likes of which we are currently not subject to.

Regulation of Foreign Currency Exchange and Dividend Distribution

Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations (1996), as amended, and the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996). Under these regulations, Renminbi are freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not for most capital account items, such as direct investment, loan, repatriation of investment and investment in securities outside China, unless the prior approval of SAFE or its local counterparts is obtained. In addition, any loans to an operating subsidiary in China that is a foreign invested enterprise, cannot, in the aggregate, exceed the difference between its respective approved total investment amount and its respective approved registered capital amount. Furthermore, any foreign loan must be registered with SAFE or its local counterparts for the loan to be effective. Any increase in the amount of the total investment and registered capital must be approved by MOFCOM or its local counterpart. We may not be able to obtain these government approvals or registrations on a timely basis, if at all, which could result in a delay in the process of making these loans.

The dividends paid by the subsidiary to its shareholder are deemed shareholder income and are taxable in China. Pursuant to the Administration Rules of the Settlement, Sale and Payment of Foreign Exchange (1996), foreign-invested enterprises in China may purchase or remit foreign exchange, subject to a cap approved by SAFE, for settlement of current account transactions without the approval of SAFE. Foreign exchange transactions under the capital account are still subject to limitations and require approvals from, or registration with, SAFE and other relevant PRC governmental authorities.

  In addition, another notice issued by the State Administration for Foreign Exchange, or Circular 142, regulates the conversion by foreign-invested enterprises of foreign currency into Renminbi by restricting how the converted Renminbi may be used. Circular 142 requires that Renminbi converted from the foreign currency-dominated capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the relevant government authority and may not be used to make equity investments in PRC, unless specifically provided otherwise. The State Administration for Foreign Exchange further strengthened its oversight over the flow and use of Renminbi funds converted from the foreign currency-dominated capital of a foreign-invested enterprise. The use of such Renminbi may not be changed without approval from the State Administration for Foreign Exchange, and may not be used to repay Renminbi loans if the proceeds of such loans have not yet been used. Any violation of Circular 142 may result in severe penalties, including substantial fines.

Dividend Distribution

The principal regulations governing the distribution of dividends by foreign holding companies include the Wholly Foreign Owned Enterprise Law (1986), as amended, and the Administrative Rules under the Wholly Foreign Owned Enterprise Law (1990), as amended.

Under these regulations, WFOEs in China may pay dividends only out of their retained profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, WFOEs in China are required to allocate at least 10% of their respective retained profits each year, if any, to fund certain reserve funds unless these reserves have reached 50% of the registered capital of the enterprises. These reserves are not distributable as cash dividends.

Notice 75

On October 21, 2005, SAFE issued Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing that offshore company with assets or equity interests in an onshore enterprise located in the PRC. An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore company.

Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore companies that have made onshore investments in the PRC in the past are required to complete the relevant registration procedures with the local SAFE branch. Under the relevant rules, failure to comply with the registration procedures set forth in Notice 75 may result in restrictions being imposed on the foreign exchange activities of the relevant onshore company, including the increase of its registered capital, the payment of dividends and other distributions to its offshore parent or affiliate and capital inflow from the offshore entity, and may also subject relevant PRC residents to penalties under PRC foreign exchange administration regulations.

PRC residents who control our company are required to register with SAFE in connection with their investments in us. Such individuals have completed this process. If we use our equity interest to purchase the assets or equity interest of a PRC company owned by PRC residents in the future, such PRC residents will be subject to the registration procedures described in Notice 75.

New M&A Regulations and Overseas Listings

On August 8, 2006, six PRC regulatory agencies, including the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the New M&A Rule, which became effective on September 8, 2006. This New M&A Rule, among other things, includes provisions that purport to require that an offshore special purpose vehicle formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals obtain the approval of CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange.

On September 21, 2006, CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. The CSRC approval procedures require the filing of a number of documents with the CSRC and it would take several months to complete the approval process. The application of this new PRC regulation remains unclear with no consensus currently existing among leading PRC law firms regarding the scope of the applicability of the CSRC approval requirement.

Our PRC counsel, Beijing Kang Da Law Firm, has advised us that, based on their understanding of the current PRC laws and regulations:

•
We currently control our Chinese affiliate, Shandong Haiwang, by virtue of WFOE’s VIE agreements with Shandong Haiwang but not through equity interest acquisition nor asset acquisition which are stipulated in the New M&A Rule; and

•	In spite of the above, CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this new procedure.

Intellectual Property Rights

Our intellectual property, including our trademarks and patents, is an important component of our business. As of December 31, 2010, we owned one exclusive patent license and had five patent applications pending approval from the State Administration of Intellectual Property (“SAIP”).

Trademark

The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to all of the world’s major intellectual property conventions, including:

•	Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);
•	Paris Convention for the Protection of Industrial Property (March 19, 1985);
•	Patent Cooperation Treaty (January 1, 1994); and
•	The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

The PRC Trademark Law, adopted in 1982 and revised in 2001, with its implementation rules adopted in 2002, protects registered trademarks. The Trademark Office of the State Administration of Industry and Commerce (“SAIC”) handles trademark registrations and grants trademark registrations for a term of ten years.

Shandong Haiwang has used “Century Haiwang” for years as the brand name on its well-known crude salt products, and “Kite Capital” for bromine and bromine compounds. In 2009, Shandong Haiwang applied for and registered “Century Haiwang” as a trademark with China’s SAIC Trademark Office, in Class No. 1, which relates to crude salt, chlorine, bromine, flame retardants, industrial salt, alcohol and acid. The registration is valid from June 7, 2009 to June 6, 2019. In 2001, Shandong Haiwang applied for and registered “Kite Capital” as a trademark with China’s SAIC Trademark Office. Kite Capital is also in Class No. 1. The registration is valid from March 21, 2001 to March 20, 2011. As registered trademarks “Century Haiwang” and “Kite Capital” are exclusively owned by Shandong Haiwang for products within the range limited by Class No. 1; any identical or similar trademark may not be used on commodities involved in Class No. 1. Shandong Haiwang does not currently own any trademark on “Century Haiwang” and “Kite Capital” outside of Class No. 1. In the event of trademark infringement, the SAIC has the authority to fine the infringer and to confiscate or destroy the infringing products. In addition to actions taken by SAIC, Shandong Haiwang would be entitled to sue an infringer for compensation.

Regulations on Offshore Parent Holding Companies’ Direct Investment in and Loans to Their PRC Subsidiaries

An offshore company may invest equity in a PRC company, which will become the PRC subsidiary of the offshore holding company after investment. Such equity investment is subject to a series of laws and regulations generally applicable to any foreign-invested enterprise in China, which include the Wholly Foreign Owned Enterprise Law, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Contractual Joint Venture Enterprise Law, all as amended from time to time, and their respective implementing rules; the Tentative Provisions on the Foreign Exchange Registration Administration of Foreign-Invested Enterprise; and the Notice on Certain Matters Relating to the Change of Registered Capital of Foreign-Invested Enterprises.

Under the aforesaid laws and regulations, the increase of the registered capital of a foreign-invested enterprise is subject to the prior approval by the original approval authority of its establishment. In addition, the increase of registered capital and total investment amount shall both be registered with SAIC and SAFE.

Shareholder loans made by offshore parent holding companies to their PRC subsidiaries are regarded as foreign debts in China for regulatory purposes, which are subject to a number of PRC laws and regulations, including the PRC Foreign Exchange Administration Regulations, the Interim Measures on Administration on Foreign Debts, the Tentative Provisions on the Statistics Monitoring of Foreign Debts and its implementation rules, and the Administration Rules on the Settlement, Sale and Payment of Foreign Exchange.

Under these regulations, the shareholder loans made by offshore parent holding companies to their PRC subsidiaries shall be registered with SAFE. Furthermore, the total amount of foreign debts that can be borrowed by such PRC subsidiaries, including any shareholder loans, shall not exceed the difference between the total investment amount and the registered capital amount of the PRC subsidiaries, both of which are subject to the governmental approval.

U.S. Regulations Affecting Our Company

FCPA Policy

The Foreign Corrupt Practices Act, or the FCPA, prohibits companies and individuals subject to FCPA jurisdiction from providing to foreign officials any “corrupt payments” (i.e., bribes, kickbacks, and similar benefits) in order to obtain any unfair advantage with respect to government contracts, regulatory approvals, licenses, and other government actions for the purpose of obtaining or retaining business. The FCPA applies to: (1) “issuers” – U.S. and foreign companies subject to SEC jurisdiction; (2) “domestic concerns” – individuals who are citizens, nationals or residents of the United States and companies with a principal place of business in the United States or organized under U.S. law; and (3) “other persons” – foreign companies or persons who act in the United States to further a corrupt payment. The term “other persons” has been interpreted broadly to include foreign entities that send an email in furtherance of a corrupt act to a U.S. recipient, or that clear a corrupt payment through a U.S. bank. The FCPA requires issuers to maintain accurate books and records that do not misrepresent their payments or expenses. Issuers are also liable for the accuracy of their majority-owned subsidiaries’ books and records and are required to act in good faith to encourage their minority-owned subsidiaries to adopt reasonable internal accounting controls intended to avoid corrupt payments. Issuers, domestic concerns and other persons may be liable for the actions of their foreign subsidiaries and agents if they know or should know that a subsidiary or agent is likely to make a corrupt payment to a foreign official.

Issuers, domestic concerns and other persons subject to the FCPA are subject to severe criminal and civil penalties for violations of the FCPA. Entities that make corrupt payments may be fined as much as $2 million per violation, or twice the amount of the benefit sought in return for the payment. Individuals may be fined up to $100,000 and/or imprisoned for up to five years. Issuers who violate the FCPA’s books and records requirements are subject to fines up to $25 million, and individuals can be fined up to $5 million and/or imprisoned for up to 20 years. Companies may not indemnify their officers or employees for FCPA violations.

On January 20, 2011, our board of directors adopted a Foreign Corrupt Practices Act Policy, which applies to all of our directors, officers, employees, agents and underwriters, including our principal executive officer, principal financial officer, and principal accounting officer. Our FCPA Policy requires our directors, officers, employees, agents and underwriters to adhere to strict anti-corruption policies and practices. The policy also requires that prospective agents and underwriters of our company and Shandong Haiwang be familiarized with and agree to adopt our anti-corruption standards and expectations for ethical conduct, prior to entering into any engagement with any of them, and that we perform due diligence, from time to time, to ensure such compliance.

Management

Executive Officers and Directors

The following table sets forth the executive officers and directors of Haiwang, their ages and the positions held by them. Additionally, Mr. Chunbin Yang, Mr. Tongjiang Sun and Mr. Xiusheng Cui are key members of management of both Haiwang and Shandong Haiwang, as well as Shandong Haiwang’s wholly-owned subsidiaries, Shandong Kehai and Dongying Haihui. Mr. Chunbin Yang is the Executive Director and General Manager of Shangdong Kehai, and the Executive Director of Dongying Haihui. Mr. Tongjiang Sun is the General Manager of Dongying Haihui.

Name	Age	Role	Since
Chunbin Yang(1)(7)	48	Chairman of the Board and Director, Chief Executive Officer	2003
Tongjiang Sun(1)(7)	42	Director, Chief Marketing Officer	2003
Chengguang Wang(1)	38	Chief Financial Officer	2003
Chuanqiang Wang(1)	38	Vice General Manager, Corporate Secretary	2004
Xiusheng Cui(1)	49	Vice General Manager, Chief Operating Officer	2003
Shigang Xu(1)	39	Vice General Manager, Chief Sales Officer	2003
Shangxue Liu(1)	58	Vice General Manager, Chief Technology Officer	2003
Guilin Sun(1)(2)(3)(4)(5)	57	Independent Director	2011
Ningwu Shen(1)(2)(3)(4)(6)	68	Independent Director	2011
Dennis O. Laing(1)(2)(3)(4)(6)	65	Independent Director	2011

(1)	The individual’s business address is Haiwang Street Yangzi Ave., Coastal Economic Development Zone, Weifang City, Shandong Province, People’s Republic of China 261108.
(2)	Member of audit committee.
(3)	Member of compensation committee.
(4)	Member of nominating committee.
(5)	Class I director whose term expires in 2011.
(6)	Class II director whose term expires in 2012.
(7)	Class III director whose term expires in 2013.

Chunbin Yang.  Mr. Yang has served as Chairman of Shandong Haiwang since its inception in June 2003. Before founding Shandong Haiwang, he served as manager of Weifang City Hanting District Salt Chemical Group and the general manager of the Hanting District No. 1 and No. 2 salt farms from 1995 to 2003. From 1982 to 1985, he served as production chief of Weifang Hanting District Salt Co. Ltd and the vice general manager of the Weifang Hanting No. 1 Salt Farm. He graduated from Shandong Provincial Salt College in 1982, and obtained his EMBA degree from TsingHua University in 2007. Mr. Yang as a representative to the Shandong Provincial Peoples’s Congress since 2003 and was elected as the vice chairman of the Weifang City Salt Industry Association.  In November 2010 Mr. Yang was elected as a member of the advisory committee of the Shandong Salt Group and the safety advisory committee of the Shandong Chemical Industry Academy. He was awarded the Shandong Elite Entrepreneur Award in 2005; he was recognized as an Advanced Worker of the Shandong Salt Industry in 2006, 2007 and 2008; he was named as one of the Ten Most Contributory Persons in Weifang City since the Reform in 2009 and as one of One Hundred Most Contributory Persons in Weifang City since the Foundation of China PRC in 2009. Mr. Yang was selected as a director because of his experience in the bromine and crude salt industry and his extensive knowledge of Shandong Haiwang’s operations as its founder.

Tongjiang Sun. Mr. Sun was appointed as Chief Executive Officer and a Director of Shandong Haiwang in July 2003 and was subsequently appointed as a Director and Chief Marketing Officer of Haiwang. Prior to joining Shandong Haiwang, he served as the vice general manager of Hanting District No. 2 Salt Farm from 1999 to 2003 and vice general manger of Hanting District Salt Farm from 1995 to 1999. Prior to that, he served as the office director of Weifang City Hanting District Salt Co., Ltd from 1991 to 1995. Mr. Sun graduated from Qingdao Chemical University in 1991. Mr. Sun was selected as a director because of his management experience in the bromine and crude salt industry.

Chengguang Wang. Mr. Wang was appointed as Chief Financial Officer in October 2008 and prior to his appointment, he had served as the financial manager of Shandong Haiwang since July 2003. From 1996 to 2003, he worked at Weifang Tongxin Certified Public Accountants as an auditor and audit manager. Mr. Wang graduated from Shandong University in 1996.

Chuanqing Wang. Mr. Wang was appointed as vice general manager and corporate secretary in June, 2004. Prior to his appointment, he served as office secretary of Hanting District, Weifang City from 1996 to 2004. Mr. Wang graduated from Shandong University in 1996 and obtained an MBA degree from Dalian University of Technology in 2004.

Xiusheng Cui. Mr. Cui was appointed as a vice general manager and the Chief Operating Officer in July 2003. Prior to his appointment, Mr. Cui worked in Hanting District No.2 salt farm, Weifang City from 1979 to 2003 as a worker, director of production and vice general manager.

Shigang Xu. Mr. Xu was appointed as a vice general manager and Chief Sales Officer in July 2006. From 2003 to 2006 he served as director of the sales and marketing department of Shandong Haiwang. From 1993 to 2003 Mr. Xu served as the sales director of Hanting District No. 2 salt farm, Weifang City. Mr. Xu graduated from Hanting District Institute of Technology, Weifang City.

Shangxue Liu. Mr. Liu was appointed as a vice general manager and Chief Technology Officer in July 2003. Prior to his appointment, Mr. Liu served as a vice general manager of Hanting District No. 2 Salt Farm, Weifang City from 1994 to 2003.

Guilin Sun. Mr. Sun was appointed as an independent director in 2011. Mr. Sun is an experienced expert in salt chemical industry. He has been the director of the planning department of the Weifang City Salt Bureau since 1986. Prior to that he served in a number of salt chemical plants. He graduated with a mechanical engineering major from Weifang City Television and Broadcast University in 1982. He is now a senior engineer and has published a number of theses on salt chemical periodicals. Mr. Sun was chosen as a director because of his extensive experience in the salt chemical industry.

Ningwu Shen.   Mr. Shen was appointed as an independent director in 2011. Mr. Shen joined Dongfeng Auto Group in 1968, where he has served as the chief engineer, chief financial officer, vice general manager and vice chairman of the board of directors. Mr. Shen is a senior engineer and a qualified senior foreign trade economist. Mr. Shen received a bachelor degree from Tsinghua University. Mr. Shen was chosen as a director because of his financial and engineering background.

Dennis O. Laing.   Mr. Laing was appointed as an independent director in 2011. Mr. Laing has practiced law in Richmond, Virginia for over 30 years. Mr. Laing’s law practice centers upon business and corporate law with a special interest in the energy, healthcare and technology sectors. Mr. Laing received a bachelor’s degree in government from the University of Virginia and a law degree from the University of Richmond. Mr. Laing currently serves as a director of Sino-Global Shipping America, Ltd, a shipping agency service provider that is listed on the NASDAQ Capital Market. Mr. Laing has been chosen as a director because we believe his legal experience as well as his experience serving on the board of another Chinese company listed in the U.S. will be beneficial to the guidance of our company.

Family Relationships

There is no family relationship among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as set forth in our discussion below in “Related Party Transactions,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Executive Compensation

The following table shows the annual compensation paid by us for the fiscal years ended June 30, 2010 and 2009 to Chunbin Yang, our principal executive officer. No officer had a salary during the previous two years of more than $100,000.

Summary Compensation Table – Named Executive Officer

				All Other
Name and principal position	Year	Salary	Bonus	Compensation	Total

Chunbin Yang,	2010	$27,224	$—	$—	$27,224
principal executive officer	2009	$27,224	$—	$—	$27,224

Employment Agreements

Generally

Under Chinese law, we may only terminate employment agreements without cause and without penalty by providing notice of non-renewal one month prior to the date on which the employment agreement is scheduled to expire. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to pay the employee one month’s salary for each year we have employed the employee. We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Our employment agreements with our executive officers generally provide for a term of ten years, and a salary to be paid monthly. The agreements also provide that executive officers are to work an average of forty hours per week and are entitled to all legal holidays as well as other paid leave in accordance with PRC laws and regulations and our internal work policies. Under such agreements, our executive officers can be terminated for cause without further compensation. The employment agreements also provide that we will pay for all mandatory social security programs for our executive officers in accordance with PRC regulations. During the agreement our executive officers are subject to keep trade secrets confidential. In addition, our employment agreements with our executive officers prevent them from rendering services for our competitors for a period of two (2) years after termination of employment.

Chunbin Yang

We entered into an employment agreement with our chief executive officer, Mr. Chunbin Yang effective September 1, 2010. Under the terms of that employment agreement, Mr. Yang is entitled to the following:

•	Base compensation of RMB 180,000 (approximately $27,224), payable in 12 equal monthly installments of RMB 15,000 (approximately $2,268) each.
•	Payment of social insurance.
•	Reimbursement of reasonable expenses incurred by Mr. Yang.

Mr. Yang’s employment agreement commenced on November 1, 2010 and is scheduled to expire on September 1, 2013.

Mr. Yang has agreed during the term of the agreement to:

•	keep confidential and not disclose the confidential information;

•	take and implement all appropriate measures to protect the confidentiality of the confidential information;
•	not disclose, transmit, exploit or otherwise use for his own account or for others, elements of confidential information;

Mr. Yang has also agreed not to compete with our company directly or indirectly during his employment and for a period of 2 years afterwards.

Mr. Yang’s agreement may be terminated at any time by either party upon presentation of 30 days’ prior notice.

Board of Directors and Board Committees

Our board of directors currently consists of 5 directors. We expect that all current directors will continue to serve after this offering. There are no family relationships between any of our executive officers and directors.

The directors will be divided into three classes, as nearly equal in number as the then total number of directors permits. Class I directors shall face re-election at our annual general meeting of shareholders in 2011 and every three years thereafter. Class II directors shall face re-election at our annual general meeting of shareholders in 2012 and every three years thereafter. Class III directors shall face re-election at our annual general meeting of shareholders in 2013 and every three years thereafter.

If the number of directors changes, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly as possible. Any additional directors of a class elected to fill a vacancy resulting from an increase in such class will hold office for a term that coincides with the remaining term of that class. Decreases in the number of directors will not shorten the term of any incumbent director. These board provisions could make it more difficult for third parties to gain control of our company by making it difficult to replace members of the Board of Directors.

A director may vote in respect of any contract or transaction in which he is interested, provided, however that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote on that matter. A general notice or disclosure to the directors or otherwise contained in the minutes of a meeting or a written resolution of the directors or any committee thereof of the nature of a director’s interest shall be sufficient disclosure and after such general notice it shall not be necessary to give special notice relating to any particular transaction. A director may be counted for a quorum upon a motion in respect of any contract or arrangement which he shall make with our company, or in which he is so interested and may vote on such motion.

There are no membership qualifications for directors. Further, there are no share ownership qualifications for directors unless so fixed by us in a general meeting.

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Listing Rule 5605(a)(15). Guilin Sun, Ningwu Shen, and Dennis O. Laing are our independent directors.

There are no other arrangements or understandings pursuant to which our directors are selected or nominated.

Mr. Chunbin Yang currently holds both the positions of Chairman of the Board and Chief Executive Officer. These two positions have not been consolidated into one position; Mr. Yang simply holds both positions at this time. We do not have a lead independent director because we believe our independent directors are encouraged to freely voice their opinions on a relatively small company board. We believe this leadership structure is appropriate because we are a smaller reporting company in the process of listing on a public exchange; as such we deem it appropriate to be able to benefit from the guidance of Mr. Yang as both our principal executive officer and Chairman of our board.

Our Board of Directors plays a key role in our risk oversight. The Board of Directors makes all relevant company decisions. As such, it is important for us to have our Chief Executive Officer serve on the Board as he plays a key role in the risk oversight of our company. As a smaller reporting company with a small board of directors, we believe it is appropriate to have the involvement and input of all of our directors in risk oversight matters.

Board Committees

Currently, three committees have been established under the board: the audit committee, the compensation committee and the nominating committee. Mr. Ningwu Shen is the chairman of our audit committee, Mr. Dennis O. Laing is the Chairman of our compensation committee, and Mr. Guilin Sun is the chairman of our nominating committee. The audit committee is responsible for overseeing the accounting and financial reporting processes of our company and audits of the financial statements of our company, including the appointment, compensation and oversight of the work of our independent auditors. The compensation committee of the board of directors reviews and makes recommendations to the board regarding our compensation policies for our officers and all forms of compensation, and also administers our incentive compensation plans and equity-based plans (but our board retains the authority to interpret those plans). The nominating committee of the board of directors is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nomination or election of directors and other governance issues. The nominating committee considers diversity of opinion and experience when nominating directors.

Board of Directors Designee

In connection with this offering, we have agreed to allow our Placement Agents to have one non-voting designee present at all meetings of our Board of Directors for a period of one year following the effective date of this offering. The Placement Agents’ designee will act only as an observer at all meetings of our Board of Directors.

Although our Placement Agents’ designee will not be able to vote, he may nevertheless influence the outcome of matters submitted to the Board of Directors for approval. We have agreed to reimburse the designee for his travel expenses for attending our Board meetings, subject to a maximum reimbursement of $6,000 annually, which amount is not more than the reimbursement payable to our other directors. The designee will be required to certify that such travel expenses are not reimbursed by any other party. As of the date of this prospectus, Mr. John McAuliffe, an employee of Financial West Group, is serving as our Placement Agents’ designee to our Board of Directors.

Duties of Directors

Under British Virgin Islands law, our directors have a duty to act honestly, in good faith and with a view to our best interests. Our directors also have a duty to exercise the care, diligence and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Share Capital—Differences in Corporate Law” for additional information on our directors’ fiduciary duties under British Virgin Islands law. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. We have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

•	appointing officers and determining the term of office of the officers;
•	authorizing the payment of donations to religious, charitable, public or other bodies, clubs, funds or associations as deemed advisable;
•	exercising the borrowing powers of the company and mortgaging the property of the company;
•	executing checks, promissory notes and other negotiable instruments on behalf of the company; and
•	maintaining or registering a register of mortgages, charges or other encumbrances of the company.

Interested Transactions

A director may vote, attend a board meeting or sign a document on our behalf with respect to any contract or transaction in which he or she is interested. A director must promptly disclose the interest to all other directors after becoming aware of the fact that he or she is interested in a transaction we have entered into or are to enter into. A general notice or disclosure to the board or otherwise contained in the minutes of a meeting or a written resolution of the board or any committee of the board that a director is a shareholder, director, officer or trustee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company will be sufficient disclosure, and, after such general notice, it will not be necessary to give special notice relating to any particular transaction.

Remuneration and Borrowing

The directors may receive such remuneration as our board of directors may determine from time to time. Each director is entitled to be repaid or prepaid all traveling, hotel and incidental expenses reasonably incurred or expected to be incurred in attending meetings of our board of directors or committees of our board of directors or shareholder meetings or otherwise in connection with the discharge of his or her duties as a director. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors. Our board of directors may exercise all the powers of the company to borrow money and to mortgage or charge our undertakings and property or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

Qualification

A director is not required to hold shares as a qualification to office.

Limitation on Liability and Other Indemnification Matters

British Virgin Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our amended and restated memorandum and articles of association, we may indemnify our directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the company and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Director Compensation

All directors hold office until the next annual meeting of shareholders at which their respective class of directors is re-elected and until their successors have been duly elected and qualified. There are no family relationships among our directors or executive officers. Officers are elected by and serve at the discretion of the Board of Directors. Employee directors do not receive any compensation for their services. Non-employee directors are entitled to receive $10,000 per year for serving as directors and may receive option grants from our company. In addition, non-employee directors are entitled to receive reimbursement for their actual travel expenses for each Board of Directors meeting attended.

Summary Compensation Table FY 2010 – Directors

Name	Director Fees earned or paid in cash	Total(1)

Chunbin Yang(2)	$0	$0
Tongjiang Sun(2)	$0	$0
Guilin Sun(3)	$0	$0
Ningwu Shen(3)	$0	$0
Dennis O. Laing(3)	$0	$0

(1)	None of the directors received any common share awards, option awards, nonqualified deferred compensation earnings or non-equity incentive plan compensation in fiscal year 2010.
(2)
Mr. Yang and Mr. Tongjiang Song received payment in their capacities as officers of our company and/or subsidiaries/affiliates but did not receive any compensation for serving as directors of our company.

(3)	Messers. Guilin Sun, Ningwu Shen and Dennis O. Laing did not become directors until fiscal 2011 and did not receive any payment in fiscal 2010.

Limitation of Director and Officer Liability

Under British Virgin Islands law, each of our directors and officers, in performing his or her functions, is required to act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Our amended and restated memorandum and articles of association provide that, to the fullest extent permitted by British Virgin Islands law or any other applicable laws, our directors will not be personally liable to us or our shareholders for any acts or omissions in the performance of their duties. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. These provisions will not limit the liability of directors under United States federal securities laws.

We may indemnify any of our directors or anyone serving at our request as a director of another entity against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. We may only indemnify a director if he or she acted honestly and in good faith with the view to our best interests and, in the case of criminal proceedings, the director had no reasonable cause to believe that his or her conduct was unlawful. The decision of our board of directors as to whether the director acted honestly and in good faith with a view to our best interests and as to whether the director had no reasonable cause to believe that his or her conduct was unlawful, is in the absence of fraud sufficient for the purposes of indemnification, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entry of no plea does not, by itself, create a presumption that a director did not act honestly and in good faith and with a view to our best interests or that the director had reasonable cause to believe that his or her conduct was unlawful. If a director to be indemnified has been successful in defense of any proceedings referred to above, the director is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the director or officer in connection with the proceedings.

We may purchase and maintain insurance in relation to any of our directors or officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity, whether or not we have or would have had the power to indemnify the directors or officers against the liability as provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling our company under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Related Party Transactions

Sales to Related Parties

For the fiscal years ended June 30, 2010 and 2009, Shandong Haiwang had sales of $0 and $1.56 million, respectively, to Shandong Haiheng Chemical Co., Ltd. Shandong Haiwang has a 10% ownership stake in Shandong Haiheng Chemical Co., Ltd. and sells them crude salt. Shandong Haiwang also had sales of $224,000 and $841,000 to Weifang Haike Chemical Co., Ltd for the fiscal years ended June 30, 2010 and 2009, respectively. Weifang Haike Chemical Co., Ltd is owned by key members of Shandong Haiwang’s management and Shandong Haiwang also sells them crude salt. These sales were made at prevailing market prices.

Purchases from Related Parties

For the fiscal years ended June 30, 2010 and 2009, Shandong Haiwang had total purchases of $1.96 million and $1.46 million, respectively, from Shandong Haiheng Chemical Co., Ltd. Shandong Haiwang purchases various raw materials from Shandong Haiheng Chemical Co., Ltd. These purchases were made at prevailing market prices.

Contractual Arrangements with Domestic Companies and their Shareholders

We operate our business in China through a series of contractual arrangements with Shandong Haiwang and its shareholders, who are related parties. For a description of these contractual arrangements, see “Our Corporate Structure – Contractual Arrangements with Domestic Companies and their Shareholders.”

Related Party Guarantee

We have the following short-term bank loans which are guaranteed by either our Chairman and Chief Executive Officer Mr. Yang, or Weifang Haike Chemical Co. Ltd., which is owned by Shangxue Liu, the Chief Technology Officer of Shandong Haiwang.

Mr. Chunbin Yang and Weifang Haike Chemical Co., Ltd, both as guarantors, guaranteed for Shandong Haiwang’s short-term loan of $8,838,000 and $0 as of June 30, 2010 and 2009, respectively. Mr. Chunbin Yang individually guaranteed for Shandong Haiwang’s short-term bank loan of $1,308,000 and $1,465,000, respectively

Loan Due from Related Parties

As of June 30, 2009, loans due from Shandong Haiheng Chemical Co., Ltd and Weifang Haike Chemical Co., Ltd were $1,667,000 and $443,000, respectively. Shandong Haiwang provided interest bearing loans to these parties with interest rates ranging from 5% to 6%. Amounts due from these parties were fully collected as of June 30, 2010.

Loan Due to Related Parties

As of December 31, 2010, June 30, 2010 and June 30, 2009, loans due to Weifang Haike Chemical Co., Ltd were $0, $1,437,000 and $0, respectively. The largest amount outstanding during the six months ended December 31, 2010, the year ended June 30, 2010 and the year ended June 30, 2009, were $1,437,000, $1,523,000 and $0 respectively. The loans were non-interesting bearing and the interest expense in each respective period was $0.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

Principal Shareholders

The following table sets forth information with respect to beneficial ownership of our common shares by:

•	Each person who is known by us to beneficially own more than 5% of our outstanding common shares;
•	Each of our directors and named executive officers; and
•	All directors and named executive officers as a group.

The number and percentage of common shares beneficially owned is based on 21,180,000 outstanding prior to completion of the offering (assuming the pro rata issuance of 21,130,000 shares to our existing shareholders prior to completion of this offering). Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of common shares beneficially owned by a person listed below and the percentage ownership of such person, common shares underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of March 21, 2011 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all common shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each principal shareholder is in the care of Haiwang Resources & Technology Ltd., Haiwang Street, Yangzi Ave., Coastal Economic Development Zone, Weifang City, Shandong Province, China 430010. As of the date of the prospectus, we had 10 shareholders of record.

Named Executive Officers and Directors	Amount of Beneficial Ownership(1)		Percentage Ownership(2)	Percentage Ownership After Maximum Offering
Chunbin Yang, Chairman and Chief Executive Officer	10,309,386	(3)	48.675%	39.12%
Tongjiang Sun, Director and Chief Marketing Officer	2,854,916	(4)	13.493%	10.83%
Xiusheng Cui, Vice General Manager and Chief Operating Officer	2,537,703	(5)	11.98%	9.63%
Chuanqiang Wang, Vice General Manager and Corporate Secretary	2,347,250	(6)	11.08%	8.91%
Shigang Xu, Vice General Manager and Chief Sales Officer	2,347,250	(7)	11.08%	8.91%
Shangxue Liu, Vice General Manager and Chief Technology Officer	2,537,703	(8)	11.98%	9.63%
Guilin Sun, Director	0			*
Ningwu Shen, Director	0			*
Dennis O. Laing, Director	0			*
All Directors and Executive Officers as a Group (6 people)	20,666,256		97.57%	78.41%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the common shares.
(2)	The number of our common shares outstanding used in calculating the percentage for each listed person excludes the common shares underlying options held by such person.
(3)
Includes the 7,236,168 shares held by Brilliant Shine Investments Limited, of which Mr. Yang has sole voting and disposition power; the 1,036,702 shares held by All Thrive Limited, which is wholly owned by Ms. Jincai Wu, Mr. Yang’s wife; the 1,022,994 shares held by Better Trend Limited, which is wholly owned by Ms. Xiaoyang Yang, Mr. Yang’s daughter; and the 1,014,522 shares held by Bloom Team Limited, which is wholly owned by Mr. Chunxiang Yang, Mr. Yang’s brother.

(4)	Tongjiang Sun has the sole power to direct the voting and disposition of the 2,854,916 shares held by Boom Luck Enterprises Limited.
(5)	Xiusheng Cui has the sole power to direct the voting and disposition of the 2,537,703 shares held by Cai Hui Limited.
(6)	Chuanqiang Wang has shared power to direct the voting and disposition of the 2,347,250 shares held by Cheng Xing Limited.
(7)	Shigang Xu has shared power to direct the voting and disposition of the 2,347,250 shares held by Cheng Xing Limited.

Description of Share Capital

We were incorporated as an international business company under the International Business Companies Act, 1984, in the British Virgin Islands on October 26, 2010 under the name “Haiwang Resources & Technology Ltd.” As of the date of this prospectus, we have authorized 50,000,000 common shares, of $0.001 par value.

The following are summaries of the material provisions of our amended and restated memorandum and articles of association that will be in force at the time of the closing of this offering and the BVI Act, insofar as they relate to the material terms of our common shares. The forms of our amended and restated memorandum and articles of association are filed as exhibits to the registration statement of which this prospectus is a part.

Common Shares

General

All of our issued common shares are fully paid and non-assessable. Certificates representing the common shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their common shares.

Distributions

The holders of our common shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called annual or special meeting of the shareholders entitled to vote on such action and may not be effected by a resolution in writing. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each common share which such shareholder holds.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our amended and restated memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, place and, in the case of a special meeting of shareholders, the purpose or purposes thereof, at least 10 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a special meeting upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a special meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice: (a) if it is so agreed by shareholders holding not less than 90% of the common shares entitled to vote on the matters to be considered at the meeting, or 90% of the common shares of each class or series entitled to vote together as a class or series, together with not less than 90% of the remaining votes; or (b) if all shareholders holding common shares entitled to vote on the matters to be considered at the meeting have waived notice of the meeting, and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than 50% of the issued common shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the common shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any general meeting unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders.

A corporation that is a shareholder shall be deemed for the purpose of our amended and restated memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

We would normally expect British Virgin Islands courts to follow English case law precedents, which permit a minority shareholder to commence a representative action, or derivative actions in our name, to challenge (1) an act which is ultra vires or illegal, (2) an act which constitutes a fraud against the minority by parties in control of us, (3) the act complained of constitutes an infringement of individual rights of shareholders, such as the right to vote and pre-emptive rights and (4) an irregularity in the passing of a resolution which requires a special or extraordinary majority of the shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new common shares under either British Virgin Islands law or our amended and restated memorandum and articles of association.

Transfer of common shares

Subject to the restrictions in our amended and restated memorandum and articles of association, the lock-up agreements with our Placement Agents described in “Shares Eligible for Future Sale— Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her common shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any common share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of a common share unless: (a) the person transferring the shares has failed to pay any amount due in respect of any of those shares; or (b) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay all amounts paid to us on account of the issue of shares immediately prior to the winding up, the excess shall be distributable pari passu among those shareholders in proportion to the amount paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the amounts paid to us on account of the issue of shares, those assets shall be distributed so that, to the greatest extent possible, the losses shall be borne by the shareholders in proportion to the amounts paid up immediately prior to the winding up on the shares held by them, respectively. If we are wound up, the liquidator appointed by us may, in accordance with the BVI Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

Calls on common shares and forfeiture of common shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of common shares

Subject to the provisions of the BVI Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our amended and restated memorandum and articles of association and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the NASDAQ Global Select Market or NASDAQ Global Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

All or any of the special rights attached to any class of shares may, subject to the provisions of the BVI Act, be amended only pursuant to a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the shares of that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors:

•	amend our memorandum of association to increase or decrease the maximum number of shares we are authorized to issue;
•	subject to our memorandum, divide our authorized and issued shares into a larger number of shares; and
•	subject to our memorandum, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

We are entitled to sell any shares of a shareholder who is untraceable, provided that:

•
all checks or warrants in respect of dividends of these shares, not being less than three in number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of twelve years prior to the publication of the notice and during the three months referred to in the third bullet point below;

•	we have not during that time received any indication of the whereabouts or existence of the shareholder or person entitled to these shares by death, bankruptcy or operation of law; and
•
we have caused a notice to be published in newspapers in the manner stipulated by our amended and restated memorandum and articles of association, giving notice of our intention to sell these shares, and a period of three months has elapsed since such notice.

The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to the net proceeds.

Inspection of books and records

Under British Virgin Islands Law, holders of our common shares are entitled, upon giving written notice to us, to inspect (i) our amended and restated memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional common shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional common shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The BVI Act and the laws of the British Virgin Islands affecting British Virgin Islands companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

Under the laws of the British Virgin Islands, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders.

While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company.

A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the ordinary course of the company’s business and on usual terms and conditions.

Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the amended and restated memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the British Virgin Islands.

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days who gave written objection. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding his dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below:

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our amended and restated memorandum and articles of association be set aside.

Derivative actions

Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our amended and restated memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•
is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our director; or

•	is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our amended and restated memorandum and articles of association

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that provide for a staggered board of directors and prevent shareholders from taking an action by written consent in lieu of a meeting. However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a transaction that is material to the company. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under British Virgin Islands law, our directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our memorandum and articles of association, as amended and re-stated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. British Virgin Islands law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. However, our amended and restated memorandum and articles of association do not permit shareholders to act by written consent.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. British Virgin Islands law and our amended and restated memorandum and articles of association allow our shareholders holding not less than 30% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our amended and restated memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under British Virgin Islands law, our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors can be removed from office, with cause, by a resolution of shareholders or by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. British Virgin Islands law has no comparable statute. However, our amended and restated memorandum and articles of association expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our amended and restated memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders or by resolution of directors.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our amended and restated memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. Any amendment is effective from the date it is registered at the Registry of Corporate Affairs in the British Virgin Islands.

Shares Eligible for Future Sale

Prior to this offering, there has been no market for our common shares, and a liquid trading market for our common shares may not develop or be sustained after this offering. Future sales of substantial amounts of common shares, including common shares issued upon exercise of outstanding options and exercise of the warrants offered in this prospectus in the public market after this offering or the anticipation of those sales could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sales of our equity securities.

Upon the completion of the minimum offering, we will have outstanding 25,680,000 common shares, assuming no exercise of outstanding options and not including any shares underlying the Placement Agent Warrant. Of these common shares, the 4,500,000 common shares sold in this offering will be freely tradable without restriction under the Securities Act, except that any shares purchased by our “affiliates,” as that term is defined in Rule 144 of the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining approximately 21,180,000 common shares outstanding will be restricted shares held by existing shareholders that could be sold pursuant to Rule 144. We have not agreed to register these restricted shares. We have not issued any warrants to purchase our common shares or other securities convertible into our common shares.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of our company at the time of sale, or at any time during the preceding three months, and who has beneficially owned restricted shares for at least six months, would be entitled to sell within any three-month period a number of our common shares that does not exceed the greater of 1% of the then outstanding common shares or the average weekly trading volume of common shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about our company. In addition, sales by our affiliates may be subject to the terms of lock-up agreements. See “Shares Eligible for Future Sale – Lock-Up Agreements.”

A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his or her common shares for at least six months, would be entitled under Rule 144 to sell such shares without regard to any manner of sale, notice provisions or volume limitations described above. Any such sales must comply with the public information provision of Rule 144 until our common shares have been held for one year.

Rule 701

Securities issued in reliance on Rule 701 are also restricted and may be sold by shareholders other than affiliates of our company subject only to manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its six-month holding period requirement.

Lock-Up Agreements

Each of our executive officers, directors and individuals who on the effective date of the registration statement of which this prospectus is a part are the beneficial owners of more than 5% of our common shares, has agreed not to register, offer, sell, contract to sell or grant any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares or any warrants to purchase our common shares (including, without limitation, securities of our company which may be deemed to be beneficially owned by such individuals in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon the exercise of a stock option or warrant) for a period of one hundred eighty (180) days after the date of effectiveness or commencement of sales of this public offering. Upon the expiration of these lock-up agreements, additional common shares will be available for sale in the public market.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale assuming completion of this offering.

Minimum Offering
Shares	Date Available for Sale
Outstanding Common Shares Prior to Completion of Offering: 21,180,000	After 180 days from the date of effectiveness or commencement of sales of the public offering

Common Shares Underlying Placement Agent Warrant: 450,000	After 180 days from the date of effectiveness or commencement of sales of the public offering

Shares Offered in this Offering: 4,500,000	After the date of this prospectus, these shares will be freely tradable.

Maximum Offering
Shares	Date Available for Sale
Outstanding Common Shares Prior to Completion of Offering: 21,180,000	After 180 days from the date of effectiveness or commencement of sales of the public offering

Common Shares Underlying Placement Agent Warrant: 517,500	After 180 days from the date of effectiveness or commencement of sales of the public offering

Shares Offered in this Offering: 5,175,000	After the date of this prospectus, these shares will be freely tradable.

Taxation

The following summary sets forth the material British Virgin Islands, PRC and United States federal income tax consequences to certain holders of the acquisition, ownership, and disposition of our common shares covered by this prospectus, based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. The summary does not deal with all possible tax consequences relating to an investment in our common shares, such as the tax consequences under state, local and other tax laws. As used in this discussion, references to “we,” “us” or “our” refer to Haiwang Resources & Technology Ltd.

British Virgin Islands Taxation

Under the BVI Act as currently in effect, a holder of common shares who is not a resident of the British Virgin Islands is exempt from British Virgin Islands income tax on dividends paid with respect to the common shares and all holders of common shares are not liable to the British Virgin Islands for income tax on gains realized during that year on sale or disposal of such shares. The British Virgin Islands does not impose a withholding tax on dividends paid by a company incorporated or re-registered under the BVI Act.

There are no capital gains, gift or inheritance taxes levied by the British Virgin Islands on companies incorporated or re-registered under the BVI Act. In addition, shares of companies incorporated or re-registered under the BVI Act are not subject to transfer taxes, stamp duties or similar charges.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between China and the British Virgin Islands.

PRC Taxation

The following is a summary of the material PRC tax consequences of the acquisition, ownership and disposition of our common shares.

You should consult with your own tax adviser regarding the PRC tax consequences of the acquisition, ownership and disposition of our common shares in your particular circumstances.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the EIT Law, which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside the PRC whose “de facto management bodies” are located in the PRC are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on their worldwide taxable income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

On April 22, 2009, the State Administration of Taxation (“SAT”) issued the Notice on the Issues Regarding Recognition of Enterprises that are Domestically Controlled as PRC Resident Enterprises Based on the De Facto Management Body Criteria, which was retroactively effective as of January 1, 2008. This notice provides that an overseas incorporated enterprise that is domestically controlled by Chinese enterprises or Chinese group enterprises will be recognized as a “tax-resident enterprise” if it satisfies all of the following conditions: (i) the senior management responsible for daily production/business operations are primarily located in the PRC, and the location(s) where such senior management execute their responsibilities are primarily in the PRC; (ii) strategic financial and personnel decisions are made or approved by organizations or personnel located in the PRC; (iii) major properties, accounting ledgers, company seals and minutes of board meetings and shareholder meetings, etc., are maintained in the PRC; and (iv) 50% or more of the board members with voting rights or senior management habitually reside in the PRC.

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the resident enterprise status of a company organized under the laws of a foreign (non-PRC) jurisdiction, such as us and/or Haiwang HK. If the PRC tax authorities determine that we are and/or Haiwang HK is a “resident enterprise” under the EIT Law, a number of tax consequences could follow. First, we and/or Haiwang HK could be subject to the enterprise income tax at a rate of 25% on our and/or Haiwang HK’s worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from enterprise income tax. As a result, if we and Haiwang HK are each treated as a “qualified resident enterprise,” all dividends paid from WFOE to us (through Haiwang HK) should be exempt from the PRC enterprise income tax.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us and Haiwang HK because the aforementioned criteria only apply to an overseas incorporated company controlled by Chinese enterprises or Chinese group enterprises, and in our case, we are controlled by Chinese individuals but not Chinese enterprises. However, because it is not anticipated that we or Haiwang HK would receive dividends or generate other income in the near future, we and Haiwang HK are not expected to have any income that would be subject to the 25% enterprise income tax on worldwide taxable income in the near future. We or Haiwang HK will make any necessary tax payment if we or Haiwang HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are or Haiwang HK is a resident enterprise under the EIT Law, and if we or Haiwang HK were to have income in the future.

Dividends From WFOE

If Haiwang HK is not treated as a resident enterprise under the EIT Law, then dividends that Haiwang HK receives from WFOE may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% normally will be applicable to investors that are “non-resident enterprises” that (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has an actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10% normally will be applicable to dividends payable to non-resident enterprises that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions on a case-by-case basis. Haiwang HK is a holding company and substantially all of its income may be derived from dividends. Thus, if Haiwang HK is considered a “non-resident enterprise” under the EIT Law and the dividends paid to Haiwang HK are considered income sourced within the PRC, such dividends received may be subject to PRC withholding tax as described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between the PRC and the jurisdiction in which the non-resident enterprise resides may reduce such income or withholding tax, with respect to such non-resident enterprise. Pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income (the “PRC-Hong Kong Tax Treaty”), and relevant circulars issued by the SAT, if the Hong Kong resident enterprise that is not deemed to be a conduit by the PRC tax authorities owns more than 25% of the equity interests in a PRC resident enterprise, the 10% PRC withholding tax on the dividends the Hong Kong resident enterprise receives from the PRC resident enterprise is reduced to 5%.

We are a British Virgin Islands holding company that owns a 100% equity interest in Haiwang HK, a Hong Kong company, which owns a 100% equity interest in WFOE, a PRC company. As a result, if Haiwang HK were treated as a “non-resident enterprise” under the EIT Law, then dividends that it receives from WFOE (assuming such dividends were considered sourced within the PRC) (i) should be subject to a 5% PRC withholding tax, if the PRC-Hong Kong Tax Treaty were applicable, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem Haiwang HK to be a conduit not entitled to treaty benefits), should be subject to a 10% PRC withholding tax.  Similarly, if we were treated as a “non-resident enterprise” under the EIT Law and Haiwang HK were treated as a “resident enterprise” under the EIT Law, then dividends that we receive from Haiwang HK (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

As of the date of this prospectus, there has not been a definitive determination as to our or Haiwang HK’s “resident enterprise” or “non-resident enterprise” status. As described above, however, neither WFOE nor Haiwang HK are expected to pay any dividends in the near future. WFOE and Haiwang HK will make any necessary tax withholding if, in the future, WFOE or Haiwang HK were to pay any dividends and WFOE or Haiwang HK (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that Haiwang HK is or we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Shares

If we are determined to be a resident enterprise under the EIT Law and dividends payable to (or gains realized by) our investors that are not tax residents of the PRC (“non-resident investors”) are treated as income derived from sources within the PRC, then the dividends that the non-resident investors receive from us and any such gain derived by such investors on the sale or transfer of our common shares may be subject to income tax under the PRC tax laws. As indicated below, under the PRC tax laws, we would not have an obligation to withhold PRC income tax with respect to gains that non-resident investors may realize from the sale or transfer of our common shares (regardless of whether such gains would be regarded as income from sources within the PRC), but we would have an obligation to withhold PRC income tax at the applicable rate described below (subject to reduction by applicable tax treaties) on dividends that non-resident investors receive from us if such dividends are regarded as income derived from sources within the PRC.

Under the EIT Law and its implementing rules, PRC withholding tax at the rate of 10% is applicable to dividends payable to non-resident investors that are enterprises (but not individuals) and that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends are deemed to be sourced within the PRC. Similarly, any gain realized on the transfer of our common shares by such investors also is subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

Under the PRC Individual Income Tax Law and its implementing rules, a potential 20% PRC withholding tax may be applicable to dividends payable to non-resident investors who are individuals and who (i) are not domiciled in the PRC and do not reside in the PRC or (ii) are not domiciled in the PRC and have resided in the PRC for less than one year, to the extent that such dividends are deemed to be sourced within the PRC. Similarly, any gain realized on the transfer of our common shares by such investors may be subject to a 20% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors in respect to our common shares, or the gain non-resident investors may realize from the sale or transfer of our common shares, may be treated as PRC-sourced income and, as a result, may be subject to PRC income tax. In such event, we may be required to withhold the applicable PRC income tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common shares may be responsible for paying the applicable PRC income tax on any gain realized from the sale or transfer of our common shares if such non-resident investors and the gain satisfy the requirements under the PRC tax laws. However, under the PRC tax laws, we would not have an obligation to withhold PRC income tax with respect to the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common shares.

If we were to pay any dividends in the future, and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the PRC tax laws, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the PRC tax laws (including U.S. investors) realize any gain from the sale or transfer of our common shares and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying the applicable PRC income tax on the gain from the sale or transfer of our common shares. As indicated above, under the PRC tax laws, we would not have an obligation to withhold PRC income tax with respect to the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common shares.

On December 10, 2009, the SAT released Circular on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) that reinforces the taxation of certain equity transfers by non-resident investors through overseas holding vehicles. Circular 698 is retroactively effective from January 1, 2008. Circular 698 addresses indirect equity transfers as well as other issues. According to Circular 698, where a non-resident investor that indirectly holds an equity interest in a PRC resident enterprise through a non-PRC offshore holding company indirectly transfers an equity interest in the PRC resident enterprise by selling an equity interest in the offshore holding company, and the latter is located in a country or jurisdiction where the actual tax burden is less than 12.5% or where the offshore income of its residents is not taxable, the non-resident investor is required to provide the PRC tax authorities in charge of that PRC resident enterprise with certain relevant information within 30 days from the date of the execution of the equity transfer agreement. The PRC tax authorities in charge will evaluate the offshore transaction for tax purposes. In the event that the PRC tax authorities determine that such transfer is abusing forms of business organization and a reasonable commercial purpose for the offshore holding company other than the avoidance of PRC income tax liability is lacking, the PRC tax authorities will have the power to re-assess the nature of the equity transfer under the doctrine of substance over form. If the SAT’s challenge of a transfer is successful, it may deny the existence of the offshore holding company that is used for tax planning purposes and subject the non-resident investor to PRC tax on the capital gain from such transfer. Because Circular 698 has a short history, there is uncertainty as to its application. We (or a non-resident investor) may become at risk of being taxed under Circular 698 and may be required to expend valuable resources to comply with Circular 698 or to establish that we (or such non-resident investor) should not be taxed under Circular 698, which could have a material adverse effect on our financial condition and results of operations (or such non-resident investor’s investment in us).

Penalties for Failure to Pay Applicable PRC Income Tax

A non-resident investor in us may be responsible for paying PRC income tax on any gain realized from the sale or transfer of our common shares if such non-resident investor and the gain satisfy the requirements under the PRC tax laws, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Collection Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Source-based Withholding of Enterprise Income Tax for Non-Resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of our common shares is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor may be subject to certain fines, penalties or punishments, including without limitation: (1) if the non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent PRC tax authorities may order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if the non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor may be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins) and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if the non-resident investor fails to file a tax return and to pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income receivable by the non-resident investor in the PRC from other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and overdue fines imposed on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if the non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or the surcharge for the overdue tax payment, and cannot provide a guarantee to the PRC tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common shares. The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our common shares that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;
•
a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of our common shares that is described above is referred to herein as a “U.S. Holder.” If a beneficial owner of our common shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that purchase common shares pursuant to this offering and own and hold our common shares as capital assets within the meaning of Section 1221 of the Code, and does not discuss the potential application of the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5% or more of our voting shares;
•	persons that acquired our common shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;
•	persons that hold our common shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or
•	persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our common shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our common shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) in respect of our common shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of such common shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR IN RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Cash Distributions Paid on Common Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our common shares. A cash distribution on such common shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), although we do not intend to calculate such earnings and profits. Such dividend generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The portion of such cash distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such common shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2013, any such cash dividends may be subject to U.S. federal income tax at the lower applicable regular long term capital gains tax rate (see “—Taxation on the Disposition of Common Shares” below) provided that (1) our common shares are readily tradable on an established securities market in the United States or, in the event we are deemed to be a PRC “resident enterprise” under the EIT Law, we are eligible for the benefits of the Agreement between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income (the “U.S.-PRC Tax Treaty”), (2) we are not a PFIC, as discussed below, for either the taxable year in which such dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, common shares are considered for purposes of clause (a) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the NASDAQ Global Select Market and the NASDAQ Global Market. Although we intend to apply to have our common shares listed on the NASDAQ Global Select Market or the NASDAQ Global Market, we cannot guarantee that such application will be approved, and, even if such application is approved, we cannot guarantee that our common shares will continue to be listed on such exchange. For taxable years beginning on or after January 1, 2013, the regular U.S. federal income tax rate applicable to such dividends currently is scheduled to return to the regular U.S. federal income tax rate generally applicable to ordinary income.

Any such dividends generally will constitute foreign source income for U.S. foreign tax credit limitation purposes and generally will constitute “passive category income,” but could, in the case of certain U.S. Holders, constitute “general category income.”  If a PRC income tax applies to any cash dividends paid to a U.S. Holder on our common shares, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any such dividends, an individual U.S. Holder may be entitled to a reduced rate of withholding under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Taxation on the Disposition of Common Shares

Upon a sale or other taxable disposition of our common shares, and subject to the PFIC rules discussed below, a U.S. Holder should recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the common shares.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum regular rate of 15% for taxable years beginning before January 1, 2013 (but currently scheduled to increase to 20% for taxable years beginning on or after January 1, 2013). Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the common shares exceeds one year. The deductibility of capital losses is subject to various limitations. Subject to the U.S.-PRC Tax Treaty, any such gain or loss generally will be U.S. source income or loss for U.S. foreign tax credit limitation purposes.

If a PRC income tax applies to any gain from the disposition of our common shares by a U.S. Holder, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such PRC tax applies to any gain, such U.S. Holder should be entitled to treat such gain as PRC source under the U.S.-PRC Tax Treaty if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-PRC Tax Treaty.  U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such PRC tax and their eligibility for the benefits of the U.S.-PRC Tax Treaty.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a  PFIC if either (a) at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income, or (b) at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business), and gains from the disposition of passive assets.

Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries and our current plans of operation, we do not expect to be treated as a PFIC for our current taxable year or in the near future. However, our actual PFIC status for our current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance in respect to our status as a PFIC for our current taxable year or any subsequent taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our common shares, and such U.S. Holder did not make either a timely qualified electing fund (“QEF”) election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our common shares, or a mark-to-market election, as described below, such holder generally will be subject to special rules in respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its common shares; and
•
any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the common shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the common shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the common shares;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our common shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

If a U.S. Holder has made a QEF election in respect to our common shares, and the special tax and interest charge rules do not apply to such common shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such common shares or a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of such common shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s common shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning common shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held our common shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our common shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such common shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime in respect to such common shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our common shares, the PFIC rules discussed above will continue to apply to such common shares unless the holder makes a “purging election” in respect to such common shares. A purging election generally creates a deemed sale of such common shares at their fair market value. The gain recognized by the purging election generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted tax basis in its common shares by the gain recognized and also will have a new holding period in its common shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns common shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election in respect to such common shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our common shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its common shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its common shares at the end of its taxable year over the adjusted tax basis in its common shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its common shares over the fair market value of its common shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its common shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the common shares will be treated as ordinary income.

The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the NASDAQ Global Select Market and the NASDAQ Global Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Although we intend to apply to have our common shares listed on the NASDAQ Global Select Market or the NASDAQ Global Market, we cannot guarantee that such application will be approved, and, even if such application is approved, we cannot guarantee that our common shares will continue to be listed on such exchange. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our common shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our common shares generally should be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder otherwise were deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election in respect to the lower-tier PFIC. However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC or that we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election would not be available in respect to such lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) common shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) and any other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our common shares should consult their own tax advisors concerning the application of the PFIC rules to our common shares under their particular circumstances.

Additional Taxes After 2012

For taxable years beginning after December 31, 2012, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, cash dividends on, and capital gains from the sale or other taxable disposition of, our common shares, subject to certain limitations and exceptions.  U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our common shares.

Non-U.S. Holders

Cash dividends paid to a Non-U.S. Holder in respect to our common shares generally will not be subject to U.S. federal income tax unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our common shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other taxable disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates as applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to cash distributions made on our common shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our common shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, pursuant to recently enacted legislation, certain information concerning a U.S. Holder’s adjusted tax basis in its common shares and adjustments to that tax basis and whether any gain or loss with respect to such common shares is long-term or short-term also may be required to be reported to the IRS.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% for taxable years beginning before January 1, 2013 (but currently scheduled to increase to 31% for taxable years beginning on or after January 1, 2013), generally will apply to cash dividends paid on our common shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our common shares by a U.S. Holder (other than an exempt recipient), in each case who:

•	fails to provide an accurate taxpayer identification number;
•	is notified by the IRS that backup withholding is required; or
•	in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Enforceability of Civil Liabilities

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands corporation, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or such persons or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

We have appointed CT Corporation System as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Beijing Kang Da Law Firm, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Beijing Kang Da Law Firm has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the British Virgin Islands nor the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

We have been advised by Kaufman & Canoles, our counsel as to British Virgin Islands law, that the United States and the British Virgin Islands do not have a treaty providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws, is unlikely to be enforceable in the British Virgin Islands. We have also been advised by Kaufman & Canoles that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the British Virgin Islands under the common law doctrine of obligation.

Placement

We have engaged Chardan Capital Markets, LLC and Financial West Group as Placement Agents to conduct this offering on a “best efforts, minimum/maximum” basis. The offering is being made without a firm commitment by the Placement Agents, who have no obligation or commitment to place any of our shares. None of our officers, directors or affiliates may purchase shares in this offering.

Unless sooner withdrawn or canceled by either us or the Placement Agents, the offering will continue until the earlier of (i) a date mutually acceptable to us and the Placement Agents after which the minimum of 4,500,000 shares is sold, or (ii) the Offering Termination Date. The Placement Agents have agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received by the Placement Agents for the sale of the common shares to be promptly deposited in an escrow account maintained by SunTrust Bank, N.A. Escrow Agent as escrow agent for the investors in the offering. The Escrow Agent will exercise signature control on the escrow account and will act based on joint instructions from our company and the Placement Agents. On the closing date for the offering, net proceeds in the escrow account maintained by the Escrow Agent will be delivered to our company. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. If we do not complete this offering before the Offering Termination Date, all amounts will be promptly returned as described below. If we complete this offering, then on the closing date, we will issue shares to the investors and the Placement Agent Warrant to the Placement Agents to place, on our behalf, such number of our shares as equal to 10% of the offered shares sold to investors. In the event of any dispute between our company and the Placement Agents, including about whether at least 4,500,000 shares have been sold and whether and how funds are to be reimbursed, the Escrow Agent is entitled to petition a court of competent jurisdiction to resolve any such dispute.

Investors must pay in full for all common shares at the time of investment. Payment for the common shares may be made (i) by check, bank draft or money order made payable to “SunTrust Bank” and delivered to the Placement Agents no less than four business days before the date of closing, or (ii) by authorization of withdrawal from securities accounts maintained with the Placement Agents. If payment is made by authorization of withdrawal from securities accounts, the funds authorized to be withdrawn from a securities account will continue to accrue interest, if any interest is to accrue on such amounts, at the contractual rates until closing or termination of the offering, but a hold will be placed on such funds, thereby making them unavailable to the purchaser until closing or termination of the offering. If a purchaser authorizes the Placement Agents to withdraw the amount of the purchase price from a securities account, the Placement Agents will do so as of the date of closing. The Placement Agents will inform prospective purchasers of the anticipated date of closing. If payment is made by check, investors should make all checks payable to the Escrow Agent.

Proceeds deposited in escrow with the Escrow Agent may not be withdrawn by investors prior to the earlier of the closing of the offering or the Offering Termination Date. If the offering is withdrawn or canceled or if the 4,500,000 share minimum offering is not reached and proceeds therefrom are not received by us on or prior to the Offering Termination Date, all proceeds will be promptly returned by the Escrow Agent without interest or deduction to the persons from which they are received (within one business day) in accordance with applicable securities laws. All such proceeds will be placed in a non-interest bearing account pending such time.

Pursuant to the placement agent agreement to be entered into by and between the Placement Agents and us, the obligations of the Placement Agents to solicit offers to purchase the shares and of investors solicited by the Placement Agents to purchase our common shares will be subject to approval of certain legal matters by counsel to the Placement Agents. The Placement Agents’ ability to complete this “best efforts minimum/maximum” transaction is dependent upon the existence of stable U.S. trading markets. As such, the Placement Agents’ obligations under the placement agreement are also subject to various conditions which are customary in transactions of this type, including that, our common shares shall be listed for trading on the NASDAQ Global Select Market or the NASDAQ Global Market as of the closing of this offering.  The Placement Agents reserve the right not to proceed with this offering if the market for securities in general or political, financial or economic conditions will have so materially changed that, in the sole judgment of the Placement Agents, it will be impracticable to offer or sell (or if market conditions (including demand) are otherwise unsuitable for the offer or sale of) our shares.

Pursuant to the placement agent agreement, we have agreed to indemnify the Placement Agents against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the Placement Agents may be required to make in respect of those liabilities.

The Placement Agents are offering the common shares, subject to prior sale, when, as and if issued to and accepted by it, subject to conditions contained in the placement agreement, such as the receipt by the Placement Agents of a comfort letter from our independent certified public accountant and legal opinions.

The Placement Agents intend to offer our common shares to their retail customers only in states in which we are permitted to offer our common shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities”. Securities listed on the NASDAQ Global Select Market or the NASDAQ Global Market are “covered securities.” If we were unable to meet the listing standards of the NASDAQ Global Select Market or the NASDAQ Global Market, then we would be unable to rely on the covered securities exemption to blue sky registration requirements and we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet the listing requirements of the NASDAQ Global Select Market or the NASDAQ Global Market.

In connection with this offering, the Placement Agents or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The address of Chardan Capital Markets, LLC is 17 State Street, Suite 1600, New York, NY 10004. The address of Financial West Group is 4510 E. Thousand Oaks Blvd., Westlake Village, CA 91362.

Foreign Regulatory Restrictions on Purchase of our Shares

We have not taken any action to permit a public offering of our shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. People outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of our shares and the distribution of this prospectus outside the United States.

Commissions and Discounts

The Placement Agents have advised us that they propose to offer the common shares to the public at the initial public offering price on the cover page of this prospectus. The following table shows the public offering price, Placement Agents fee to be paid by us to the Placement Agents and the proceeds, before expenses, to us.
Total
	Per Share	Minimum Offering	Maximum Offering
Assumed public offering price	$	$	$
Assumed placement discount(1)	$	$	$
Assumed proceeds, before expenses, to us(2)	$	$	$

(1)  The placement discount will be 6.0% of the public offering price, or $[     ] per share.  The discount does not reflect additional compensation to the Placement Agents in the form of a non-accountable expense allowance of 2% or $[      ] per share.

(2)  The total expenses of this offering, excluding the placement discount and expenses, are approximately $650,000.

We expect our total cash expenses for this offering to be approximately $650,000, exclusive of the above commissions. In addition, we will pay the Placement Agents a non-accountable expense allowance of 2% of the amount of the offering. The Placement Agents must sell at least the minimum number of securities offered (4,500,000 common shares) if any are sold. The Placement Agents are required to use only their best efforts to sell the securities offered. The offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our Placement Agents after which the minimum offering is sold or (ii) the Offering Termination Date. Until we sell at least 4,500,000 shares, all investor funds will be held in an escrow account maintained by the Escrow Agent. If we do not sell at least 4,500,000 shares by the Offering Termination Date, all funds will be promptly returned to investors (within one business day) without interest or deduction. If we complete this offering, then on the closing date, we will issue shares to investors and the Placement Agent Warrant to our Placement Agents.

Placement Agent Warrant

We have agreed to sell to the Placement Agents, on the closing date of this offering, at a price of $100, the Placement Agent Warrant to purchase such number of our shares as equal to 10% of the offered shares sold to investors.  The Placement Agent Warrant shall be exercisable at any time, in whole or in part, commencing on the date of this prospectus and expiring three years from that date, at a price per share equal to 120% of the public offering price of our shares.  The Placement Agent Warrant contains standard provisions regarding stock splits and certain other corporate actions consistent with FINRA rules, and also includes a provision for cashless exercise.

The Placement Agent Warrant will be restricted from sale, transfer, assignment, pledge or hypothecation for a period of 180 days from the effective date of the registration statement except that the Placement Agent Warrant may be transferred to officers or partners (not directors) of the Placement Agents and any other Placement Agents, members of the selling group and/or their officers or partners in compliance with FINRA Rule 5110(g) and may be exercised as to all or a lesser number of our shares.  Upon exercise of the Placement Agent Warrant, the holders thereof shall receive the same securities as offered to and purchased by the public in this offering, subject to the aforementioned 180-day lock-up restriction.

Other Terms

We have also agreed to pay the reasonable and documented fees and disbursements of the Placement Agents’ counsel in connection with the offering up to an amount of $20,000, and up to an additional $10,000 to engage and pay for an investigative search firm of the Placement Agents’ choice to conduct a background check of the principals, officers, directors and key employees of our company.

Market and Pricing Considerations

There is not an established market for our common shares. We negotiated with our Placement Agents to determine the offering price of our common shares in this offering using a multiple of approximately 7 times our trailing 12 months after-tax net income as of December 31, 2010. Noting past offerings completed by our Placement Agents, we believe that this multiple approximates the valuation multiple utilized in similar offerings for similarly sized companies. The other principal factors considered in determining our public offering price were:

•	The history of, and the prospects for, our company and the industry in which we compete;
•	An assessment of our management, its past and present operation, and the prospects for, and timing of, our future revenues;
•	The present state of our development; and
•	The factors listed above in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common shares may not develop. It is possible that after this offering the common shares will not trade in the public market at or above the initial offering price.

Discretionary Shares

The Placement Agents will not sell any shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

Application for Listing on the NASDAQ Global Select Market or the NASDAQ Global Market

We intend to apply to list our common shares on the NASDAQ Global Select Market or the NASDAQ Global Market under the symbol “NACL.” As this offering is a best-efforts minimum/maximum offering, our common shares would not be admitted for listing until the completion of the offering. If so admitted, we expect our common shares to begin trading on the NASDAQ Global Select Market or the NASDAQ Global Market on the day following the closing of this offering. If our common shares are eventually listed on the NASDAQ Global Select Market or the NASDAQ Global Market, we will be subject to continued listing requirements and corporate governance standards, and we cannot guarantee that our common shares will continue to be listed on such exchange. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs. We and our Placement Agents agree that we will not close this offering unless we satisfy the listing standards of the NASDAQ Global Select Market or the NASDAQ Global Market and will be able to trade on the NASDAQ Global Select Market or the NASDAQ Global Market. There can be no assurance that we will receive such admission.

Legal Matters

Certain matters as to U.S. federal law in connection with this offering will be passed upon for us by Kaufman & Canoles, P.C. The validity of the shares and certain legal matters relating to the offering as to British Virgin Islands law will be passed upon for us by Kaufman & Canoles, P.C. Certain legal matters relating to the offering as to Chinese law will be passed upon for us by Beijing Kang Da Law Firm, People’s Republic of China. Kaufman & Canoles, P.C. may rely upon Beijing Kang Da Law Firm with respect to matters governed by PRC law. Loeb & Loeb LLP has acted as United States securities counsel to the Placement Agents in connection with this offering. Legal matters as to PRC law have been passed upon for the Placement Agents by Han Kun Law Offices.

Experts

Financial statements as of June 30, 2010 and 2009, and for the fiscal years then ended appearing in this prospectus, have been included herein and in the registration statement in reliance upon the report of Bernstein & Pinchuk LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

Interests of Experts And Counsel

Attorneys with Kaufman & Canoles, P.C., representing our company with respect to this offering beneficially own 84,720 common shares of our company as of the date of this prospectus.

Where You Can Find More Information

We have filed with the SEC under the Securities Act a registration statement on Form S-1 relating to the common shares we are offering by this prospectus. This prospectus, which constitutes part of the registration statement filed with the SEC, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information with respect to us and our common shares, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, where the contract, agreement or other document is an exhibit to the registration statement, any statement with respect to such contract, agreement or document is qualified by the provisions of such exhibit. You may examine and copy the registration statement, including the exhibits, at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can obtain a copy of all or a portion of the registration statement by mail from the Public Reference Section of the SEC at the same address, upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains periodic reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

As a result of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC.

Haiwang Resources & Technology Ltd

COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

PAGES

Combined and Consolidated Balance Sheets as of December 31, 2010 (unaudited) and June 30, 2010	F-1 – F-2

Unaudited Combined and Consolidated Statements of Income and Comprehensive Income for six months ended December 31 ,2010 and December 31, 2009	F-3

Unaudited Combined and Consolidated Statements of Cash Flows for six months ended December 31 ,2010 and 2009	F-4 – F-5

Unaudited Combined and Consolidated Statement of Changes In Shareholders’ Equity as of December 31, 2010	F-6

Notes to Combined and Consolidated Financial Statements	F-7 – F-29

HAIWANG  RESOURCES & TECHNOLOGY LTD
COMBINED AND CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of U.S. dollars, except shares)

	December 31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
ASSETS
Current assets
Cash and Cash equivalents	$6,393	$4,009
Restricted Cash	4,537	3,255
Accounts receivable, net of allowance	11,835	8,809
Notes Receivable	5,456	7,295
Due from related companies	-	182
Due from owners	-	195
Loan to third parties	-	2,848
Inventories	15,574	8,146
Rental receivable	-	3,847
Prepayments	8,804	2,350
Deferred listing cost	235	-
Total Current Assets	52,834	40,936

Property and Equipment, net	27,352	21,410
Investment in affiliate	2,215	2,158
Land use rights, net	17,512	17,245
Deferred tax asset	83	81
TOTAL ASSETS	$99,996	$81,830

LIABILITIES AND OWNERS’ EQUITY

Current Liabilities
Accounts payable	$5,084	$7,129
Notes payable	6,050	6,201
Advances from customers	457	449
Other payables and accruals	553	1,904
Taxes payable	6,847	2,302
Due to related company	399	575
Loan from related company	-	1,437
Short-term bank loan	20,249	17,511
Short-term portion of long-term loan	2,480	1,473
Total Current Liabilities	42,119	38,981

F-1

HAIWANG RESOURCES & TECHNOLOGY LTD
COMBINED AND CONSOLIDATED BALANCE SHEETS – (continued)
(Expressed in thousands of U.S. dollars, except shares and per share data)

	December 31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Long term loan	10,133	10,458
Total Liabilities	52,252	49,439

COMMITMENT AND CONTINGENCY

HAIWANG RESOURCES & TECHNOLOGY LTD
STOCKHOLDERS’ EQUITY
Common stock ($0.001 par value, 50,000,000 shares authorized,
and 50,000 and 0 shares issued and outstanding) as of December 31, 2010 and June 30, 2010	1	-
SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
OWNERS’ EQUITY
Paid-in capital	8,468	8,468
Additional paid-in capital	3,412	3,112
Subscription receivable	(300)	-
Statutory surplus reserve	3,249	1,780
Unappropriated retained earnings	29,418	16,653
Accumulated other comprehensive income	3,496	2,378
Total Stockholders’ Equity	47,744	32,391

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$99,996	$81,830

See notes to combined and consolidated financial statements

F-2

HAIWANG RESOURCES & TECHNOLOGY LTD
COMBINED AND CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(Expressed in thousands of U.S. dollars, except shares)

	For six months ended December31,
	2010	2009
	US $(’000)	US $(’000)
REVENUE
Sales of goods to third parties	$54,710	$31,309
Rental income from third parties	1,887	1,477
Rental income from related parties	115	84
	56,712	32,870

COST OF REVENUE
Sales of goods	31,617	22,919
Rental cost	1,905	1,941
	33,522	24,860
Gross Profit	23,190	8,010

OPERATING EXPENSES
Selling and Marketing expenses	1,906	2,445
General and Administrative expenses	1,532	1,438
	3,438	3,883

INCOME FROM OPERATIONS	19,752	4,127

OTHER INCOME (EXPENSES)
Other income	485	465
Other expenses	(338)	(364)
Interest expense	(980)	(573)
Interest income	125	90
Gain(Loss) from trading securities	-	(3)
Subsidy Income	-	15
Bank charges	(24)	(3)
Gain(Loss) on disposal of fixed assets	(8)	37
	(740)	(336)
INCOME BEFORE INCOME TAXES	19,012	3,791

INCOME TAXES	(4,778)	(950)
NET INCOME	$14,234	$2,841
Other comprehensive income
Foreign currency translation gain	1,118	(41)
COMPREHENSIVE INCOME	$15,352	$2,800

See notes to combined and consolidated financial statements

F-3

HAIWANG RESOURCES & TECHNOLOGY LTD
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Expressed in thousands of U.S. dollars, except shares)
	For six months ended December 31,
	2010	2009
	US $('000)	US $('000)
Cash flows from operating activities
Net income	$14,234	$2,841
Adjustments to reconcile net income to net cash provide by(used in) operating activities
Depreciation and amortization	1,144	1,313
Loss (Gain) on disposal of property and equipment	8	(37)
Deferred tax	-	(31)
Bad debt provision	-	125
Changes in operating assets and liabilities
Change in restricted cash	(1,175)	12,429
Accounts receivables	(2,744)	(1,638)
Bank Notes receivables	2,000	(31)
Rental receivable	3,884	2,906
Prepayments	1,198	(3,657)
Due from/to related companies	(5)	460
Due from/to owners	197	(51)
Inventory	(7,085)	(1,848)
Accounts payables	(2,199)	634
Bank Notes payables	(312)	(17,547)
Advances from customers	(4)	(252)
Other payables and accruals	(1,379)	34
Taxes payable	4,408	919
Deferred listing cost	(231)	-
Net cash provided by (used in) operating activities	11,939	(3,431)

Cash flows from investing activities
Purchases of property and equipment	(3,951)	(1,326)
Net cash paid to purchase a subsidiary	-	(251)
Purchases of land use right	-	(4,787)
Prepaid land use right payments	(7,483)	-
Increase in construction in process	(2,280)	(56)

F-4

HAIWANG RESOURCES & TECHNOLOGY LTD
COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)

	For six months ended December 31,
	2010	2009
	US $('000)	US $('000)

Loan to related companies	-	782
Loan to third parties	2,876	512
Net cash used in investing activities	(10,838)	(5,126)

Cash flows from financing activities
Repayment of related company loan	(1,451)	-
Proceeds (repayment) of short-term loan	3,183	(2,340)
Proceeds (repayment) of long-term loan	(595)	4,679
Net cash provided by financing activities	1,137	2,339

Effect of exchange rate fluctuation on cash and cash equivalents	146	(14)

Net increase (decrease) in cash and cash equivalents	2,384	(6,232)
Cash and cash equivalents at beginning of period	4,009	7,283
Cash and cash equivalents at end of period	$6,393	$1,051

Supplemental disclosure of cash flow information

Interest paid	$1,039	$642
Income taxes paid	$1,312	$841

See notes to combined and consolidated financial statements

F-5

HAIWANG RESOURCES&TECHNOLOGY LTD
COMBINED AND CONSOLIDATED  STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(Expressed in thousands of U.S. dollars, except shares and per share data)

In USD ’000	Haiwang Resources and Technology Ltd				Shandong Haiwang Chemical Stock Co., Ltd
except for number of	Common Stock		Additional paid-in	Subscription	Paid-in	Additional paid-in	Appropriated Retained	Unappropriated Retained	Comprehensive	Total stockholders’
shares	Shares	Amount	capital	receivable	capital	capital	earnings	earnings	income	equity

Balance as of June 30, 2010	-	$-	$-	$-	$8,468	$3,112	$1,780	$16,653	$2,378	$32,391
Issuance of stock	50,000	1	300	-	-		-	-	-	301
Subscription receivable	-	-	-	(300)	-	-	-	-	-	(300)
Net income for the six months	-	-	-	-	-	-	-	14,234	-	14,234
Addition in statutory reserves	-	-	-	-	-	-	1,469	(1,469)	-	-
Foreign currency translation gain	-	-	-	-	-	-	-	-	1,118	1,118
Balance as of December 31, 2010 (Unaudited)	50,000	$1	$300	$(300)	$8,468	$3,112	$3,249	$29,418	$3,496	$47,744

See notes to combined and consolidated financial statements

F-6

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and principal activities

Haiwang Resources & Technology Ltd (“Haiwang BVI”) was incorporated in the British Virgin Islands on October 18, 2010.  Its wholly owned subsidiary Haiwang (Hong Kong) resources & Technology (“Haiwang HK”) was established in Hong Kong on October 26, 2010. On November 5, 2010, Haiwang BVI signed an investment agreement with a third party that is obligated to pay $300,000 for 1.2% of ownership in Haiwang BVI.

Shandong Haiwang Chemical Stock Co., Ltd (“Shandong Haiwang”) was incorporated in Weifang City, Shangdong Province, the People’s Republic of China (the “PRC”) on January 27, 2003, with a registered capital of RMB4.23 million (US$512 thousands (“k”)). In 2006, Shandong Haiwang increased its registered capital to RMB 12.98 million (approximately $1,605,000) and reorganized into a joint stock limited company.  In 2009, Shandong Haiwang increased its registered capital to RMB60 million (US$8,467k).

The subsidiaries of Shandong Haiwang include:

	Place and	Registered	Percentage of
	date of	capital	ownership
incorporation or /
	establishment/				Principal
Name	operation				activities
			Direct	Indirect

Shandong Kehai Chemical Co., Ltd	PRC	RMB3,000,000 (US$379k)	100		Manufacture
("Shandong Kehai") (Note (i))	September 22, 2006				and sale of chemical products

Dongying City Haihui Industrial and Trade Co. Ltd.	PRC	RMB2,000,000 (US$293k)	100		Manufacture
("Dongying Haihui") (Note (i) and (ii))	May 18, 2006				and sale of chemical products

Notes:

(i)	Shandong Kehai is a wholly-owned subsidiary of Shandong Haiwang since September 2006.

(ii)	Shandong Haiwang acquired 100% equity interest in Dongying Haihui on November 6, 2009 with a consideration of RMB2,000,000 (US$293k)

F-7

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Haiwang BVI and Shandong Haiwang and their subsidiaries, are collectively referred to as the “Company”. Mr. Chunbin Yang, Mr. Tongjiang Sun and Mr.Xiusheng Cui are key management in both Haiwang BVI and Shandong Haiwang and have controlled more than 50% of the voting ownership interests in both entities since their respective inception dates. Haiwang BVI and Shandong Haiwang were considered under common management since October 18, 2010 (the inception date of Haiwang BVI) and therefore the financial statements include both companies presented on a combined basis from October 18, 2010 to December 31, 2010. The financial statements are solely those of consolidated statements of Shandong Haiwang and its subsidiaries for the fiscal year ended June 30, 2010 and June 30, 2009, for the interim period ended December 31, 2009 and for the period from July 1, 2010 through October 17, 2010. The Company is principally engaged in manufacturing and trading bromine, crude salt and bromine compounds in China. The Company also generates rental income from renting out some of its brine pans and buildings to lessees.

On January 17, 2010, Mr. Chunbin Yang, Mr. Tongjiang Sun and Mr.Xiusheng Cui signed a cooperation agreement and agreed that they would continue to vote in concert on corporate matters in Haiwang BVI and Shandong Haiwang.

2.	Summary of significant accounting policies

(a)	Basis of presentation

The combined and consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

(b)	Basis of Consolidation

The combined and consolidated financial statements include the accounts of the Company and its subsidiaries as of December 31, 2010 and June 30, 2010. Dongying Haihui is included for the period from November 6, 2009 (date of acquisition) through December 31, 2010. All material intercompany transactions have been eliminated in consolidation. In the opinion of management, all adjustments considered necessary for a fair presentation have been included, and such adjustments are of a normal recurring nature.

(c)	Foreign currency translation and transaction

The functional currency of the Company is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company prepared using RMB, are translated into Company’s reporting currency, the United States Dollars (“U.S. dollars”). Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and owners’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in owners’ equity.

F-8

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

The exchange rates applied are as follows:

	2010	2009
RMB exchange rate at December 31,	6.6118
RMB exchange rate at June 30,	6.7889
Average RMB exchange rate for the six months ended December 31,	6.7241	6.8386

(d)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made.  Significant estimates and judgments made by our management include: (i) estimates of profits and losses on contracts in process; (ii) accrual of estimated liabilities; and (iii) contingencies and litigation.  However actual results could differ from those estimates.

(e)	Investment in affiliate

The Company follows Accounting Standards Codification (“ASC”) No. 325 “Investments” for its investment in affiliate. According to ASC 325-20-35-3 the Company changed from equity method to cost method for accounting of its investment in affiliate as the equity interest held in Shandong Haiheng decreased from 50% to 10% on September 20, 2008.  The Company discontinued accruing its share of the earnings or losses of the affiliate, the earnings or losses that relate to the equity interest retained by the Company that were previously accrued remain as a part of the carrying amount of the investment. Dividends received by the Company in subsequent periods that exceed the Company’s share of earnings for such periods shall be applied in reduction of the carrying amount of the investment.

(f)	Related parties

A party is considered to be related to the Company if:

(a)
the party, directly or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with, the Company; (ii) has an interest in the Company that gives it significant influence over the Company; or (iii) has joint control over the Company;

(b)	the party is an associate;

(c)	the party is a member of the key management personnel of the Company;

(d)	the party is a close member of the family of any individual referred to in (a) or (b);

(e)
the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (b) or (c); or

(f)	The party is a post-employment benefit plan for the benefit of the employees of the Company, or of any entity that is a related party of the Company.

F-9

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(g)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held at call with banks. The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(h)	Loans and accounts receivable

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are subsequently carried at amortized cost using the effective interest method less any allowance for impairment. Amortized cost is calculated taking into account any discount or premium on acquisition and includes fees that are an integral part of the effective interest rate and transaction costs. Gains and losses are recognized in the consolidated statements of comprehensive income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company did not have any off-balance-sheet credit exposure related to its customers. As of December 31, 2010 and June 30, 2010, the allowance for doubtful accounts was $331k and $322k respectively.  No additional provision was required.

(i)	Inventories

Inventories consist mainly of raw materials and finished goods. Inventories are stated at the lower of cost or market value. Cost is determined using the first in first out method.

(j)	Property and equipment

The Company states plant and equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets with 5% residual value.

Estimated useful lives of property and equipment:
Useful Life
Property and improvements	10-20 years
Machinery and equipment	1-10 years
Transportation equipment	4 years
Office equipment	1-5 years

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to buildings and equipment are capitalized.

Asset Retirement Obligation

The Company follows ASC No. 410 sub topic 20, “Asset Retirement Obligations” (“ASC 410-20”), which established a uniform methodology for accounting for estimated reclamation and abandonment costs. ASC 410-20 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. Currently, there are no reclamation or abandonment obligations associated with the land being utilized for exploitation.

F-10

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Impairment of long-lived assets

The Company applies the provisions of ASC No. 360 Sub topic 10, "Impairment or Disposal of Long-Lived Assets"(ASC 360-10) issued by the Financial Accounting Standards Board ("FASB"). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the six months ended December 31, 2010 and 2009.

(k)	Statutory surplus reserve

The Company is required to set aside 10% of its income after income taxes determined in accordance with PRC accounting regulations to the statutory surplus reserve until the balance reaches 50% of the paid-in capital or registered capital, after which further appropriation will be at the directors’ recommendation.

(l)	Revenue recognition

Revenue is recognized when there are probable economic benefits to the Company and when the revenue can be measured reliably, on the following bases:

a)
Sales of goods and rental income. In accordance with ASC Topic 605-10-S99, Revenue Recognition, the Company recognizes revenue, net of any taxes, when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs or the service has been rendered, the price is fixed or determinable, and collectability is reasonably assured.

b)
Interest income, on an accrual basis using the effective interest method by applying the rate that discounts the estimated future cash receipts through the expected life of the loans to their net carrying amount.

(m)	Cost of sales

When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenue (exclusive of depreciation and amortization) primarily includes direct labor, materials and the applicable share of overhead expense directly related goods delivered.

F-11

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Rental cost mainly includes the depreciation expense of the leased building.

(n)	Operating expenses

Operating expenses include: salaries, bonus, and social insurance of management, administrative and sales personal, traveling cost, entertainment expenses, depreciation of equipment, office rental expenses, professional service fee, office supply, R&D expenses, bad debt provision, etc. Advertising costs are expensed as incurred.

(o)	Taxation

a)	Income tax

The Company is governed by the Income Tax Law of the People’s Republic of China. The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date. Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

b)	Value-added tax and business tax

PRC Value-added Tax

The Company’s products that are sold in the PRC are generally subject to a Chinese VAT at a rate of 17%. The VAT may be offset by VAT we pay on raw materials and other materials included in the cost of producing their finished product. Accrued VAT payables are subject to a 10% surtax, which includes urban maintenance and construction taxes and additional education fees.

PRC Business Tax

Revenues from rental of brine pan to contractors are subject to a PRC business tax of 5%, with a surtax of 0.5%. The Company pays business tax on gross revenues.

c)	Deferred tax

The Company adopts ASC Topic 740 and uses liability method to accounts for income taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  A valuation allowance is provided to reduce the amount of deferred tax asset if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-12

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

d)	Uncertain tax positions

The Company adopts ASC Topic 740-10-25-5 through 740-10-25-7 and 740-10-25-13, which prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. As of December 31, 2010 and June 30, 2010, the Company did not have any interest and penalties associated with tax positions and the Company did not have any significant unrecognized uncertain tax positions.

(p)	Shipping and handling fees and costs

The Company partly bears the expenses for shipping and handling.  The Company classifies shipping and handling costs as part of selling expenses, which amounted to $1,460k and 2,073k for six months ended December 31, 2010 and 2009 respectively.

(q)	Comprehensive income

Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets are the cumulative foreign currency translation adjustments.

(r)	Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Company has not experienced any material service liability claims.

(s)	Fair value of financial instruments

The Company adopted the guidance of ASC820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•          Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•          Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

F-13

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

•          Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, loans payable, accounts payable and accrued expenses, and amounts due to related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not have any nonfinancial assets or liabilities that are measured at fair value on a recurring basis as of December 31, 2010 and June 30, 2010.

ASC 825-10 “Financial Instruments,” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

(t)	Recently issued accounting standards

In July 2010, the FASB issued Accounting Standard Update (“ASU”) 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”.  This ASU amends Topic 310 to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Except for the expanded disclosure requirements, the adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

ASU No. 2010-06—Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This Update amends ASC 820 subtopic 10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This Update also amends ASC 820 subtopic 10 to clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010.

ASU No. 2010-02—Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This Update amends ASC 810 subtopic 10 and related guidance to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity, but does not apply to: (i) sales of in substance real estate; and (ii) conveyances of petroleum and gas mineral rights. The amendments in this Update are effective beginning in the period that an entity adopts FAS 160 (now included in ASC 810 subtopic 10).

In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09 to amend ASC 855, Subsequent Events, whose effective date is for interim or annual reporting periods ending after June 15, 2010. As a result, ASU No. 2010-09 excludes SEC reporting entities from the requirement to disclose the date on which subsequent events have been evaluated; In addition, it modifies the requirement to disclose the date on which subsequent events have been evaluated in reissued financial statements to apply only to such statements that have been restated to correct an error or to apply U.S. GAAP retrospectively.

F-14

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

(u)	Significant risks

Credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivables and other receivable. The Company places its cash and cash equivalents, amounted to $6,387k and $3,814k as of December 31, 2010 and June 30, 2010 with financial institutions that management believes is of high-credit ratings and quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Foreign currency risk

A majority of the Company’s sales and expenses transactions and a significant portion of the Company’s assets and liabilities are denominated in RMB. The RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or any other China foreign exchange regulatory body which require certain supporting documentation in order to affect the remittance.

3.	CASH AND CASH EQUIVALENTS

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Cash on hand	$6	$195
Bank Deposit	6,387	3,814
	$6,393	$4,009

4.	RESTRICTED CASH

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Pledged Deposit	$4,537	$3,255

The deposits are pledged with banks for issuing notes payable with bank acceptances to the suppliers.

F-15

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

5.	ACCOUNTS RECEIVABLE

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Accounts receivable	$12,166	$9,131
Less: allowance for doubtful accounts	(331)	(322)
	$11,835	$8,809

6.	NOTES RECEIVABLE-BANK ACCEPTANCES

The Company receives Commercial Notes (Bank Acceptance) from the customers in lieu of the payments for accounts receivable. Most of the Commercial Notes have a maturity of less than six months. As of December 31, 2010 and June 30, 2010, the Company had notes receivable of   $5,456k and $7,295k, respectively.

7.	DUE FROM OWNERS

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Lu Junping	-	$136
Shen Zhaofa	-	51
Wang Yunyu	-	8
	-	$195

Due from owners are rental receivables from above owners who lease brine pans from the Company. Lu Junping, Shen Zhaofa and Wang Yunyu hold 1.2%, 0.4% and 0.4% of the ownership of the Company respectively.

8.	LOAN TO THIRD PARTIES

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Loan to third parties	-	$2,848

The Company loans its liquid funds to third parties and receives 5% to 6% interest on the loans.

F-16

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

9.	INVENTORIES

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Raw material	$5,001	$2,746
Finished goods	10,573	5,400
	$15,574	$8,146

The Company reviews its inventories periodically for possible obsolete or damaged goods to determine if any allowance is needed. As of December 31, 2010 and June 30, 2010, the Company determined that no allowance was necessary.

10.	RENTAL RECEIVABLES

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Rental receivable	-	$3,847

The Company rents part of its brine pans to lessees. The rental income is recorded on an accrual basis based upon the lease term. Rental receivable represents outstanding brine pan rental receivables from lessees.

11.	PREPAYMENTS

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Brine pan lease payments	$328	$442
Advance to purchase department	-	1,003
Prepaid land lease payment	7,610	-
Advance to suppliers	731	786
Others	135	119
	$8,804	$2,350

Brine pan lease payments represents prepaid rent for leasing brine pans in Dongying City, Shandong Province.

F-17

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

12.	PROPERY AND EQUIPMENT, NET

             Property and equipment consist of the following:

	December 31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Machinery	$9,440	$9,062
Plant and buildings	11,023	7,718
Brine pan & Motor pump well	6,382	5,589
Plastic membrane	2,031	1,978
Motor vehicle	713	531
Office equipment	248	268
Construction in process	5,550	3,147
Less: accumulated depreciation	(8,035)	(6,883)
	$27,352	$21,410

For the six months ended December 31, 2010 and 2009, depreciation expense totaled $952k and $1,186k respectively.

13.	ACQUISITIONS OF A BUSINESS

On November 6, 2009, Shandong Haiwang acquired Dongying city Haihui Industrial and Trade Co. Ltd (“Dongying Haihui”), a company engages in production and sales of bromine, for the purpose of expanding the Company’s production capacity. Shangdong Haiwang paid $293k for the purchase of 100% equity in Dongying Haihui.
The accounts of Dongying Haihui have been consolidated in the financial statements since November 6, 2009; all intercompany transactions have been eliminated. The following table summarizes the allocation of purchase price to the fair value of the Company’s share of the net assets acquired as of the acquisition date:

November 6, 2009
Consideration	$293

Allocation of purchase price
Cash	$42
Account Receivable, net	19
Other Receivable and prepayment, net	217
Inventories	188
Fixed assets, Construction in process & deferred asset	1,126
Total assets acquired	1,592
Less current Liabilities	(1,299)
Net assets acquired	293
Total	$293

F-18

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

14.	INVESTMENT IN AFFILIATE

	December31, 2010	June 30, 2010
	US $(’000) (Unaudited)	US $(’000)

Shandong Haiheng Chemical Co., Ltd	$2,215	$2,158

The Company holds 10% equity interest in Shandong Haiheng Chemical Co., Ltd, and equity interest is accounted for under the cost method.

15.	LAND USE RIGHTS, NET

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Land use rights cost	$18,292	$17,815
Less: accumulated amortization	(780)	(570)
Land use rights, net	$17,512	$17,245

Land use rights are amortized over 50 years with $0 residual value. For the six months ended December 31, 2010 and 2009, the aggregated amortization expenses were $210k and $126k respectively. Amortization of land use rights attributable to future periods is as follows:
For years ended June 30,	Amortization
US $(’000)
2011	$183
2012	366
2013	366
2014	366
2015	366
2016 and there after	15,865
Total	$17,512

As of  December 31, 2010, land use rights with a net book value of $11,238k  ($10,083k as of June 30, 2010) are pledged as collateral in connection with the bank loan of $13,957k ($16,185k as of June 30, 2010) granted to the Company.

F-19

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

16.	DEFERRED TAX ASSET

	December31, 2010	June 30, 2010
	US $(’000) (Unaudited)	US $(’000)

Deferred tax asset	$83	$81

Deferred tax assets are generated by provision of accounts receivable which are not tax-deductible under PRC tax law until the receivable is actually write off.

17.	NOTES PAYABLE

The Company purchases raw materials from its suppliers and delivers Commercial Notes (Bank Acceptance) to the suppliers in lieu of the payments for accounts payable. Most of the Commercial Notes have a maturity of less than six months. As of December 31, 2010 and June 30, 2010, the Company had notes payable of $6,050k and $6,201k, respectively

18.	ADVANCE FROM CUSTOMERS

	December31, 2010	June 30, 2010
	US $(’000) (Unaudited)	US $(’000)

Advances from customers	$457	$449

The advances from customers represent the upfront payment received from the customers in accordance with the sales contracts payment schedule.

F-20

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

19.	OTHER PAYABLES AND ACCRUALS

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Payable to salt pan lessees	$-	$907
Construction related payable	57	348
Other payables	270	278
Accrued interest	-	166
Other levies	216	149
Accrued payroll	10	56
	$553	$1,904

20.	TAX PAYABLE

a)	Income tax

i). Haiwang Resources & Technology Ltd is incorporated in the BVI.  Under the current law of the BVI, Haiwang Resources & Technology Ltd is not subject to tax on income or capital gains.  Additionally, upon payments of dividends by the Company to its shareholders, no BVI withholding tax will be imposed.

ii). Haiwang HK was incorporated in Hong Kong and does not conduct any substantial operations of its own. No provision for Hong Kong profits tax has been made in the financial statements as Haiwang HK has no assessable profits for the quarters ended December 31, 2010. Additionally, upon payments of dividends by Haiwang HK to its shareholders, no Hong Kong withholding tax will be imposed.

iii).  Shandong Haiwang Chemical Stock Co., Ltd and its subsidiaries, being incorporated in the PRC, are governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”).  Effective from January 1, 2008, the EIT rate of PRC was changed from 33% of to 25%, and applies to both domestic and foreign invested enterprises.

	For Six months ended December 31,
	2010	2009
	US $(’000)	US $(’000)
	(Unaudited)	(Unaudited)
PRC federal statutory tax rate	25%	25%
Pre-tax income	19,012	3,790
Computed expected income tax expense	4,753	948
Effect of non-deductible expenses	25	2
Effect of tax holidays	-	-
	4,778	950

F-21

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

	December31, 2010	June 30, 2010
	US $(’000)	US $(’000)
	(Unaudited)
Value-added tax payable	$831	$173
Business tax payable	191
Enterprise income tax	4,209	671
Urban construction tax	64	4
Resources tax	1,403	1,290
Real estate tax	9	9
Land-use tax	136	162
Stamp duty	4	(7)
	$6,847	$2,302

21.	SHORT-TERM BANK LOAN

		December31, 2010	June 30, 2010
		US $(’000) (Unaudited)	US $(’000)
Bank Name	Interest rate
Industrial Bank Weifang Branch	Fixed 5.81% annual rate, Guaranteed by Weifang Haike Chemical Co., Ltd	4,537	-
China Construction Bank Weifang Gaoxin Branch	Floating rate, 10% down benchmark interest rate of the lending date (annual rate 5.3100%), adjustable in line with basic interest rate announced by PBOC every 12 months.	4,537	4,419
Industrial Bank Weifang Branch	Fixed 5.3100% annual rate, Guaranteed by the Chairman Mr. Chunbin Yang and pledged with land use right No. 2009-G232 of the Company 28,773 m2 and land use right No. 2009-G231 of the Company 30,443 m2 with a total net book value of $1,486k as of June 30, 2010.	1,344	1,308
Shanghai Pudong Development Bank Jinan Branch	Fixed 5.3100% annual rate, Guaranteed by the Chairman Mr. Chunbin Yang and Weifang Haike Chemical Co., Ltd.	-	2,946
Shanghai Pudong Development Bank Jinan Branch	Fixed 5.3100% annual rate, Guaranteed by the Chairman Mr. Chunbin Yang and Weifang Haike Chemical Co., Ltd.	-	2,946
Evergrowing Bank Qingdao Development Area Branch	Floating lending rate, annual rate 5.3100%, adjustable in line with basic interest rate announced by PBOC every month. Guaranteed by the Chairman Mr. Chunbin Yang and Weifang Haike Chemical Co., Ltd.	-	2,946
Bank of Communications Hanting Branch	Floating lending rate, annual rate 5.3100%, adjustable in line with basic interest rate changes announced by PBOC every time. Pledged with land use right No. 2007-c191 of the Company 195,683 m2 with a net book value of $1,079k as of June 30, 2010.	-	2,946
Shanghai Pudong Development Bank Weifang Branch	Fixed annual rate 5.3100%,. And Guaranteed by Weifang Haike Chemical Co., Ltd.	3,025	-
Shanghai Pudong Development Bank Weifang Branch	Fixed annual 5.3100%, Guaranteed by Weifang Haike Chemical Co., Ltd.	3,025	-
Evergrowing Bank Qingdao Development Area Branch	Fixed annual rate 5.3100%, Guaranteed by Weifang Haike Chemical Co., Ltd	3,781	-
		$20,249	$17,511

As of December 31, 2010, short-term bank borrowings have maturity terms ranging from two to twelve months. There are a total of $32,173k and $5,156 unused bank facilities as of December 31, 2010 and June 30, 2010, respectively. Interest expense incurred on short-term loan for the six months ended December 31, 2010 and 2009 are $678 k and $263 k, respectively.

F-22

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

22.	LONG-TERM BANK LOAN

		December31, 2010	June 30, 2010	Maturity dates
		US$(’000) (Unaudited)	US$(’000)
Bank Name	Interest rate & pledged asset
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.4%), adjustable in line with basic interest	3,025	2,945	January 04, 2012
	rate announced by PBOC every 12 months. Pledged with land use right No. 2008-c103 of the Company 328,000 m2 with a net book value of $4,261k.	1,512	1,473	January 2, 2012
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.4%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2008-c105 (77,927 m2 of total 233,889 m2) of the Company with a net book value of $1,012k..	1,815	1,768	November 10, 2012
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.4%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2006-c078 of 96,815 m2 of the Company with a net book value of $218k.	212	1,473	November 19, 2011
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.4%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2008-c105 (155,962 m2 of total 233,889 m2) of the Company with a net book value of $2,026k.	2,874	2,799	February 04, 2013
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.6700%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2008-c103 of the Company 328,000 m2 with a net book value of $4,261k.	1,512	1,473	January 31, 2011
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.67%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2010-G-71 of the Company 41,644 m2 with a net book value of $572 k	756	-	November 4, 2011
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.67%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2010-G-77 of the Company 59,499 m2 with a net book value of $1,514 k	907	-	November 4, 2013
Total Long-term Loan		12,613	11,931
Less: Current portion		(2,480)	(1,473)
		$10,133	$10,458

Interest expense incurred on long-term bank loans for the six months ended December 31, 2010 and 2009 are $302 k and $310 k, respectively.

F-23

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

23.	RENTAL INCOME AND COST

	For six months ended December 31,
	2010	2009
	US $(’000) (Unaudited)	US $(’000) (Unaudited)
Rental income
Brine pan rental income	$1,913	$1,454
Property rental income	89	107
	$2,002	$1,561
Rental cost
Brine pan rental cost	$1,639	$1,707
Property rental cost	266	234
	$1,905	$1,941

The Company leases part of its brine pans to contractors and in return collects rental according to rental        contracts.  The brine pan rental cost represents the cost of processed brine water flown to the salt pans for instilling crude salt.

F-24

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

A property owned by the Company is leased to local government. The property rental cost includes the depreciation expense, property tax and business tax of rental income related to the property.

24.	OTHER INCOME AND OTHER COST

	For six months ended December 31,
	2010	2009
	US $(’000) (Unaudited)	US $(’000) (Unaudited)
Other income
Sale of raw material	$485	$465

Other cost
Cost of sale of raw material	$338	$364

Sale of raw material represents the sale of material originally purchased by the Company for manufacturing use and subsequently sold.

25.	RELATED PARTY TRANSACTIONS

	December31, 2010	June 30, 2010
	US $(’000) (Unaudited)	US $(’000)
Loan from related company:
Weifang Haike Chemical Co., Ltd	$-	$1,437

	December31, 2010	June 30, 2010
	US $(’000) (Unaudited)	US $(’000)
Due from related companies:
Weifang Haike Chemical Co., Ltd	-	182
	$-	$182

F-25

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

The related party balance for June 30, 2010 was outstanding receivables for products sold to Weifang Haike Chemical Co., Ltd.

	December31, 2010	June 30, 2010
	US $(’000) (Unaudited)	US $(’000)
Due to related company:
Shandong Haiheng Chemical Co., Ltd	$399	$575

The balance represents outstanding payment for the purchase of raw material from Shandong Haiheng.

	For six months ended December 31,
	2010	2009
	US $(’000) (Unaudited)	US $(’000) (Unaudited)
Purchase from related parties:
Shandong Haiheng Chemical Co., Ltd	$962	$1,377
	$962	$1,377

Mr. Chunbin Yang along with Weifang Haike Chemical Co., Ltd provided guarantee for Shandong Haiwang’s short-term bank loan of $0 and $8,838k as of December 31, 2010 and June 30, 2010 respectively. Mr. Chunbin Yang individually provided guarantee for Shandong Haiwang’s short-term bank loan of $1,344k and $1,308k as of December 31, 2010 and June 30, 2010 respectively. Weifang Haike Chemical Co., Ltd individually provided guarantee for Shandong Haiwang’s short-term bank loan of $14,368k and $0 as of December 31, 2010 and June 30, 2010 respectively.

Shandong Haiwang holds 10% equity interest in Shandong Haiheng Chemical Co., Ltd. The Company purchases raw material from Shandong Haiheng. Market price was used for both the sales and purchase transactions with related parties.

26.	BUNINESS SEGMENTS

The Company follows ASC Topic 280 “Segment report”, which requires the Company to provide certain information about their operating segments.  This classification   is   based on the nature of the products consistent with the method by which the Company’s chief operating decision-maker assesses the operating performance and allocates resources.  The Company has two reportable segments:  bromine and crude salt and specialty chemical products.

F-26

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

	Bromine	Specialty
	and Crude	Chemical	Segment		Consolidated
	Salt	Products	Total	Corporate	Total
Six months ended December 31, 2010	US $(’000)	US $(’000)	US $(’000)	US $(’000)	US $(’000)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$33,520	$23,103	$56,623	$89	$56,712
Cost	(17,441)	(15,893)	(33,334)	(188)	(33,522)
Operation expenses	(2,701)	(462)	(3,163)	(275)	(3,438)
Income (loss) from operations	13,378	6,748	20,126	(374)	19,752
Total assets	69,786	16,999	86,785	13,211	99,996
Depreciation and amortization	1,008	65	1,073	71	1,144
Capital expenditures	$1,942	$1,772	$3,714	$360	$4,074

Six months ended December 31, 2009	US $(’000)	US $(’000)	US $(’000)	US $(’000)	US $(’000)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$24,300	$8,482	$32,782	$88	$32,870
Cost	(17,566)	(7,141)	(24,707)	(153)	(24,860)
Operation expenses	(3,412)	(170)	(3,582)	(301)	(3,883)
Income (loss) from operations	3,322	1,171	4,493	(366)	4,127
Total assets	40,564	5,874	46,438	12,305	58,743
Depreciation and amortization	1,169	76	1,245	68	1,313
Capital expenditures	$5,987	$103	$6,090	$275	$6,365

	For six months ended December 31,
Reconciliations	2010	2009
	US $(’000)	US $(’000)
	(Unaudited)	(Unaudited)
Total segment operating income	$20,126	$4,493
Corporate income (expenses)	(374)	(366)
Other income (expense), net	(740)	(336)
Income tax expense	(4,778)	(950)

Total consolidated net income	$14,234	$2,840

27.	MAJOR CUSTOMERS AND VENDORS

 No customers account for more than 10% of total sales for the six months ended December 31, 2010 and 2009.

One of the vendors-Yangzi Power Supplying Company accounted for 17% and 21% of the total purchases for the six months period ended December 31, 2010 and 2009.

F-27

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

28.	COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s contractual obligations as of December 31, 2010:

Rental payments
US $(’000)

Year ended June 30,
2011	$584
2012	1,168
2013	1,168
2014	1,168
2015	1,168
2016 and thereafter	10,730
Total	$15,986

In February 2010, Shandong Haiwang signed a lease agreement with Shandong Wangdao Aquaculture Co., Ltd (“Wangdao”) in Dongying City, Shandong Province. The agreement states Shandong Haiwang would lease two pieces of aquatic land from Wangdao, one for the period from February 1, 2010 to January 31, 2025, and the other for the period from January 1, 2011 to December 31, 2025. Shandong Haiwang would convert these two pieces of aquatic land into salt pans. The annual rental is RMB1.05 (US$0.15) per square meters. On December 20, 2010, Shandong Haiwang and Wangdao agreed that the rental payments shall start and shall be calculated after the construction of salt pan has been finished and the actual area of the salt pan could be determined. The construction of the first salt pan was finished on December 15, 2010 and the actual area is approximately 6 million square meters, the exact area will be determined after measurement.

29.	SUBSEQUENT EVENT

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements are issued or are available to be issued. The following were noted which were required to be disclosed:

1)  On January 25, 2011, Haiwang HK set up a wholly-owned subsidiary, Beijing Binhai Yintai Technology Co., Ltd (“WFOE”).

 2) On February 1, 2011, a series of agreements were entered into among WFOE, Shandong Haiwang and its shareholders, providing WFOE the ability to control Shandong Haiwang, including its financial interest as described below.

Exclusive Technical and Consulting Service Agreement.  Shandong Haiwang and WFOE have entered into an Exclusive Technical and Consulting Service Agreement with WFOE, which agreement provides that WFOE will be the exclusive provider of technical and consulting services to Shandong Haiwang, as appropriate, and that Shandong Haiwang will in turn pay 100% of its profits to WFOE for such services.  In addition to such payment, Shandong Haiwang and WFOE have entered into an agreement to reimburse WFOE for WFOE’s expenses (other than WFOE’s income taxes) incurred in connection with its provision of services under the agreement.  Payments will be made on a quarterly basis, with any over- or underpayment to be reconciled once Shandong Haiwang’s annual net profits, as applicable, are determined at its fiscal year end.  The term of this agreement is twenty years from the date thereof.

F-28

HAIWANG RESOURCES & TECHNOLOGY LTD
NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS

Proxy Agreement.  Each of the shareholders of Shandong Haiwang has executed a Proxy Agreement authorizing WFOE to exercise any and all shareholder rights associated with his ownership in Shandong Haiwang, as appropriate, including the right to attend shareholders’ meetings, the right to execute shareholders’ resolutions, the right to sell, assign, transfer or pledge any or all of the equity interest in Shandong Haiwang, as appropriate, and the right to vote such equity interest for any and all matters.  The term of the Proxy Agreement is twenty years from the date thereof.

Equity Interest Pledge Agreement. WFOE and the shareholders of Shandong Haiwang have entered in Equity Interest Pledge Agreements, pursuant to which each such shareholder pledges all of his shares of Shandong Haiwang, as appropriate, to WFOE in order to guarantee cash-flow payments under the applicable Exclusive Technical and Consulting Service Agreement.  If Shandong Haiwang or any of its respective shareholders breaches its respective contractual obligations, WFOE, as pledgee, will be entitled to certain rights, including the right to foreclose on the pledged equity interests. Such Shandong Haiwang shareholders have agreed not to dispose of the pledged equity interests or take any actions that would prejudice WFOE’s interest. The equity pledge agreement has a term of twenty years from the date thereof.

Exclusive Equity Interest Purchase Agreement. Each of the shareholders of Shandong Haiwang has entered into an Exclusive Equity Interest Purchase Agreement, which provides that WFOE will be entitled to acquire such shares from the current shareholders upon certain terms and conditions, if such a purchase is or becomes allowable under PRC laws and regulations.  The Exclusive Equity Interest Purchase Agreement also prohibits the current shareholders of Shandong Haiwang from transferring any portion of their equity interests to anyone other than WFOE. WFOE has not yet taken any corporate action to exercise this right of purchase, and there is no guarantee that it will do so or will be permitted to do so by applicable law at such time as it may wish to do so.  The term of this agreement is twenty years from the date thereof.

Operating Agreement. Pursuant to the Operating Agreement among WFOE, Shandong Haiwang and each of the shareholders of Shandong Haiwang, WFOE provides guidance and instructions on Shandong Haiwang’s daily operations and financial affairs. The shareholders of Shandong Haiwang must designate the candidates recommended by WFOE as their representatives on their board of directors. WFOE has the right to appoint senior executives of Shandong Haiwang. In addition, WFOE agrees to guarantee Shandong Haiwang’s performance under any agreements or arrangements relating to Shandong Haiwang’s business arrangements with any third party. Shandong Haiwang, in return, agrees to pledge its accounts receivable and all of its assets to WFOE. Moreover, Shandong Haiwang agrees that without the prior consent of WFOE, Shandong Haiwang will not engage in any transactions that could materially affect its assets, liabilities, rights or operations, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party.

Based on these exclusive agreements, The Company’s involvement constitutes power that is most significant to the variable interest entity (“VIE”), Shandong Haiwang, when it has unconstrained decision making ability over key operational functions within the entity. The Company consolidates the VIE, as required by generally accepted accounting principles in the United States (“US GAAP”).

Assets recognized as a result of consolidating VIEs do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Conversely, liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets; rather, they represent claims against the specific assets of the consolidated VIEs. The Company is the primary beneficiary of VIE, accordingly, the assets and liabilities of VIE are included in the Company’s consolidated balance. The Company reports VIE’s portion of consolidated net income and stockholders’ equity in the consolidated financial statements.

F-29

Shandong Haiwang Chemical Stock Co., Ltd

CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Owners of
Shandong Haiwang Chemical Stock Co., Ltd

We have audited the accompanying consolidated balance sheets of Shandong Haiwang Chemical Stock Co., Ltd (“the Company”) as of June 30, 2010 and 2009, and the related consolidated statements of income and comprehensive income, owners’ equity, and cash flows for each of the years in the two-year period ended June 30, 2010. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2010 and 2009, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2010 in conformity with accounting principles generally accepted in the United States of America.

/S/ Bernstein & Pinchuk LLP

New York, New York
December 23, 2010

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of U.S. dollars, except shares)

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)
ASSETS
Current assets
Cash and Cash equivalents	$4,009	$7,283
Restricted Cash	3,255	12,452
Accounts receivable, net of allowance	8,809	5,180
Notes Receivable	7,295	1,951
Loan to related companies	-	2,110
Due from related companies	182	148
Due from owners	195	84
Loan to third parties	2,848	806
Inventories	8,146	3,969
Rental receivable	3,847	1,431
Prepayments	2,350	1,713
Total Current Assets	40,936	37,127

Property and Equipment, net	21,410	17,847
Investment in affiliate	2,158	2,146
Land use rights, net	17,245	11,091
Deferred tax asset	81	49

TOTAL ASSETS	$81,830	$68,260

LIABILITIES AND OWNERS’ EQUITY

Current Liabilities
Accounts payable	$7,129	$2,692
Notes payable	6,201	17,580
Advances from customers	449	384
Other payables and accruals	1,904	1,307
Taxes payable	2,302	912
Due to related company	575	-
Loan from related company	1,437	-
Short-term bank loan	17,511	8,204
Short-term portion of long-term loan	1,473	4,395
Total Current Liabilities	38,981	35,474

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
CONSOLIDATED BALANCE SHEETS – (continued)
(Expressed in thousands of U.S. dollars, except shares)

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Long term loan	10,458	7,325
Total Liabilities	49,439	42,799

COMMITMENT AND CONTINGENCY

OWNERS’ EQUITY
Paid-in capital	8,468	8,468
Additional paid-in capital	3,112	3,112
Statutory surplus reserve	1,780	1,081
Unappropriated retained earnings	16,653	10,590
Accumulated other comprehensive income	2,378	2,210
Total Owners’ Equity	32,391	25,461

TOTAL LIABILITIES AND OWNERS’ EQUITY	$81,830	$68,260

See notes to consolidated financial statements

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Expressed in thousands of U.S. dollars, except shares)

	Years Ended June 30,
	2010	2009
	US $(’000)	US $(’000)
REVENUE
Sales of goods to third parties	$61,263	$44,536
Sales of goods to related parties	224	2,400
Rental income from third parties	3,118	2,835
Rental income from related parties	187	88
	64,792	49,859

COST OF REVENUE
Sales of goods	44,738	34,007
Rental cost	3,307	2,519
	48,045	36,526

OPERATING EXPENSES
Selling and Marketing expenses	3,679	3,978
General and Administrative expenses	2,634	2,206
	6,313	6,184

INCOME FROM OPERATIONS	10,434	7,149

OTHER INCOME (EXPENSES)
Other income	735	625
Other expenses	(689)	(607)
Interest expense	(1,650)	(1,847)
Interest income	240	541
Loss on equity investment in affiliate	-	(862)
Gain on disposal of equity investment in affiliate	-	1,253
Gain(Loss) from trading securities	(4)	4
Subsidy Income	41	22
Bank charges	(45)	(20)
Gain on disposal of fixed assets	36	211
Loss on damage of property and equipment	-	(671)
	(1,336)	(1,351)
INCOME BEFORE INCOME TAXES	9,098	5,798

INCOME TAXES	(2,336)	(1,497)

INCOME FROM CONTINUING OPERATION	6,762	4,301

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME – (continued)
(Expressed in thousands of U.S. dollars, except shares )

	Years Ended June 30,
	2010	2009
	US $(’000)	US $(’000)

INCOME BEFORE EXTRAODINARY ITEMS	6,762	4,301
Extraordinary items (less applicable income taxes of $144 for the year ended June 30, 2009)	-	431

NET INCOME	6,762	4,732
Other comprehensive income
Foreign currency translation gain	168	73
COMPREHENSIVE INCOME	$6,930	$4,805

See notes to consolidated financial statements

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in thousands of U.S. dollars, except shares and per share data)

	Years ended June 30,
	2010	2009
	US $('000)	US $('000)
Cash flows from operating activities
Net income	$6,762	$4,732
Adjustments to reconcile net income to net cash provide by(used in) operating activities
Depreciation and amortization	2,428	2,149
Loss on equity investment in affiliate	-	862
Gain on disposal of equity investment in affiliate	-	(1,253)
Loss on damage of property and equipment	-	671
Gain on disposal of property and equipment	(25)	(61)
Deferred tax	(31)	(38)
Bad debt provision	126	151
Extraordinary gain	-	(431)
Tax for extraordinary gain	-	(144)
Changes in operating assets and liabilities
Change in restricted cash	9,226	(9,523)
Accounts receivables	(3,692)	498
Bank Notes receivables	(5,310)	3,102
Rental receivable	(2,398)	(1,431)
Prepayments	(408)	3,946
Due from/to related companies	539	(1,470)
Due from/to owners	(111)	(215)
Inventory	(3,951)	(3,286)
Accounts payables	4,387	(6,738)
Bank Notes payables	(11,426)	13,185
Advances from customers	(52)	(1,682)
Other payables and accruals	(529)	(5,617)
Taxes payable	1,375	644
Net cash used in operating activities	(3,090)	(1,949)

Cash flows from investing activities
Cash from disposal of property and equipment	3	130
Purchases of property and equipment	(2,670)	(4,606)
Net cash paid to purchase a subsidiary	(251)	-
Trading security	-	147
Purchases of Land use right	(6,333)	(6,824)
Increase in construction in process	(1,842)	(271)
Proceeds from disposal of investment	-	8,204

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(Expressed in thousands of U.S. dollars, except shares and per share data)

	Years ended June 30,
	2010	2009
	US $('000)	US $('000)

Loan to related companies	2,112	9,373
Loan to third parties	(2,029)	(806)

Net cash (used in) provided by investing activities	(11,010)	5,347

Cash flows from financing activities
Cash injection from owners	-	4,995
Proceeds from loan from related company	1,431	-
Proceed (repayment) of short-term loan	6,289	(3,516)
Proceed from Long-term loan	3,080	-
Net cash provided by financing activities	10,800	1,479

Effect of exchange rate fluctuation on cash and cash equivalents	26	12

Net increase (decrease) in cash and cash equivalents	(3,274)	4,889
Cash and cash equivalents at beginning of year	7,283	2,394
Cash and cash equivalents at end of year	$4,009	$7,283

Supplemental disclosure of cash flow information

Interest paid	$1,224	$1,763
Income taxes paid	$1,778	$1,335

See notes to consolidated financial statements

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
CONSOLIDATED STATEMENT OF CHANGES IN OWNERS’ EQUITY
(Expressed in thousands of U.S. dollars, except shares and per share data)

	Paid-in capital	Additional paid-in capital	Statutory surplus reserve	Unappropriated retained earnings	Accumulated other comprehensive income	Total owners’ equity
	US $(’000)	US $(’000)	US $(’000)	US $(’000)	US $(’000)	US $(’000)

Balance as of June 30, 2008	$6,333	$1,887	$591	$6,348	$2,137	$17,296
Net income for the year	-	-	-	4,732	-	4,732
Owners capital injection	2,135	2,860	-	-	-	4,995
Dispose of investment in Shandong Haiheng Chemical Co., Ltd (50% to 10%)	-	(1,635)	-	-	-	(1,635)
Transfer to statutory reserves	-	-	490	(490)	-	-
Foreign currency translation gain	-	-	-	-	73	73
Balance as of June 30, 2009	8,468	3,112	1,081	10,590	2,210	25,461

Net income for the year	-	-	-	6,762	-	6,762
Transfer to statutory reserves	-	-	699	(699)	-	-
Foreign currency translation gain	-	-	-	-	168	168
Balance as of June 30, 2010	$8,468	$3,112	$1,780	$16,653	$2,378	$32,391

See notes to consolidated financial statements

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and principal activities

Shandong Haiwang Chemical Stock Co., Ltd (“Shandong Haiwang”) was incorporated in Weifang City, Shangdong Province, the People ’s Republic of China (the “PRC”) on January 27, 2003, with a registered capital of RMB4.23 million (US$512 thousands (“k”)). In 2006, Shandong Haiwang increased its registered capital to RMB 12.98 million (approximately $1,605,000) and reorganized into a joint stock limited company. In 2009, Shandong Haiwang increased its registered capital to RMB60 million (US$8,467k). Shandong Haiwang and its subsidiaries (collectively the “Company”) engage in manufacturing and trading bromine, crude salt and bromine compounds in China. The Company also generates rental income from renting out some of its brine pans and buildings to lessees.

Place and
date of
incorporation or /
	establishment/	Registered		Percentage of		Principal
Name	operation	capital		ownership		activities
				Direct	Indirect

Shandong Kehai Chemical Co., Ltd	PRC	RMB	3,000,000 (US$379k)	100		Manufacture
("Shandong Kehai") (Note (i))	September 22, 2006					and sale of chemical products

Dongying City Haihui Industrial and Trade Co. Ltd.	PRC	RMB	2,000,000 (US$293k)	100		Manufacture
("Dongying Haihui") (Note (i) and (ii))	May 18, 2006					and sale of chemical products

Notes:

(i)	Shandong Kehai is a wholly-owned subsidiary of Shandong Haiwang since September 2006.

(ii)	Shandong Haiwang acquired 100% equity interest in Dongying Haihui on November 6, 2009 with a consideration of RMB2,000,000 (US$293k)

2.	Summary of significant accounting policies

(a)	Basis of presentation

The consolidated financial statements of the Company have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”).

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(b)	Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries as of June 30, 2010 and 2009 and for the two years ended June 30, 2010. Dongying Haihui is included as of June 30, 2010 and for the period from November 6, 2009 (date of acquisition) through June 30, 2010. All material intercompany transactions have been eliminated in consolidation.

(c)	Foreign currency translation and transaction

The functional currency of the Company is Renminbi (“RMB”), and PRC is the primary economic environment in which the Company operates.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions.  The resulting exchange differences are included in the determination of net income for the respective periods.

For financial reporting purposes, the financial statements of the Company prepared using RMB, are translated into Company’s reporting currency, the United States Dollars (“U.S. dollars”). Assets and liabilities are translated using the exchange rate at each balance sheet date.  Revenue and expenses are translated using average rates prevailing during each reporting period, and owners’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive income in owners’ equity.

The exchange rates applied are as follows:

	2010	2009
RMB exchange rate at June 30,	6.7889	6.8259
Average RMB exchange rate for the year ended June 30,	6.8180	6.8259

(d)	Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Management makes these estimates using the best information available at the time the estimates are made.  Significant estimates and judgments made by our management include: (i) estimates of profits and losses on contracts in process; (ii) accrual of estimated liabilities; and (iii) contingencies and litigation.  However actual results could differ from those estimates.

(e)	Investment in affiliate

The Company follows Accounting Standards Codification (“ASC”) No. 325 “Investments” for its investment in affiliate. According to ASC 325-20-35-3 the Company changed from equity method to cost method for accounting of its investment in affiliate as the interest held in Shandong Haiheng decreased from 50% to 10% on September 20, 2008.  The Company discontinued accruing its share of the earnings or losses of the affiliate, the earnings or losses that relate to the equity interest retained by the Company that were previously accrued remain as a part of the carrying amount of the investment. Dividends received by the Company in subsequent periods that exceed the Company’s share of earnings for such periods shall be applied in reduction of the carrying amount of the investment.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(f)	Related parties

A party is considered to be related to the Company if:

(a)
the party, directly or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with, the Company; (ii) has an interest in the Company that gives it significant influence over the Company; or (iii) has joint control over the Company;

(b)	the party is an associate;

(c)	the party is a member of the key management personnel of the Company;

(d)	the party is a close member of the family of any individual referred to in (a) or (b);

(e)
the party is an entity that is controlled, jointly controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (b) or (c); or

(f)	The party is a post-employment benefit plan for the benefit of the employees of the Company, or of any entity that is a related party of the Company.

(g)	Cash and cash equivalents

Cash and cash equivalents represent cash on hand and deposits held at call with banks. The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(h)	Loans and accounts receivable

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Such assets are subsequently carried at amortized cost using the effective interest method less any allowance for impairment. Amortized cost is calculated taking into account any discount or premium on acquisition and includes fees that are an integral part of the effective interest rate and transaction costs. Gains and losses are recognized in the consolidated statements of comprehensive income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on aging data, historical collection experience, customer specific facts and economic conditions. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  The Company did not have any off-balance-sheet credit exposure related to its customers. As of June 30, 2010 and 2009, the allowance for doubtful accounts was $322k and $195k.  No additional provision was required.

(i)	Inventories

Inventories consist mainly of raw materials and finished goods. Inventories are stated at the lower of cost or market value. Cost is determined using the first in first out method.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(j)	Property and equipment

The Company states plant and equipment at cost less accumulated depreciation. The Company computes depreciation using the straight-line method over the estimated useful lives of the assets with 5% residual value.

Estimated useful lives of property and equipment:
Useful Life
Property and improvements	10-20 years
Machinery and equipment	1-10 years
Transportation equipment	4 years
Office equipment	1-5 years

The Company eliminates the cost and related accumulated depreciation of assets sold or otherwise retired from the accounts and includes any gain or loss in the statement of income. The Company charges maintenance, repairs and minor renewals directly to expenses as incurred; major additions and betterment to buildings and equipment are capitalized.

Asset Retirement Obligation

The Company follows ASC No. 410 sub topic 20, “Asset Retirement Obligations” (“ASC 410-20”), which established a uniform methodology for accounting for estimated reclamation and abandonment costs. ASC 410-20 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which the legal obligation associated with the retirement of the long-lived asset is incurred. When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is recorded. Currently, there are no reclamation or abandonment obligations associated with the land being utilized for exploitation.

Impairment of long-lived assets

The Company applies the provisions of ASC No. 360 Sub topic 10, "Impairment or Disposal of Long-Lived Assets"(ASC 360-10) issued by the Financial Accounting Standards Board ("FASB"). ASC 360-10 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable through the estimated undiscounted cash flows expected to result from the use and eventual disposition of the assets. Whenever any such impairment exists, an impairment loss will be recognized for the amount by which the carrying value exceeds the fair value.

The Company tests long-lived assets, including property, plant and equipment and intangible assets subject to periodic amortization, for recoverability at least annually or more frequently upon the occurrence of an event or when circumstances indicate that the net carrying amount is greater than its fair value. Assets are grouped and evaluated at the lowest level for their identifiable cash flows that are largely independent of the cash flows of other groups of assets. The Company considers historical performance and future estimated results in its evaluation of potential impairment and then compares the carrying amount of the asset to the future estimated cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, the Company measures the amount of impairment by comparing the carrying amount of the asset to its fair value. The estimation of fair value is generally measured by discounting expected future cash flows as the rate the Company utilizes to evaluate potential investments. The Company estimates fair value based on the information available in making whatever estimates, judgments and projections are considered necessary. There were no impairment losses in the years ended June 30, 2010 and 2009,

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(k)	Statutory surplus reserve

The Company is required to set aside 10% of its income after income taxes determined in accordance with PRC accounting regulations to the statutory surplus reserve until the balance reaches 50% of the paid-in capital or registered capital, after which further appropriation will be at the directors’ recommendation.

(l)	Revenue recognition

Revenue is recognized when there are probable economic benefits to the Company and when the revenue can be measured reliably, on the following bases:

a)
Sales of goods and rental income. In accordance with ASC Topic 605-10-S99, Revenue Recognition, the Company recognizes revenue, net of any taxes, when persuasive evidence of a customer or distributor arrangement exists or acceptance occurs, receipt of goods by customer occurs or the service has been rendered, the price is fixed or determinable, and collectability is reasonably assured.

b)
Interest income, on an accrual basis using the effective interest method by applying the rate that discounts the estimated future cash receipts through the expected life of the loans to their net carrying amount.

(m)	Cost of sales

When the criteria for revenue recognition have been met, costs incurred are recognized as cost of revenue. Cost of revenue (exclusive of depreciation and amortization) primarily includes direct labor, materials and the applicable share of overhead expense directly related goods delivered.

Rental cost mainly includes the depreciation expense of the leased building.

(n)	Operating expenses

Operating expenses include: salaries, bonus, and social insurance of management, administrative and sales personal, traveling cost, entertainment expenses, depreciation of equipment, office rental expenses, professional service fee, office supply, R&D expenses, bad debt provision, etc. Advertising costs are expensed as incurred.

(o)	Taxation

a)	Income tax

The Company is governed by the Income Tax Law of the People’s Republic of China. The Company accounts for income tax using the liability method prescribed by ASC 740, “Income Taxes”. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the year in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized as income or loss in the period that includes the enactment date. Pursuant to accounting standards related to the accounting for uncertainty in income taxes, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. The accounting standard also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

b)	Value-added tax and business tax

PRC Value-added Tax

The Company’s products that are sold in the PRC are generally subject to a Chinese VAT at a rate of 17%. The VAT may be offset by VAT we pay on raw materials and other materials included in the cost of producing their finished product. Accrued VAT payables are subject to a 10% surtax, which includes urban maintenance and construction taxes and additional education fees.

PRC Business Tax

Revenues from rental of brine pan to contractors are subject to a PRC business tax of 5%, with a surtax of 0.5%. The Company pays business tax on gross revenues.

c)	Deferred tax

The Company adopts ASC Topic 740 and uses liability method to accounts for income taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and any operating loss and tax credit carry forwards.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  A valuation allowance is provided to reduce the amount of deferred tax asset if it is considered more likely than not that some portion, or all, of the deferred tax assets will not be realized.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

d)	Uncertain tax positions

The Company adopts ASC Topic 740-10-25-5 through 740-10-25-7 and 740-10-25-13, which prescribes a more likely than not threshold for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods, and income tax disclosures. For the year ended June 30, 2010 and 2009, the Company did not have any interest and penalties associated with tax positions and the Company did not have any significant unrecognized uncertain tax positions.

(p)	Shipping and handling fees and costs

The Company partly bears the expenses for shipping and handling.  The Company classifies shipping and handling costs as part of selling expenses, which amounted to $3,353k and $3,533k for years ended June 30, 2010 and 2009, respectively.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(q)	Comprehensive income

Accumulated other comprehensive income, as presented on the accompanying consolidated balance sheets are the cumulative foreign currency translation adjustments.

(r)	Commitments and contingencies

In the normal course of business, the Company is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, product and environmental liability, and tax matters. In accordance with ASC No. 450 Sub topic 20, “Loss Contingencies”, the Company records accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Historically, the Company has not experienced any material service liability claims.

(s)	Fair value of financial instruments

The Company adopted the guidance of ASC820 for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

•          Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

•          Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

•          Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, loans payable, accounts payable and accrued expenses, and amounts due to related parties approximate their fair market value based on the short-term maturity of these instruments. The Company did not have any nonfinancial assets or liabilities that are measured at fair value on a recurring basis as of June 30, 2010 and 2009.

ASC 825-10 “Financial Instruments,” allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

(t)	Recently issued accounting standards

In July 2010, the FASB issued Accounting Standard Update (“ASU”) 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”.  This ASU amends Topic 310 to improve the disclosures that an entity provides about the credit quality of its financing receivables and the related allowance for credit losses. As a result of these amendments, an entity is required to disaggregate by portfolio segment or class certain existing disclosures and provide certain new disclosures about its financing receivables and related allowance for credit losses. For public entities, the disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Except for the expanded disclosure requirements, the adoption of this ASU is not expected to have a material impact on the Company’s consolidated financial statements.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASU No. 2010-06—Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements.  This Update amends ASC 820 subtopic 10 that requires new disclosures about transfers in and out of Levels 1 and 2 and activity in Level 3 fair value measurements. This Update also amends ASC 820 subtopic 10 to clarify certain existing disclosures. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010.

ASU No. 2010-02—Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This Update amends ASC 810 subtopic 10 and related guidance to clarify that the scope of the decrease in ownership provisions of the Subtopic and related guidance applies to (i) a subsidiary or group of assets that is a business or nonprofit activity; (ii) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture; and (iii) an exchange of a group of assets that constitutes a business or nonprofit activity for a non-controlling interest in an entity, but does not apply to: (i) sales of in substance real estate; and (ii) conveyances of petroleum and gas mineral rights. The amendments in this Update are effective beginning in the period that an entity adopts FAS 160 (now included in ASC 810 subtopic 10).

In February 2010, the FASB issued Accounting Standards Update (ASU) 2010-09 to amend ASC 855, Subsequent Events, whose effective date is for interim or annual reporting periods ending after June 15, 2010. As a result, ASU No. 2010-09 excludes SEC reporting entities from the requirement to disclose the date on which subsequent events have been evaluated; In addition, it modifies the requirement to disclose the date on which subsequent events have been evaluated in reissued financial statements to apply only to such statements that have been restated to correct an error or to apply U.S. GAAP retrospectively.

(u)	Significant risks

Credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash, cash equivalents, accounts receivables and other receivable. The Company places its cash and cash equivalents, amounted to $3,814k and $7,279k as of June 30, 2010 and 2009, with financial institutions that management believes is of high-credit ratings and quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Foreign currency risk

A majority of the Company’s sales and expenses transactions and a significant portion of the Company’s assets and liabilities are denominated in RMB. The RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or any other China foreign exchange regulatory body which require certain supporting documentation in order to affect the remittance.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	CASH AND CASH EQUIVALENTS

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Cash on hand	$195	$4
Bank Deposit	3,814	7,279
	$4,009	$7,283

4.	RESTRICTED CASH

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Pledged Deposit	$3,255	$12,452

The deposits are pledged with banks for issuing notes payable with bank acceptances to the suppliers.

5.	ACCOUNTS RECEIVABLE

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Accounts receivable	$9,131	$5,375
Less: allowance for doubtful accounts	(322)	(195)
	$8,809	$5,180

6.	NOTES RECEIVABLE-BANK ACCEPTANCES

The Company receives Commercial Notes (Bank Acceptance) from the customers in lieu of the payments for accounts receivable. Most of the Commercial Notes have a maturity of less than six months. As of June 30, 2010 and 2009, the Company had notes receivable of $7,295k and $1,951k, respectively.

7.	DUE FROM OWNERS
	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Lu Junping	$136	$43
Shen Zhaofa	51	34
Wang Yunyu	8	7
	$195	$84

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Due from owners are rental receivables from above owners who lease brine pans from the Company. Lu Junping. Shen Zhaofa and Wang Yunyu hold 1.2%, 0.4% and 0.4% of the ownership of the Company respectively.

8.	LOAN TO THIRD PARTIES

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Loan to third parties	$2,848	$806

The Company loans its liquid funds to third parties and receives 5% to 6% interest on the loans.

9.	INVENTORIES

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Raw material	$2,746	$2,477
Finished goods	5,400	1,492
	$8,146	$3,969

The Company reviews its inventories periodically for possible obsolete or damaged goods to determine if any allowance is needed. As of June 30, 2010 and 2009, the Company determined that no allowance was necessary.

10.	RENTAL RECEIVABLES

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Rental receivable	$3,847	$1,431

The Company rents part of its brine pans to lessees. The rental income is recorded on an accrual basis based upon the lease term. Rental receivable represents outstanding brine pan rental receivables from lessees.  As of October 31, 2010 the Company collected $2,207k of amounts outstanding at June 30, 2010.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.	PREPAYMENTS

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Brine pan lease payments	$442	$-
Advance to purchase department	1,003	996
Prepaid land lease payment	-	261
Advance to suppliers	786	366
Others	119	90
	$2,350	$1,713
Brine pan lease payments represents prepaid rental for leasing brine pans in Dongying City, Shandong Province. Advance to purchase department is for the purchase of raw material and has been returned to the Company as of October 31, 2010.

12.	PROPERY AND EQUIPMENT, NET

Property and equipment consist of the following:

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Machinery	$9,062	$7,839
Plant and buildings	7,718	6,681
Brine pan & Motor pump well	5,589	4,771
Plastic membrane	1,978	1,968
Motor vehicle	531	548
Office equipment	268	87
Construction in process	3,147	768
Less: accumulated depreciation	(6,883)	(4,815)
	$21,410	$17,847

For the years ended June 30, 2010 and 2009, depreciation expense totaled $2,313k and $2,173k respectively. During years ended June 30, 2010 and 2009, property and equipment with net book value of $23k and $13k were disposed respectively.

13.	ACQUISITIONS AND IMPAIRMENT OF INTANGIBLE ASSETS

On November 6, 2009, Shandong Haiwang acquired Dongying Haihui Industrial and Trade Co. Ltd (“Dongying Haihui”), a company engages in production and sales of bromine, for the purpose of expanding the Company’s production capacity. Shangdong Haiwang paid $293k for the purchase of 100% equity in Dongying Haihui.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accounts of Dongying Haihui have been consolidated in the financial statements since November 6, 2009; all intercompany transactions have been eliminated. The following table summarizes the allocation of purchase price to the fair value of the Company’s share of the net assets acquired as of the acquisition date:

November 6, 2009
Consideration	$293

Allocation of purchase price
Cash	$42
Account Receivable, net	19
Other Receivable and prepayment, net	217
Inventories	188
Fixed assets, Construction in process & deferred asset	1,126
Total assets acquired	1,592
Less current Liabilities	(1,299)
Net assets acquired	293
Total	$293

The amounts of Dongying Haihui’s revenue and earnings included in the Company’s consolidated income statement for year ended June 30, 2010, and the revenue and earnings of the combined entity had the acquisition date been July 1, 2009, or July 1, 2008, are as follows:

In USD’000
	Revenue	Earnings
Dongying Haihui from November 6, 2009 to June 30, 2010	$1,227	$46

Supplemental pro forma in Revenue for the combined entity:

In USD’000
Revenue	Dongying Haihui	Shandong Haiwang	Elimination	Combined
July 1, 2009 – June 30, 2010	$1,638	$64,792	$1,227	$65,203
July 1, 2008 – June 30, 2009	$784	$49,859	$-	$50,643

Supplemental pro forma in Earnings for the combined entity:

In USD’000
Earnings	Dongying Haihui	Shandong Haiwang	Elimination	Combined
July 1, 2009 – June 30, 2010	$79	$6,716	$-	$6,795
July 1, 2008 – June 30, 2009	$(222)	$4,732	$-	$4,510

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	INVESTMENT IN AFFILIATE

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Shandong Haiheng Chemical Co., Ltd	$2,158	$2,146

The Company holds 10% equity interest in Shandong Haiheng Chemical Co., Ltd, and equity interest is accounted for under the cost method.

15.	LAND USE RIGHTS

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Land use rights cost	$17,815	$11,393
Less: accumulated amortization	(570)	(302)
Land use rights, net	$17,245	$11,091

Land use rights are amortized over 50 years with $0 residual value. For the years ended June 30, 2010 and 2009, the aggregated amortization expenses were $265k and $248k, respectively. Amortization of land use rights attributable to future periods is as follows:

For years ended June 30,	Amortization
US $(’000)
2011	$356
2012	356
2013	356
2014	356
2015	356
2016 and there after	15,465
Total	$17,245

As of June 30, 2010, land use rights with a net book value of $10,083k (5,588k as of June 30, 2009) are pledged as collateral in connection with the bank loan of $16,185k(9,669k as of June 30, 2009) granted to the Company.

16.	DEFERRED TAX ASSET

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Deferred tax asset	$81	$49

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred tax assets are generated by provision of accounts receivable which are not tax-deductible under PRC tax law until the receivable is actually write off.

17.	NOTES PAYABLE

The Company purchases raw materials from its suppliers and delivers Commercial Notes (Bank Acceptance) to the suppliers in lieu of the payments for accounts payable. Most of the Commercial Notes have a maturity of less than six months. As of June 30, 2010 and December 31, 2009, the Company had notes payable of $6,201k and $17,580k, respectively

18.	ADVANCE FROM CUSTOMERS

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Advances from customers	$449	$384

The advances from customers represent the upfront payment received from the customers in accordance with the sales contracts payment schedule.

19.	OTHER PAYABLES AND ACCRUALS

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Payable to salt pan lessees	$907	$741
Construction related payable	348	-
Other payables	278	366
Accrued interest	166	-
Other levies	149	95
Accrued payroll	56	105
	$1,904	$1,307

Payable to salt pan lessees represents a one-time government compensation to the salt pans lessees for requisition of land for public utilities construction. Shandong Haiwang received the compensation from the government on behalf of the lessees and shall distribute the amount to the lessees.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.	TAX PAYABLE

The Company is governed by the income tax law of the PRC and is subject to PRC enterprise income tax (“EIT”).  Effective from January 1, 2008, the EIT rate of PRC changed from 33% to 25%, and applies to both domestic and foreign invested enterprises.

	For the years ended June 30,
	2010	2009
	US $(’000)	US $(’000)

PRC federal statutory tax rate	25%	25%
Taxable income	$9,096	$5,798
Computed expected income tax expense	2,274	1,450
Non-deductible expenses	62	47
Effect of tax holidays	-	-
	$2,336	$1,497

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)

Value-added tax payable	$173	$68
Enterprise income tax	671	79
Urban construction tax	4	1
Resources tax	1,290	550
Real estate tax	9	6
Land-use tax	162	208
Stamp duty	(7)	-
	$2,302	$912

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21.	SHORT-TERM BANK LOAN

		As of June 30,
		2010	2009
		US $(’000)	US $(’000)
Bank Name	Interest rate
China Construction Bank Weifang Gaoxin Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.6700%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2008-c103 of the Company 328,000 Square meters (“m2”) With a net book value of $4,326k.	$-	$1,465
Industrial Bank Weifang Branch	Fixed 5.31% annual rate, Pledged with land use right No. 2008-c105 of the Company 79,294 m2 with a net book value of $1,046k and guaranteed by the Chairman Mr. Chunbin Yang	-	1,465
Bank of China Kuiwen Branch	Fixed 8.2170% annual rate, Pledged with land use right No. 2006-c078 of the Company 96,815 m2 with a net book value of $216k.	-	1,465
Bank of China Kuiwen Branch	Fixed 8.2170% annual rate, Pledged with equipment of the Company evaluated at $14,653k.	-	2,930
Bank of China Kuiwen Branch	Fixed 7.9200% annual rate, Pledged with land use right No. 2006-c078 of the Company 96,815 m2 with a net book value of $216k.	-	879
China Construction Bank Weifang Gaoxin Branch	Floating rate, 10% down benchmark interest rate of the lending date (annual rate 5.3100%), adjustable in line with basic interest rate announced by PBOC every 12 months.	4,419	-
Industrial Bank Weifang Branch	Fixed 5.3100% annual rate, Guaranteed by the Chairman Mr. Chunbin Yang and Pledged with land use right No. 2009-G232 of the Company 28,773 m2 and land use right No. 2009-G231 of the Company 30,443 m2 with a total net book value of $1,486k.	1,308	-
Shanghai Pudong Development Bank Jinan Branch	Fixed 5.3100% annual rate, Guaranteed by the Chairman Mr. Chunbin Yang and Weifang Haike Chemical Co., Ltd.	2,946	-
Shanghai Pudong Development Bank Jinan Branch	Fixed 5.3100% annual rate, Guaranteed by the Chairman Mr. Chunbin Yang and Weifang Haike Chemical Co., Ltd.	2,946	-
Evergrowing Bank Qingdao Development Area Branch	Floating lending rate, annual rate 5.3100%, adjustable in line with basic interest rate announced by PBOC every month. Guaranteed by the Chairman Mr. Chunbin Yang and Weifang Haike Chemical Co., Ltd.	2,946	-
Bank of Communications Hanting Branch	Floating lending rate, annual rate 5.3100%, adjustable in line with basic interest rate changes announced by PBOC every time. Pledged with land use right No. 2007-c191 of the Company 195,683 m2 with a net book value of $1,079k.	2,946	-
		$17,511	$8,204

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2010, short-term bank borrowings have maturity terms ranging from two to twelve months.  There is a total of $5,156k unused line of credit as of June 30, 2010

22.	LONG-TERM BANK LOAN

		As of June 30,
		2010	2009	Maturity dates
		US$(’000)	US$(’000)
Bank Name	Interest rate & pledged asset
China Construction Bank Gaoxin District Branch	Floating lending rate, 10% up benchmark interest rate of the lending date (annual rate 7.56%), adjustable in line with basic interest rate announced by PBOC every 12 months. Guaranteed by Hanting Power Supply Company and pledged with The Company’s machinery valued at $6,303k.	$-	$2,930	April 14, 2011
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.4%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2008-c103 of the Company 328,000 m2 with a net book value of $4,261k..	-	1,465	January 31, 2011
		2,945	2,930	January 04, 2012
		1,473	-	January 2, 2012
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.4%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2008-c105 (77,927 m2 of total 233,889 m2) of the Company with a net book value of $1,012k..	1,768	-	November 10, 2012
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.4%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2006-c078 of 96,815 m2 of the Company with a net book value of $218k.	1,473	-	November 10, 2012
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.4%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2008-c105 (155,962 m2 of total 233,889 m2) of the Company with a net book value of $2,026k.	2,799	-	February 04, 2013
China Construction Bank Gaoxin District Branch	Floating lending rate, 5% up benchmark interest rate of the lending date (annual rate 5.6700%), adjustable in line with basic interest rate announced by PBOC every 12 months. Pledged with land use right No. 2008-c103 of the Company 328,000 m2 with a net book value of $4,261k.	1,473	-	January 31, 2011
China Construction Bank Gaoxin District Branch	Floating lending rate, 10% up benchmark interest rate of the lending date (annual rate 8.316%), adjustable in line with basic interest rate announced by PBOC every 12 months. Guaranteed by Shandong Morui Chemical Co., Ltd.	-	4,395	January 1, 2010
Total Long-term Loan		11,931	11,720
Less: Current portion		(1,473)	(4,395)
		$10,458	$7,325

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The balance of June 30, 2009 of $2,930k with maturity date of April 14, 2011 was repaid in year 2010 in accordance with acceleration clause.  $4,418k will be repaid to bank in fiscal year 2012 and $6,040k will be repaid in fiscal year 2013.  There are a total of $1,620k unused bank facilities as of June 30, 2010.

23.	RENTAL INCOME AND COST

	For the years ended June 30,
	2010	2009
	US $(’000)	US $(’000)
Rental income
Brine pan rental income	$3,109	$2,717
Property rental income	196	206
	$3,305	$2,923
Rental cost
Brine pan rental cost	$3,187	$2,405
Property rental cost	120	114
	$3,307	$2,519

The Company leases part of its brine pans to contractors and in return collects rental according to rental        contracts.  The brine pan rental cost represents the cost of processed brine water flown to the salt pans for instilling crude salt.

A property owned by the Company is leased to local government. The property rental cost includes the depreciation expense, property tax and business tax of rental income related to the property.

24.	OTHER INCOME AND OTHER COST

	For the years ended June 30,
	2010	2009
	US $(’000)	US $(’000)
Other income
Sale of raw material	735	625
	$735	$625
Other cost
Cost of sale of raw material	677	599
	$677	$599

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sale of raw material represents the sale of material originally purchased by the Company for manufacturing use and subsequently sold.

25.	EQUITY INVESTMENT LOSS AND GAIN FROM DISPOSAL OF EQUITY INVESTMENT

	For the years ended June 30,
	2010	2009
	US $(’000)	US $(’000)

Equity Investment loss in Shandong Haiheng	$-	$(862)

	For the year ended June 30,
	2010	2009
	US $(’000)	US $(’000)

Gain from disposal of equity interest in Shandong Haiheng	$-	$1,253

Prior to September 20, 2008, Shandong Haiwang recognized investment loss using equity method for its 50% equity interest in Shandong Haiheng. On September 20, 2008, Shandong Haiwang disposed its 40% interest in Shandong Haiheng in exchange for cash of RMB56 million (US$8,204k), resulting in a gain of $1,253k. After the disposal Shandong Haiwang adopted cost method to account for its 10% interest in Shandong Haiheng.

26.	EXTRAORIDINARY GAIN

	For the years ended June 30,
	2010	2009
	US $(’000)	US $(’000)
Compensation from government for requisition of a piece of land	$-	$431

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

27.	RELATED PARTY TRANSACTIONS

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)
Loan to related companies:
Shandong Haiheng Chemical Co., Ltd	$-	$1,667
Weifang Haike Chemical Co., Ltd	-	443
	$-	$2,110

Shandong Haiheng Chemical Co., Ltd is an associate in which Shandong Haiwang holds 10% ownership. Weifang Haike Chemical Co., Ltd’s owner is the key management of Shandong Haiwang. Shandong Haiwang provided interest bearing loans to these parties with interest rate range from 5% to 6%. Amounts due from these parties were fully collected as of June 30, 2010.

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)
Loan from related company:
Weifang Haike Chemical Co., Ltd	$1,437	$-

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)
Due from related companies:
Shandong Haiheng Chemical Co., Ltd	$-	$148
Weifang Haike Chemical Co., Ltd	182	-
	$182	$148
The related party balance for June 30, 2010 was outstanding receivables for products sold to Weifang Haike Chemical Co., Ltd. The balance of June 30, 2009 was advance payment to Shandong Haiheng Chemical Co., Ltd to purchase raw material.

	As of June 30,
	2010	2009
	US $(’000)	US $(’000)
Due to related company:
Shandong Haiheng Chemical Co., Ltd	$575	$-

The balance represents outstanding payment for the purchase of raw material from Shandong Haiheng.

	For the years ended June 30,
	2010	2009
	US $(’000)	US $(’000)
Sales to related parties:
Shandong Haiheng Chemical Co., Ltd	$-	$1,559
Weifang Haike Chemical Co., Ltd	224	841
	$224	$2,400

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	For the years ended June 30,
	2010	2009
	US $(’000)	US $(’000)
Purchase from related parties:
Shandong Haiheng Chemical Co., Ltd	$1,958	$1 ,464
Weifang Haike Chemical Co., Ltd	-	-
	$1,958	$1,464

	For the years ended June 30,
	2010	2009
	US $(’000)	US $(’000)
Interest income from related parties:
Shandong Haiheng Chemical Co., Ltd	$235	$465

Mr. Chunbin Yang along with Weifang Haike Chemical Co., Ltd provided guarantee for the Company’s short-term bank loan of $8,838k and $0 as of June 30, 2010 and 2009. Mr. Chunbin Yang individually provided guarantee for the Company’s short-term bank loan of $1,308k and $1,465k as of June 30, 2010 and 2009 respectively.

The Company holds 10% equity interest in Shandong Haiheng Chemical Co., Ltd. Weifang Haike Chemical Co., Ltd’s owner is a key management of Shandong Haiwang. The Company sells crude salt to these parties and purchases raw material from them. Market price was used for both the sales and purchase transactions with related parties.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

28.	BUNINESS SEGMENTS

The Company follows ASC Topic 280 “Segment report”, which requires the Company to provide certain information about their operating segments.  This classification   is   based on the nature of the products consistent with the method by which the Company’s chief operating decision-maker assesses the operating performance and allocates resources.  The Company has two reportable segments:  bromine and crude salt and specialty chemical products.

	Bromine	Specialty
	and Crude	Chemical	Segment		Consolidated
	Salt	Products	Total	Corporate	Total
Jun 30 2010
Revenue	$45,122	$19,474	$64,596	$196	$64,792
Cost	(31,913)	(15,865)	(47,778)	(267)	(48,045)
Operation expenses	(5,208)	(137)	(5,345)	(968)	(6,313)
Income (loss) from operations	8,001	3,472	11,473	(1,039)	10,434
Total assets	55,516	13,922	69,438	12,392	81,830
Depreciation and amortization	1,912	164	2,076	337	2,413
Capital expenditures	9,759	954	10,713	74	10,787

Jun 30 2009
Net revenue	41,969	7,684	49,653	206	49,859
Cost	(29,103)	(7,202)	(36,305)	(221)	(36,526)
Operation expenses	(5,602)	(103)	(5,705)	(479)	(6,184)
Income (loss) from operations	7,264	379	7,643	(494)	7,149
Total assets	48,813	6,651	55,464	12,796	68,260
Depreciation and amortization	1,698	112	1,810	339	2,149
Capital expenditures	10,946	503	11,449	203	11,652

	Years ended June 30,
Reconciliations	2010	2009
	US $(’000)	US $(’000)

Total segment operating income	$11,473	$7,643
Corporate income (expenses)	(1,039)	(494)
Other income (expense), net	(1,336)	(1,351)
Loss from discontinued operation	-	-
Extraordinary gain	-	431
Income tax expense	(2,336)	(1,497)

Total consolidated net income	$6,762	$4,732

29.	MAJOR CUSTOMERS AND VENDORS

One of the Company’s customers accounted for 16% of the Company’s total sales for years ended June 30, 2009. None of other customers account for more than 10% of total sales for years ended June 30, 2010. Accounts receivable for this customer accounted for 9% and 12% of the Company’s total accounts receivable as of June 30, 2010 and 2009, respectively.

One of the vendors-Yangzi Power Supplying Company accounted for 22%, 22% and of the total purchases for the fiscal years ended June 30, 2010 and 2009 respectively.

SHANDONG HAIWANG CHEMICAL STOCK CO., LTD
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

30.	COMMITMENTS AND CONTINGENCIES

The following table sets forth the Company’s contractual obligations as of June 30, 2010:

Rental payments
US $(’000)

Year ended June 30,
2011	$1,055
2012	1,138
2013	1,138
2014	1,138
2015	1,138
2016 and thereafter	11,019
Total	$16,626

In February 2010 Shandong Haiwang signed a lease agreement with Shandong Wangdao Aquaculture Co., Ltd (“Wangdao”) in Dongying City, Shandong Province. The agreement states Shandong Haiwang would lease two pieces of aquatic land from Wangdao, one for the period from February 1, 2010 to January 31, 2025, and the other for the period from January 1, 2011 to December 31, 2025. Shandong Haiwang would convert these two pieces of aquatic land into salt pans. The annual rental is RMB1.05 (US$0.15) per square meters. On December 20, 2010, Shandong Haiwang and Wangdao agreed that the rental payments shall start and shall be calculated after the construction of salt pan has been finished and the actual area of the salt pan could be determined. The construction of the first salt pan was finished on December 15, 2010 and the actual area is 6,000,000 square meters.

31.	SUBSEQUENT EVENT

The Company has evaluated subsequent events from the balance sheet date through the date that the financial statements are issued and material subsequent event is as follows:

On December 20, 2010, Shandong Haiwang and Wangdao had an amendment to the lease agreement signed in February 2010 see Footnote #30 for details.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus is current only as of its date.

HAIWANG RESOURCES & TECHNOLOGY, LTD

Common Shares

Minimum Offering: 4,500,000 Shares
Maximum Offering: 5,175,000 Shares

Prospectus

Chardan Capital Markets, LLC	Financial West Group

Until ____________ (90 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealer’s obligation to deliver a prospectus when acting as a placement agent and with respect to unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the placement discounts and commissions) will be as follows. With the exception of the filing fees for the U.S. Securities Exchange Commission, FINRA and NASDAQ, all amounts are estimates.

U.S. Securities Exchange Commission registration fee	$3,589
FINRA filing fee	$3,548
NASDAQ listing fee	$125,000
Legal fees and expenses for Chinese counsel*	$80,000
Legal fees and expenses for British Virgin Islands counsel*	$12,000
Legal fees and expenses for U.S. counsel*	$200,000
Accounting fees and expenses*	$185,000
Printing fees*	$30,000
Miscellaneous*	$10,863
Total	$650,000

Item 14.	Indemnification of Directors and Officers

British Virgin Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the British Virgin Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under the amended and restated memorandum and articles of association of the Registrant, the Registrant may indemnify its directors, officers and liquidators against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with civil, criminal, administrative or investigative proceedings to which they are party or are threatened to be made a party by reason of their acting as our director, officer or liquidator. To be entitled to indemnification, these persons must have acted honestly and in good faith with a view to the best interest of the Registrant and, in the case of criminal proceedings, they must have had no reasonable cause to believe their conduct was unlawful.

The Placement Agreement, the form of which is filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of the Registrant and its officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

In the past three years, we issued 50,000 shares in the aggregate to ten shareholders upon the formation of the Registrant in transactions that were not required to be registered under the Securities Act of 1933. We also anticipate that we will issue an additional 21,130,000 shares prior to completion of this offering. The distribution of such issuance will largely track the original 50,000 shares issuance. All issuances of common shares to these shareholder were deemed to be exempt under the Securities Act by virtue of Section 4(2) thereof as transactions not involving any public offering. In addition, the issuance of 49,400 shares to our founders were deemed not to fall within Section 5 under the Securities Act and to be further exempt under Rule 901 and 903(b)(1) of Regulation S by virtue of being issuances of securities by non-U.S. companies to non-U.S. citizens or residents, conducted outside the United States and not using any element of interstate commerce.

In particular, we issued 49,400 shares to 9 shareholders who are our company’s founders and original shareholders upon the organization of our company on October 18, 2010 in transactions that are exempt under both Section 4(2) of the Securities Act as transactions not involving any public offering and Rule 901 and 903(b)(1) of Regulation S.

We also issued 600 shares to one shareholder in return for a cash payment of $300,000 on October 18, 2010. This issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

All recipients either received adequate information about the registrant or had access, through their relationships with the registrant, to such information. There were no underwriters employed in connection with any of the transactions set forth above.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

The following exhibits are filed herewith or incorporated by reference in this prospectus:

Exhibit Number	Document

1.1	Form of Placement Agreement (2)

3(i).1	Amended and Restated Articles of Association of the Registrant (1)

3(ii).1	Amended and Restated Memorandum of Association of the Registrant (1)

4.1	Specimen Share Certificate (2)

4.2	Form of Placement Agent Warrant (2)

5.1	Form of Opinion of Kaufman & Canoles, P.C., British Virgin Islands counsel (1)

10.1	Translation of Exclusive Technical Consulting and Service Agreement for Shandong Haiwang (1)

10.2	Translation of Proxy Agreement for Shandong Haiwang (1)

10.3	Translation of Equity Interest Pledge Agreement for Shandong Haiwang (1)

10.4	Translation of Equity Interest Purchase Agreement for Shandong Haiwang (1)

10.5	Form of Lock-Up Agreement (included in Exhibit 1.1) (2)

10.6	Translation of Employment Agreement between Registrant and Mr. Chunbin Yang, Chief Executive Officer of the Registrant (1)

10.7	Translation of Operating Agreement for Shandong Haiwang (1)

10.8	Translation of Asset Swap Agreement between Shandong Haiwang and Weigang Kehai Chemical Co., Ltd. (1)

10.9	Translation of Equity Transfer Agreement between Shandong Haiwang and Dongying Haihui Industry and Commerce Co., Ltd. (1)

10.10	Translation of Asset Transfer Agreement between Shandong Haiwang and Weifang Futian Chemical Co., Ltd (1)

10.11	Translation of Auction Contract between Shandong Haiwang and Weifang Xintiandi Auction Co., Ltd, for the acquisition of Weifang Hanting Salt Farm (1)

10.12	Translation of Transfer Agreement between Shandong Haiwang and Weifang Xinglongda Chemical Co., Ltd (1)

10.13	Translation of Transfer Agreement between Shandong Haiwang and Shandong Yuyuan Group Co., Ltd (1)

10.14	Cooperation Agreement dated January 17, 2011, by and among Shandong Haiwang, Chunbin Yang, Tongjiang Sun and Xiusheng Cui (1)

10.15	Translation of Lease Agreement by and between Shandong Haiwang and Shandong Wangdao Aquaculture Co., Ltd, dated February 1, 2010 (3)

21.1	Subsidiaries and Affiliate of the Registrant (1)

23.1	Consent of Bernstein & Pinchuk LLP (3)

23.2	Consent of Kaufman & Canoles, British Virgin Islands counsel (included in Exhibit 5.2) (1)

23.3	Consent of Beijing Kang Da Law Firm (included in Exhibit 99.1) (1)

24.1	Power of Attorney (included at page II-5) (1)

99.1	Form of Opinion of Beijing Kang Da Law Firm (1)

99.2	Code of Business Conduct and Ethics (1)

(1)	Previously filed.
(2)	To be filed by amendment.
(3)	Filed herewith.

(b) Financial Statement Schedules

None.

Item 17.	Undertakings

The Registrant hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i)	include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
that, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(d)	to file a post-effective amendment to include any financial statements required by Form 10-K at the start of any delayed offering or throughout a continuous offering.
(e)
that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registration of expenses incurred or paid by a director, officer or controlling person to the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)
that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(g)
that, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the Registrant relating to the offering filed pursuant to Rule 424;
(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
(iv)	any other communication that is an offer in the offering made by the Registrant to the purchaser.
(h)
to provide to the Placement Agents at the closing specified in the placement agent agreements, certificates in such denominations and registered in such names as required by the Placement Agents to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on March 21, 2011.

HAIWANG RESOURCES & TECHNOLOGY LTD.

By:	/S/ Chunbin Yang
Name:	Chunbin Yang
Title:	Chief Executive Officer (Principal Executive Officer)

Date:	March 21, 2011

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Chunbin Yang	Chief Executive Officer and Chairman (Principal	March 21, 2011
Chunbin Yang	Executive Officer)

/s/ Chengguang Wang	Chief Financial Officer (Principal Accounting and	March 21, 2011
Chengguang Wang	Financial Officer)

*	Director and Chief Marketing Officer	March 21, 2011
Tongjiang Sun

*	Director	March 21, 2011
Guilin Sun

*	Director	March 21, 2011
Ningwu Shen

/s/ Dennis O. Laing	Director and Authorized Representative in the	March 21, 2011
Dennis O. Laing	United States

* By:	/S/ Chunbin Yang
Chunbin Yang Attorney-in-Fact

Exhibit Index

Exhibit Number	Document

1.1	Form of Placement Agreement (2)

3(i).1	Amended and Restated Articles of Association of the Registrant (1)

3(ii).1	Amended and Restated Memorandum of Association of the Registrant (1)

4.1	Specimen Share Certificate (2)

4.2	Form of Placement Agent Warrant (2)

5.1	Form of Opinion of Kaufman & Canoles, P.C., British Virgin Islands counsel (1)

10.1	Translation of Exclusive Technical Consulting and Service Agreement for Shandong Haiwang (1)

10.2	Translation of Proxy Agreement for Shandong Haiwang (1)

10.3	Translation of Equity Interest Pledge Agreement for Shandong Haiwang (1)

10.4	Translation of Equity Interest Purchase Agreement for Shandong Haiwang (1)

10.5	Form of Lock-Up Agreement (included in Exhibit 1.1) (2)

10.6	Translation of Employment Agreement between Registrant and Mr. Chunbin Yang, Chief Executive Officer of the Registrant (1)

10.7	Translation of Operating Agreement for Shandong Haiwang (1)

10.8	Translation of Asset Swap Agreement between Shandong Haiwang and Weigang Kehai Chemical Co., Ltd. (1)

10.9	Translation of Equity Transfer Agreement between Shandong Haiwang and Dongying Haihui Industry and Commerce Co., Ltd. (1)

10.10	Translation of Asset Transfer Agreement between Shandong Haiwang and Weifang Futian Chemical Co., Ltd (1)

10.11	Translation of Auction Contract between Shandong Haiwang and Weifang Xintiandi Auction Co., Ltd, for the acquisition of Weifang Hanting Salt Farm (1)

10.12	Translation of Transfer Agreement between Shandong Haiwang and Weifang Xinglongda Chemical Co., Ltd (1)

10.13	Translation of Transfer Agreement between Shandong Haiwang and Shandong Yuyuan Group Co., Ltd (1)

10.14	Cooperation Agreement dated January 17, 2011, by and among Shandong Haiwang, Chunbin Yang, Tongjiang Sun and Xiusheng Cui (1)

10.15	Translation of Lease Agreement by and between Shandong Haiwang and Shandong Wangdao Aquaculture Co., Ltd, dated February 1, 2010 (3)

21.1	Subsidiaries and Affiliate of the Registrant (1)

23.1	Consent of Bernstein & Pinchuk LLP (3)

23.2	Consent of Kaufman & Canoles, British Virgin Islands counsel (included in Exhibit 5.2) (1)

23.3	Consent of Beijing Kang Da Law Firm (included in Exhibit 99.1) (1)

24.1	Power of Attorney (included at page II-5) (1)

99.1	Form of Opinion of Beijing Kang Da Law Firm (1)

99.2	Code of Business Conduct and Ethics (1)

(1)	Previously filed.
(2)	To be filed by amendment.
(3)	Filed herewith.